TRI-STATE 1ST BANC, INC.

16924 ST. CLAIR AVENUE

EAST LIVERPOOL, OHIO 43920

(330) 385-9200

                        , 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders, which will be held at 10:00 a.m., on                         , 200    at Tri-State 1st Banc, Inc. at East Liverpool Motor Lodge at 2340 Dresden Avenue, East Liverpool, Ohio 43920.

At the special meeting, you will be asked to vote on a set of proposals that will allow for the termination of the registration of the Tri-State 1st Banc, Inc. (referred to as the “Company” or “Tri-State”) Common Stock under federal securities laws and thereby eliminate the significant expense required to comply with reporting requirements under those laws. We have estimated our costs associated with the routine SEC filing and reporting requirements for the 2008 reporting year would be approximately $127,000. This figure does not include an additional one time expenditure of approximately $150,000 necessary to bring the Company into compliance with new requirements under the Sarbanes-Oxley Act of 2002. We believe the projected costs for the 2008 reporting year are generally indicative of the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration.

The proposals relate to a “going private” transaction and are designed to reduce the number of common shareholders to fewer than 300 persons, as required for termination of the registration and responding requirements under the Securities Exchange Act of 1934. The reduction in the number of shareholders will be accomplished by amending the Company’s Articles of Incorporation to authorize the issuance of 100,000 shares of a new class of Preferred Stock which will be used in connection with a merger of a newly formed, wholly owned subsidiary of Tri-State (“Merger Sub, Inc.”), with and into Tri-State (the “Merger”). The terms of this Merger have been set forth in an agreement and plan of Merger between the two companies (the “Merger Agreement”), a copy of which is attached as Appendix A to the enclosed Proxy Statement. A copy of the proposed amendment to the Articles of Incorporation is also attached as Appendix D to the enclosed Proxy Statement.

At the effective time of the Merger (the “Effective Time”): (i) each share of Common Stock then held by a shareholder of record who as of the record date for the special meeting of shareholders (the “Record Date”) held fewer than 100 shares will be converted into the right to receive $17.00 in cash per share from the Company; and (ii) each share of Common Stock then held by a shareholder of record who as of the Record Date held 500 or more shares will remain as outstanding Common Stock of the Company. At the Effective Time, each share of Common Stock then held by a shareholder of record who as of the Record Date held 100 or more but fewer than 500 shares of Common Stock will be converted into the right to receive: (i) the per share cash consideration of $17.00 (the “Cash Consideration”); (ii) one share of newly authorized Series A Preferred Stock (the “Preferred Stock”) of the Company; or (iii) a combination of cash and Preferred Stock (but no election may be made that would result in the issuance of fewer than 100 shares of Preferred Stock). All such shareholders will be entitled to receive the amount of Cash Consideration and/or Preferred Stock so elected upon the consummation of the proposed transactions. Both of the proposals must be approved by the shareholders to effect the transaction, and neither will be implemented if both are not approved. Additionally, the Board of Directors has expressly reserved the right to terminate the Merger for any reason at any time prior to the Effective Time and in any event re-evaluate the desirability of completing the proposed transactions in the event the Company would be required to acquire more than 50,000 of its Common Shares for cash, either pursuant to the terms of the Merger or pursuant to dissenters’ rights of appraisal, as discussed more thoroughly in the attached proxy statement.

We anticipate that the effect of the acquisition of our Common Stock from holders of fewer than 500 shares will be a reduction in the total number of holders of Common Shares of record from approximately 480 to approximately 243. In order to avoid filings with the SEC, the number of shareholders must be reduced to less than 300. The number of shares outstanding is expected to be reduced by approximately 49,000 shares, leaving 767,825 shares outstanding from the 855,585 Common Shares currently outstanding as of September 30, 2007.

The Tri-State Board of Directors believes the “going private” transaction is in the best interest of all Tri-State shareholders and recommends that you vote in favor of the proposed transaction. The attached notice of special meeting and Proxy Statement describe the transaction and provide specific information concerning the special meeting. The “going private” transaction is important for Tri-State and its shareholders but will only be approved upon the affirmative vote of a majority of the number of shares entitled to vote at the special meeting.

The Board of Directors has established                         , 200    (following the first date upon which this Proxy Statement is being mailed to Shareholders of record) as the Record Date for determining shareholders who are entitled to notice of the special meeting and to vote at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided. If you attend the meeting, you may vote in person, even if you have previously returned the proxy card.

Sincerely,

/S/
Charles B. Lang, President & Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION DISCUSSED IN THIS DOCUMENT; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION DISCUSSED IN THIS DOCUMENT; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY COPIES

TRI-STATE 1ST BANC, INC.

16924 ST. CLAIR AVENUE

EAST LIVERPOOL, OHIO 43920

(330) 385-9200

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                         , 200

A special meeting of shareholders of Tri-State 1st Banc, Inc. will be held at 10:00 a.m. on                         , 200    at East Liverpool Motor Lodge at 2340 Dresden Avenue, East Liverpool, Ohio 43920, for the following purposes:

1.	To consider and act upon a proposal to approve the Merger of Tri-State Merger Sub, Inc., a wholly owned subsidiary of Tri-State, with and into Tri-State as contemplated by the Merger Agreement attached as Appendix A to the enclosed Proxy Statement. Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger: (i) each share of Common Stock then held by a shareholder of record who as of the Record Date held fewer than 100 shares will be converted into the right to receive $17.00 in cash per share from the Company; and (ii) each share of Common Stock then held by a shareholder of record who as of the Record Date held 500 or more shares will remain as outstanding Common Stock of the Company unchanged. At the Effective Time, each share of Common Stock then held by a shareholder of record who as of the Record Date held 100 or more but fewer than 500 shares of Common Stock will be converted into the right to receive: (i) the per share cash consideration of $17.00; (ii) one share of a newly authorized Class A Preferred Stock of the Company; or (iii) a combination of cash and Class A Preferred Stock (but in no event will any such election result in fewer than 100 shares of such preferred stock).

2.	To amend the Articles of Incorporation to authorize the issuance of 100,000 shares of a new class of Class A Preferred Stock to be used in connection with the Merger.

3.	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors unanimously recommends that you vote FOR the approval of the proposals (1) and (2). The Merger cannot occur unless the holders of a majority of the outstanding shares of Tri-State Common Stock entitled to vote at the special meeting of shareholders approve both the Merger Agreement and an amendment to Article V of the Company’s Articles of Incorporation, as amended to authorize the issuance of 100,000 shares of the Preferred Stock.

The Board of Directors has set the close of business on                         , 2007, as the Record Date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning the proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy. If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person.

IF YOU ARE A SHAREHOLDER OWNING 100 OR MORE BUT FEWER THAN 500 SHARES OF COMMON STOCK, YOU WILL NEED TO USE THE ELECTION FORM ENCLOSED WITH THIS PROXY STATEMENT TO MAKE THE ELECTION TO RECEIVE CASH, SHARES OF PREFERRED STOCK, OR A COMBINATION OF CASH AND PREFERRED STOCK IN EXCHANGE FOR YOUR SHARES OF COMMON STOCK.

SHARES OF PREFERRED STOCK WILL BE LESS LIQUID THAN SHARES OF THE COMPANY’S COMMON STOCK, WILL HAVE NO VOTING RIGHTS, AND WILL NOT BE REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION DISCUSSED IN THIS DOCUMENT; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION DISCUSSED IN THIS DOCUMENT; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE BOARD OF DIRECTORS HAS EXPRESSLY RESERVED THE RIGHT TO TERMINATE THE PROPOSED TRANSACTIONS AT ANY TIME PRIOR TO THE EFFECTIVE TIME AND, IN ANY EVENT, RE-EVALUATE THE DESIRABILITY OF COMPLETING THE PROPOSED TRANSACTIONS IN THE EVENT THE COMPANY WOULD BE REQUIRED TO ACQUIRE MORE THAN 50,000 OF ITS COMMON SHARES FOR CASH, EITHER PURSUANT TO THE TERMS OF THE MERGER OR PURSUANT TO DISSENTERS’ RIGHTS OF APPRAISAL.

Date: , 2007	By Order of the Board of Directors of Tri-State 1st Banc, Inc.

	/S/ CHARLES B. LANG	,
Charles B. Lang, President and Chief Executive Officer

PRELIMINARY COPIES

TRI-STATE 1ST BANC, INC.

16924 ST. CLAIR AVENUE

EAST LIVERPOOL, OHIO 43920

(330) 385-9200

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                         , 200

The Board of Directors of Tri-State provides this Proxy Statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of November 9, 2007, by and between Tri-State and Tri-State Merger Sub, Inc., a newly formed subsidiary of Tri-State organized for the sole purpose of facilitating this proposed transaction (“Tri-State Merger Sub”). Pursuant to the Merger Agreement, Tri-State Merger Sub, Inc. will merge with and into Tri-State, with Tri-State continuing as the surviving corporation after the Merger. If Tri-State’s shareholders approve the Merger Agreement, each shareholder of record:

•

holding fewer than 100 shares of Tri-State 1st Banc, Inc. Common Stock as of the shareholder Record Date will receive $17.00 cash, without interest, per share from the Company for each share of Common Stock held at the Effective Time of the Merger;

•	holding 500 or more shares as of the shareholder Record Date will continue to hold the same number of shares of Common Stock held at the Effective Time of the Merger; and

•

holding more than 100 shares of Common Stock but fewer than 500 shares of Common Stock as of the shareholder Record Date will have the opportunity to elect to: (i) receive the per share cash consideration of $17.00 for each share of Common Stock (the “Cash Consideration”) held at the Effective Time of the Merger; (ii) receive one share of a newly authorized class of Series A Preferred Stock, no par value per share, of the Company (the “Preferred Stock”) for every one share of Common Stock held at the Effective Time of the Merger; or (iii) receive a combination of Cash Consideration and Preferred Stock. Shareholders who elect to receive a combination of Cash Consideration and Preferred Stock may determine at their election the whole number of their Common Shares as to which they wish to receive the Cash Consideration and the whole number of their Common shares as to which they elect to receive shares of Preferred Stock, but no election may be made for fewer than 100 shares of Preferred Stock. Any such election must be made with respect to whole shares of Common Stock only, and no election can be made which would result in the issuance of a fractional share of Preferred Stock. All such shareholders will be entitled to receive the amount of Cash Consideration and/or Preferred Stock so elected upon the consummation of the proposed transactions with respect to all shares of Common Stock held as of the Effective Time. However, the Board of Directors has expressly reserved the right to terminate the proposed transactions at any time for any reason prior to the Effective Time and to re-evaluate the desirability of completing the proposed transactions in the event the Company would be required to acquire more than 50,000 of its Common Shares for cash, either pursuant to the terms of the Merger or pursuant to dissenters’ rights of appraisal.

Shares of Preferred Stock will be less liquid than shares of the Company’s Common Stock, will have no voting rights, and will not be registered under Section 12 of the Securities Exchange Act of 1934. Shares of Preferred Stock will rank equally with the Common Stock for purposes of dividends, as described in the proposed certificate of amendment to the Company’s Articles of Incorporation attached hereto as Appendix D. Under the terms of the Preferred Stock, in the event of a Liquidation Event, each holder of Preferred Stock shall be entitled to receive the per share amount of $17.00, or to convert into Common Stock immediately prior to such Liquidation Event. Additionally, the Preferred Stock matures 21 years after issuance, and holders would receive the greater of $17.00 or 1.35 times the tangible book value of the Preferred Stock, per share, as measured at the quarter-end prior to maturity. Shareholders have the option of dissenting from the Merger transaction and receiving the fair cash value for their Common Stock pursuant to Section 1701.85 of the Ohio Revised Code. Below is a summary of the steps which you must take if you wish to exercise dissenters’ rights with respect to the Merger.

•	To be entitled to dissenters’ rights as a shareholder, you must be the record holder of the dissenting shares as of the Record Date. If you have a beneficial interest in shares of the Company’s Common

Stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

•

You must not vote your shares in favor of the approval of the Merger. A vote “FOR” the Merger is a waiver of dissenters’ rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Merger and will also constitute a waiver of dissenters’ rights.

•

You must serve a written demand for the fair cash value of the dissenting shares upon the Company on or before the tenth day after the shareholder vote approving the Merger. The required written demand must specify your name and address, the number of dissenting shares held of record on the Record Date of the meeting and the amount claimed as the fair cash value of the dissenting shares.

•

If you and the Company cannot agree on the fair cash value of the dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Columbiana County, Ohio for a determination of the fair cash value of the dissenting shares.

After the Merger, the Company anticipates it will have approximately 243 record holders of its Common Stock. As a result, Tri-State will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies.

The Merger cannot occur unless the holders of a majority of the outstanding shares of Tri-State Common Stock entitled to vote at the special meeting of shareholders approve both the Merger Agreement and an amendment to Article V of the Company’s Articles of Incorporation to authorize the issuance of 100,000 shares of the Preferred Stock. The Board of Directors has scheduled a special meeting of shareholders to vote on the Merger as follows:

                        , 200    ; 10:00 a.m.

East Liverpool Motor Lodge at 2340 Dresden Avenue, East Liverpool, Ohio 43920

This document provides you with detailed information about the proposed Merger. Please see “Where You Can Find More Information” for additional information about Tri-State on file with the Securities and Exchange Commission.

NEITHER THE PROPOSED TRANSACTION NOR THE SECURITIES OFFERED IN CONNECTION THEREWITH HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR HAVE ANY OF SUCH REGULATORY ENTITIES PASSED ON THE ACCURACY, ADEQUACY OR COMPLETENESS OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF PREFERRED STOCK OFFERED BY TRI-STATE 1ST BANC, INC. IN CONNECTION WITH THE PROPOSED TRANSACTION ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY OR COMPANY.

The date of this Proxy Statement is                         , 2007. We first mailed this Proxy Statement to the shareholders of Tri-State on or about that date.

PRELIMINARY COPIES

IMPORTANT NOTICES

Neither Tri-State Common Stock nor the Preferred Stock is a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this Proxy Statement. You should not rely on any other information. The information contained in this Proxy Statement is correct only as of the date of this Proxy Statement, regardless of the date it is delivered or when shares of Tri-State Common Stock are converted.

We will update this Proxy Statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

You should not construe the contents of this Proxy Statement or any communication from Tri-State, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.

Tri-State makes forward-looking statements in this Proxy Statement that are subject to risk and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of Tri-State after the Merger is effected. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risk and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

The words “we,” “our,” “us,” and “the Company,” as used in this Proxy Statement, refer to Tri-States 1st Banc, Inc. and it’s wholly owned subsidiaries, collectively, unless the context indicates otherwise.

The words “Common Stock” or “Common Shares,” as used in this Proxy Statement, refer to the common stock of Tri-State 1st Banc, Inc., no par value per share.

i

POSITIVE FACTORS FOR SHAREHOLDERS WHO RECEIVE CASH CONSIDERATION IN THE MERGER.	26

POSITIVE FACTORS FOR SHAREHOLDERS WHO RECEIVE SERIES A PREFERRED SHARES IN THE MERGER.	26

POSITIVE FACTORS FOR REMAINING SHAREHOLDERS.	26

NEGATIVE FACTORS FOR SHAREHOLDERS RECEIVING CASH CONSIDERATION IN THE MERGER.	27

NEGATIVE FACTORS FOR SHAREHOLDERS RECEIVING SERIES A PREFERRED SHARES IN THE MERGER.	27

NEGATIVE FACTORS FOR REMAINING SHAREHOLDERS.	27

RECOMMENDATION OF OUR BOARD OF DIRECTORS	28

COMPANY BENEFITS.	28

FINANCIAL AND STRUCTURAL FAIRNESS.	29

PROCEDURAL CONSIDERATION.	31

PURPOSES AND REASONS OF TRI-STATE MERGER SUB, INC. FOR THE MERGER PROPOSAL.	32

POSITION OF TRI-STATE MERGER SUB, INC. AS TO THE FAIRNESS OF THE MERGER	32

INTERESTS OF CERTAIN PERSONS IN THE MERGER	32

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.	33

SOURCE OF FUNDS AND EXPENSES.	33

CERTAIN TERMS OF THE MERGER.	34

EFFECTIVE TIME OF THE MERGER.	34

ELECTION TO RECEIVE CASH OR SERIES A PREFERRED SHARES.	34

CONVERSION AND EXCHANGE OF STOCK CERTIFICATES.	35

CONDITIONS TO CONSUMMATION OF THE MERGER.	35

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT.	36

REGULATORY REQUIREMENTS.	36

RIGHTS OF DISSENTING SHAREHOLDERS.	36

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.	38

TAX CONSEQUENCES TO SHAREHOLDERS WHO RETAIN THEIR SHARES.	39

TAX CONSEQUENCES TO SHAREHOLDERS WHO RECEIVE SOLELY CASH FOR THEIR SHARES.	39

TAX CONSEQUENCES TO SHAREHOLDERS WHO RECEIVE SOLELY SERIES A PREFERRED STOCK FOR THEIR SHARES.	39

TAX CONSEQUENCES TO SHAREHOLDERS WHO RECEIVE SERIES A PREFERRED STOCK AND CASH FOR THEIR SHARES.	40

TAX CONSEQUENCES TO TRI-STATE, TRI-STATE MERGER SUB AND THE BANK.	41

BACKUP WITHHOLDING.	41

TAX DISCLOSURE.	41

OFFERING OF SERIES A PREFERRED STOCK	41

PRO FORMA EFFECT OF THE MERGER AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)	42

TERMINATION OF SECURITIES EXCHANGE ACT REGISTRATION.	42

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO MERGE TRI-STATE MERGER SUB, INC. WITH AND INTO TRI-STATE 1ST BANC, INC.	42

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APPENDICES

Appendix A	Agreement and Plan of Merger Between Tri-State 1st Banc, Inc. and Tri-State Merger Sub, Inc.

Appendix B	Section 1701.85 of the Ohio Revised Code

Appendix C	Fairness Opinion of Danielson Capital, LLC

Appendix D	Certificate of Amendment to the Articles of Incorporation of Tri-State 1st Banc, Inc.

Appendix E	Tri-State 1st Banc, Inc. Consolidated Pro Forma Financial Statements

Appendix F	Tri-State 1st Banc, Inc. Annual Report on Form 10-K for the Year Ended December 31, 2006

Appendix G	Tri-State 1st Banc, Inc. Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2007

Appendix H	Tri-State 1st Banc, Inc., Excerpts from Annual Report to Security Holders with respect to the year ended December 31, 2006

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PROPOSAL I—APPROVAL OF THE MERGER OF TRI-STATE MERGER SUB, INC.

WITH AND INTO TRI-STATE 1ST BANC, INC.

SUMMARY TERM SHEET

This summary term sheet, together with the following Question and Answers section highlights the material information included in this Proxy Statement. This summary may not contain all of the information that is important to you. To understand the Merger Proposal fully, and for a more complete description of the legal terms of the Merger Proposal, you should read carefully this entire document and the other documents referenced in this document. The actual terms of the Merger are contained in the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement.

•	PURPOSE OF THE TRANSACTION

Shareholders are being asked to consider and vote to approve a transaction which will reduce the total number of record holders of Common Shares of the Company to less than 300. This will allow the Company to terminate its status as a reporting company and avoid the reporting and other SEC filing requirements attendant thereto. The Board of Directors believes that the burden and expense associated with being an SEC reporting company far outweigh any advantage of remaining an SEC reporting company. For more information, see the section captioned “Purposes and Background the Merger Proposal” beginning on page 10 of this Proxy Statement.

•	STRUCTURE OF THE TRANSACTION

The transaction is structured as a merger. In general, a newly created, wholly owned subsidiary of Tri-State, called Tri-State Merger Sub, Inc., will be merged with and into Tri-State 1st Banc, Inc. (the “Merger”). At the effective time of the Merger (the “Effective Time”):

•

each share of Common Stock then held by a shareholder of record who as of the Record Date held fewer than 100 shares will be converted into the right to receive $17.00 in cash per share from the Company (the “Cash Consideration”). Those shareholders will cease to have any ownership interest in Tri-State;

•

each share of Common Stock then held by a shareholder of record who as of the Record Date held 500 or more shares will continue to represent one share of the Company’s Common Stock following the Merger; and

•

each share of Common Stock then held by a shareholder of record who as of the Record Date held 100 or more but fewer than 500 shares of Common Stock will be converted into the right to receive (upon proper election): (i) the per share Cash Consideration; (ii) one share of a newly authorized Class A Preferred Stock of the Company; or (iii) a combination of Cash Consideration and Class A Preferred Stock.

The Board decided on this structure because it allows the Company to meet its objective of reducing the number of its Common shareholders of record to below 300, while also providing a significant number of shareholders with the option of retaining an economic interest in the Company, should they choose to do so. Tri-State estimates that approximately 80 record holders would be cashed out and that approximately 160 would be eligible to elect the Cash Consideration or Preferred Stock, or a combination thereof. The Board determined not to provide this option to the shareholders owning fewer than 100 Common Shares because to do so allowed for the possibility that the total number of record holders of Preferred Stock would exceed 500 following the proposed transactions, thereby requiring the Company to continue to meet the SEC reporting and filing requirements sought to be discontinued through such transactions. Additionally, the Board determined that cashing out the approximately 80 holders of fewer than 100 Common Shares was appropriate due to the inordinate consumption of administrative resources by this group relative to its aggregate ownership of the Company’s Common Stock.

For more information, see the section captioned “Structure of the Merger” beginning on page 14 of this Proxy Statement.

•	RECORD DATE

Tri-State’s Board of Directors has established                         , 2007 as the Record Date for determination under the Merger Agreement of each record holder’s status for purposes of applying the Merger Agreement’s terms (which occurs approximately      days after the date of this Proxy Statement was first mailed to shareholders). Any shares you hold of record by that date will determine your status and rights of election, if any, as of the Effective Time of the Merger. Any shares you acquire after the Record Date will be treated the same way as shares you held as of the Record Date, unless you hold 100 or more or fewer than 500 as of the Record Date, in which case any additional shares you acquire will be exchanged for the Cash Consideration regardless of the election you make as of the Effective Time.

•	AMENDMENT TO ARTICLES OF INCORPORATION

To facilitate the Merger, shareholders are also being asked to consider and vote to approve an amendment to Article V of the Company’s Articles of Incorporation to authorize the issuance of 100,000 shares of Preferred Stock. The Preferred Stock will be a non-voting preferred security and will rank equally with the Common Stock for dividends. It will also have liquidation preference of $17.00 over the Common Shares in the event the Company liquidates or would convert into Common Stock at the holder’s election. The Board acknowledged that the Preferred Stock would lack liquidity, primarily due to the fact that it possesses no voting rights. Consequently, the Board determined that a liquidation preference and conversion rights were in the best interest of those shareholders who opted to receive shares of Preferred Stock in exchange for their shares of the Company’s Common Stock. The Preferred Stock has been structured so as to constitute an entirely separate class of capital stock under Ohio law, as well as to constitute a class that is of substantially different character in terms of rights and preferences under the Exchange Act rules so that the preferred stockholders do not count toward the number of holders of Common Shares for purposes of the 300 shareholder rule. For more information regarding the tax treatment of the proposed transaction, see the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38 of this Proxy Statement.

The holders of Preferred Stock will also be entitled to a liquidation preference over the Common Shares equal to $17.00 or to be converted into Common Stock at the holder’s option, upon a Liquidation Event. “Liquidation Event” is defined under the Amended and Restated Articles of Incorporation to mean any consolidation or merger of Tri-State where its shareholders will not own a majority of the resulting company, a sale, lease or other disposal of all or substantially all of Tri-States’ assets, any transfer of a majority of voting control by Tri-State shareholders to another person or liquidation, dissolution or winding up of Tri-State (voluntarily or otherwise). In addition, the per share dividend received by holders of the Preferred Stock will be identical in amount to any dividend received by holders of Common Stock.

Because the principal economic value of the Preferred Stock is a cash dividend payment on parity with that paid to holders of the Company’s Common Stock, the liquidation preference and conversion rights with respect to the Common Stock, an investment in shares of the Preferred Stock is not without economic risk. While the Company has had a relatively stable history of both earnings and dividend distributions to shareholders, the Company cannot guarantee that it will be able to continue the payment of such dividends in the future.

Given the general terms and anticipated illiquidity of the Preferred Stock, shareholders owning 100 or more but fewer than 500 shares of Common Stock are strongly advised to consider the desirability of being committed to an investment in shares of the Preferred Stock indefinitely. A general comparison of the terms of the Common Stock and the Preferred Stock is provided below. See Proposal II beginning on page 42 of this Proxy Statement for more information on the relative rights and preferences of the Preferred Stock.

•	TERM COMPARISON CHART

TERM	COMMON STOCK	PREFERRED STOCK
Voting Rights	One vote on all matters per share; cumulative voting in the election of directors	None

Preemptive Rights	None	None

Dividend Rights	As declared by the board out of funds legally available therefore, equally with the Series A Preferred	As declared by the board out of funds legally available therefore, equally with the Common Stock

Conversion Rights	None	Each share convertible into Common Stock in connection with a change of control

Transfer Rights	Freely transferable (except as restricted by applicable Securities laws)	Freely transferable (except as restricted by applicable Securities laws)

Liquidation Rights	Subordinated to holders of Preferred Stock	Preference over holders of Common Stock

Redemption Provisions	None	21st Anniversary, greater of $17.00 or 1.35 x tangible book value per Share.

Antidilution Rights	None	None

•	ELECTION PROCEDURES FOR CERTAIN SHAREHOLDERS

If you are a shareholder who, as of the Record Date, holds 100 or more shares of Common Stock but fewer than 500 shares of Common Stock, you must make your election regarding the receipt of the Cash Consideration or Preferred Stock on the Election Form provided with this Proxy Statement, which must be filed with Tri-State not later than the date of the special meeting. You may elect to receive a combination of Cash Consideration and Preferred Stock in exchange for your shares of Common Stock. Shareholders who elect to receive a combination of Cash Consideration and Preferred Stock may determine at their election the whole number of their Common Shares as to which they wish to receive the Cash Consideration and the whole number of their Common shares as to which they elect to receive shares of Preferred Stock. Any such election must be made with respect to whole shares of Common Stock only, and no election can be made which would result in the issuance of a fractional share of Preferred Stock or fewer than 100 shares of Preferred Stock. If you fail to specify any election on the enclosed Election Form, you will be deemed to have elected to receive only Cash Consideration in exchange for your Common Stock. If you make an election that would result in a fraction of a share of Preferred Stock or less than 100 Shares of Preferred Stock, you will be deemed to have elected then Cash Consideration for such fraction of shares totaling less than 100. All such shareholders will be entitled to receive the amount of Cash Consideration and/or Preferred Stock so elected upon the consummation of the proposed transactions. However, the Board of Directors has expressly reserved the right to terminate the Merger at any time for any reason prior to the Effective Time including, without limitation to re-evaluate the desirability of completing the proposed transactions in the event the Company would be required to acquire more than 50,000 of its Common Shares for cash, either pursuant to the terms of the Merger or pursuant to dissenters’ rights of appraisal. For more information, see the section captioned “Election Procedures for Certain Shareholders” beginning on page 48 of this Proxy Statement.

•	VOTE REQUIRED TO APPROVE AMENDMENT TO THE ARTICLES AND THE MERGER TRANSACTION

The Company’s Articles of Incorporation and the Merger Agreement provide that the Merger must be approved by the affirmative vote of a majority of the Company’s outstanding shares of Common Stock. The amendment to the Company’s Articles of Incorporation to create the new class of Preferred Stock also requires the affirmative vote of a majority of the Company’s outstanding shares of Common Stock.

The record date for determining who is entitled to vote at the special meeting has been fixed as the close of business on                         , 2007. As of September 30, 2007, there were 855,585 shares of Common Stock outstanding. Directors and senior executive officers of the Company currently own approximately 23.7% of the Company’s outstanding Common Stock. All of Tri-State’s directors and executive officers intend to vote in favor of the Merger proposal.

For more information, see the section captioned “Voting at the Special Meeting and Requirements for Shareholder Approval” beginning on page 47 of this Proxy Statement.

•	RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of Tri-State has unanimously approved the Merger transaction and recommends that you vote to approve the transaction. The Board of Directors believes that the transaction is fair to all Tri-State shareholders, including the non-affiliated Tri-State shareholders. For more information, see the section captioned “Recommendation of our Board of Directors” beginning on page 28 of this Proxy Statement.

•	DANIELSON CAPITAL FAIRNESS OPINION

Danielson Capital, LLC (“Danielson Capital”), Tri-State’s independent financial advisor, delivered to the Board of Directors a written opinion dated October 25, 2007, stating that the consideration to be paid in connection with this Merger is fair to the shareholders of the Company. The full text of this opinion is attached as Appendix C to this Proxy Statement. Please read this opinion. For more information, also see the section captioned “Financial Fairness of the Transaction” beginning on page 17 of this Proxy Statement.

•	POTENTIAL CONFLICTS OF INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS

The executive officers and directors of Tri-State and the 1st National Community Bank, a national banking association and Tri-State’s wholly owned subsidiary (the “Bank”) may have interests in the transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest. For example, each member of the Board of Directors and each executive officer (other than one individual) holds of record 500 or more shares of the Company’s Common Stock. Consequently, the Company’s directors and executive officers will increase their percentage ownership interest in Tri-State as a result of the completion of the Merger. The following table sets forth information as of September 30, 2007 with respect to each of the directors, executive officers, and all directors and executive officers as a group before and their anticipated ownership after the Merger. The information provided below assumes 855,585 issued and outstanding Common Shares prior to the Merger, and 807,833 Common Shares issued and outstanding following the Merger.

	Prior to the Merger			After the Merger
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Charles B. Lang	57,830	(3)	6.76%	57,830	(3)	7.16%
John P. Scotford, Sr.	72,832	(4)	8.51%	72,832	(4)	9.02%
J. Robert Berg	3,606	(5)	0.42%	3,606	(5)	0.45%
Edward L. Baumgardner	1,317		0.15%	1,317		0.16%
William E. Blair, Jr.	18,338	(6)	2.14%	18,338	(6)	2.27%
Timothy G. Dickey	1,856	(7)	0.22%	1,856	(7)	0.23%
Marvin H. Feldman	11,583	(8)	1.35%	11,583	(8)	1.43%
Stephen W. Cooper	4,755	(9)	0.56%	4,755	(9)	0.59%
John C. Thompson	19,992		2.34%	19,992		2.47%
Stephen A. Beadnell	2,784		0.33%	2,750		0.34%
Steven A. Mabbott	6,293		0.74%	6,293		0.78%
Robin W. Moadus	0		0.00%	0		0.00%
Joseph B. Shemasek	1,500		0.18%	1,500		0.19%
All Directors and executive officers as a group	202,686		23.7%	202,652		25%

*	Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.
(1)	For the purposes of this table, shares are considered “beneficially” owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days which includes shares covered by stock options that are exercisable or will become exercisable within 60 days. The amounts of such shares included above are as follows: William E. Blair, Jr. 2,200, Stephen W. Cooper 2,200, Marvin H. Feldman 2,200, Charles B. Lang 10,244, John P. Scotford, Sr. 2,200, John C. Thompson 2,200, Stephen A. Beadnell 2,750, Steven A. Mabbott 6,088 and Joseph B. Shemasek 1,500.
(2)	In computing the percentage of ownership for each nominee, director and executive officer, the shares covered by exercisable stock options (and options that will become exercisable within 60 days) held by such nominee, director, or executive officer are deemed outstanding. Therefore, the denominator used in calculating the percentage of class owned is unique to each individual nominee, director and executive officer.
(3)	Includes 125 shares owned solely by his spouse, 12,910 shares held by trust.
(4)	Includes 70,632 shares held in trust by himself and his spouse.
(5)	Includes 1,992 shares owned jointly with his spouse and 719 shares in corporate name and 498 shares owned solely by his spouse.
(6)	Includes 3,437 shares owned solely by his spouse.
(7)	Includes 1,856 shares owned jointly with his spouse.
(8)	Includes 5,160 shares owned jointly with his spouse, 113 shares owned solely by his spouse and 6460 shares owned in corporate name.
(9)	Includes 1,026 shares owned by his mother.

•	DISSENTERS’ RIGHTS

This transaction will allow all shareholders of record, including those shareholders retaining their Common Shares, to exercise dissenters’ rights to appraisal pursuant to Section 1701.85 of the Ohio Revised Code. Such shareholders have the right to dissent from the Merger and to receive payment in cash for the appraised fair value of the Company’s Common Shares. In order to do this, a shareholder of record must follow the general steps outlined below.

1.	Must be a shareholder of record. To be entitled to dissenters’ rights as a shareholder, you must be the record holder of the dissenting shares as of the Record Date.

2.	Do not vote in favor of the Merger. You must not vote shares as to which you seek fair cash value in favor of the approval and adoption of the Agreement and Plan of Merger and the Merger contemplated by the Agreement and Plan of Merger at the special shareholders meeting. A vote “FOR” the Merger is a waiver of dissenters’ rights. A form of proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Merger and will constitute a waiver of dissenters’ rights. Failure to submit a form of proxy does not constitute a waiver of dissenters’ rights.

3.	Filing a written demand. You must serve a written demand for the fair cash value of the dissenting shares upon the Company on or before the tenth day after the shareholder vote approving the Agreement and Plan of Merger and the Merger.

4.	Delivery of certificates for placement of a legend. If requested by the Company, you must submit your certificates for dissenting shares to the Company within 15 days after the Company sends its request for endorsement on the certificates by the Company of a legend that a demand for fair cash value has been made. The certificates will be returned promptly to you by the Company.

5.	Petitions to be filed in court. If you and the Company cannot agree on the fair cash value of the dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Columbiana County, Ohio, for a determination of the fair cash value of the dissenting shares. The court, if it determines that you are entitled, will order that you be paid the fair cash value per share.

The procedures for perfecting dissenters’ rights and receiving the fair cash value of dissenting shares pursuant to Section 1701.85 are described more fully in the section captioned “Rights of Dissenting Shareholders” beginning on page 36 of this Proxy Statement. A copy of Ohio Revised Code Section 1701.85 is also provided as Appendix B to this Proxy Statement. FAILURE TO COMPLY PRECISELY WITH ALL PROCEDURES REQUIRED BY OHIO LAW MAY RESULT IN THE LOSS OF DISSENTERS’ RIGHTS.

The Board of Directors has reserved the express right to re-evaluate the desirability of completing this transaction in the event the Company would be required to acquire more than 50,000 of its issued and outstanding Common Shares in exchange for cash, either pursuant to the express terms of the Merger or pursuant to the exercise of dissenters’ rights of appraisal.

•	FEDERAL INCOME TAX CONSEQUENCES

A shareholder who receives cash in the Merger will generally be taxed on receipt of the Merger consideration if and to the extent that the total consideration received in the Merger exceeds the shareholder’s tax basis in the Common Stock. The receipt of Series A Preferred Stock in the Merger will generally be a non-taxable event. Determining the tax consequences of the Merger can be complicated. You should consult your financial and tax advisors in order to understand fully how the Merger will affect you. For more information, see the section captioned “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38 of this Proxy Statement.

ACCOUNTING TREATMENT

The Merger is between the Company and a wholly owned shell subsidiary that has no assets or liabilities. Except for the shareholders that will receive cash consideration, the Merger is an exchange of equity interests between related entities. Therefore, for accounting purposes, the reporting basis of the assets and liabilities would not change.

QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address commonly asked questions regarding the special meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the appendices to this Proxy Statement, and the documents referred to or incorporated by reference in this Proxy Statement.

WHEN AND WHERE IS THE SPECIAL MEETING?

The meeting will be held on                         , 200    , at 10:00 a.m., local time, at the East Liverpool Motor Lodge, 2340 Dresden Avenue, East Liverpool, Ohio 43920.

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of Common Stock you own on the Record Date.

HOW MANY VOTES CAN BE CAST BY ALL SHAREHOLDERS?

The Record Date will occur after the date of this Proxy Statement, but as of September 30, 2007, 855,585 shares of Common Stock were issued and outstanding and held of record by approximately 480 shareholders.

CAN I CHANGE MY VOTE?

Yes, just send in a new proxy with a later date, or send a written notice of revocation to the corporate secretary at the address on the cover of this Proxy Statement. If you attend the special meeting and want to vote in person, you can deliver a written revocation of your proxy to the secretary at the meeting.

WHAT IF I AM NOT THE RECORD HOLDER OF MY EXISTING SHARES?

If you hold your shares through a brokerage account, the Company’s Employee Stock Ownership Plan or its Dividend Reinvestment Plan, you will not have the option to elect to receive the merger consideration, unless you are permitted, or take action, to have the shares transferred into your own name.

WHAT HAPPENS IF THE MEETING IS ADJOURNED TO A LATER DATE?

Your proxy will be good and may be voted at the adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

WHY SHOULD I VOTE TO APPROVE THE PLAN OF MERGER?

The Board of Directors believes that the Merger is in the best interests of all Tri-State shareholders. The Merger will reduce the number of record holders of shares of Common Stock to below 300 persons, which will then allow termination of the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any material benefits derived from continued registration of the shares.

The Merger will also serve as a source of liquidity for those shareholders who receive cash for their shares. The Board recognizes that there is very little active trading of the Common Stock. The Board believes that the Merger provides a means for those shareholders with a limited number of shares to receive cash for their shares at a fair price and without out-of-pocket costs.

HOW WILL THE MERGER AFFECT THE DAY-TO-DAY OPERATIONS?

The Merger will have very little effect on the operations of either Tri-State or the Bank, its wholly owned subsidiary. The Bank will continue to conduct its existing operations in the same manner as now conducted. Except with respect to the Amendment to the Company’s Articles of Incorporation to provide for the newly authorized Preferred Stock, the charter documents of the Company will remain in effect and unchanged by the Merger. No changes to the charter documents of the Bank are proposed in connection with the Merger. The deposits of the Bank will continue to be insured by the FDIC. After the Merger is completed, the current officers and directors of the Bank will continue to hold the positions each now holds with the Bank, and the Bank will continue to be regulated by the same agencies as before the Merger. The only significant change in operations will be that Tri-State will no longer file reports and Proxy Statements with the SEC.

HOW WAS THE CASH PRICE FOR SHARES OF THE COMMON STOCK DETERMINED?

The Board of Directors retained Danielson Capital, LLC an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the Board in determining a fair value price range for the shares of Common Stock to be purchased by Tri-State in the Merger transaction. Danielson Capital delivered a valuation report to the Board valuing the Common Stock between $16.00 and $17.75 per share. The Board of Directors considered the independent valuation and other factors and determined that the Cash Consideration under the Merger Agreement should be $17.00 per share. Danielson Capital issued an opinion to the Board of Directors that consideration to be paid under the Merger Agreement falling within such range was fair to the shareholders of the Company. A copy of the fairness opinion of Danielson Capital is attached as Appendix C to this Proxy Statement for your review.

MAY I OBTAIN A COPY OF DANIELSON CAPITAL’S VALUATION REPORT?

In connection with Danielson Capital’s fairness opinion, Danielson Capital has prepared and delivered to Tri-State a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at the Bank’s main office during regular business hours, or you may request a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this Proxy Statement.

The SEC also maintains an Internet world wide website that contains reports, Proxy Statements and other information about issuers, including Tri-State, who file electronically with the SEC. The address of that site is http://www.sec.gov. Tri-State and the Merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this Proxy Statement. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Company’s Schedule 13E-3 and is available for inspection electronically at the SEC’s website.

WHEN WILL THE MERGER BE COMPLETED?

We plan to complete the transaction during the fourth quarter of 2007 so that registration of the Common Stock can also be terminated in the first quarter of 2008.

SHOULD I SEND IN MY COMMON STOCK CERTIFICATES NOW?

No. After the Merger transaction is approved and completed, all shareholders owning 500 or fewer of the Company’s Common Shares as of the Record Date of                         , 2007 will receive written instructions for exchanging their Common Stock certificates for cash or shares of Preferred Stock, as the case may be.

WHO CAN HELP ANSWER MY QUESTIONS?

If you have any questions about the special meeting or any of the items to be considered by the shareholders at the meeting, or if you need additional copies of the enclosed materials or proxy, you should contact Charles B.

Lang, at (330) 385-9200. Written requests can be made to these individuals at the following address: Tri-State 1st Banc, Inc., P.O. Box 796, 16924 St. Clair Avenue, East Liverpool, Ohio 43920.

WHAT DO I NEED TO DO NOW?

•

Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted “FOR” the proposal to approve and adopt the Merger Agreement and the proposed amendment to the Company’s Articles of Incorporation creating the new Preferred Stock.

•

If you are a shareholder who expects to hold 100 or more shares of Common Stock but fewer than 500 shares of Common Stock, you must make your election to receive the Cash Consideration, shares of Preferred Stock, or some combination thereof, on the Election Form provided with this Proxy Statement and return it prior to the special meeting of shareholders. Shareholders who elect to receive a combination of Cash Consideration and Preferred Stock may determine at their election the whole number of their Common Shares as to which they wish to receive the Cash Consideration and the whole number of their Common shares as to which they elect to receive shares of Preferred Stock. Any such election must be made with respect to whole shares of Common Stock only, and no election can be made which would result in the issuance of a fractional share of Preferred Stock. If you fail to specify your election on the enclosed Election Form, you will be deemed to have elected to receive the Cash Consideration in exchange for your Common Stock. If, as of the Record Date, you have either fewer than 100 or more than 500 shares of Common Stock, your election will be disregarded and your shares will be treated, in either case, under the terms of the Merger Agreement. Any additional shares you acquire after the Record Date will be treated as if no election had been made.

•

For a more complete description of voting at the shareholders’ meeting, see the section entitled “Information Regarding the Special Meeting of Shareholders” beginning on page 46 of this Proxy Statement.

SPECIAL FACTORS

PURPOSES AND BACKGROUND OF THE MERGER PROPOSAL

The proposals relate to a “going private” transaction. The purpose of the Merger is to reduce the number of record holders of Tri-State Common Stock to a point at which Tri-State can cease reporting under the Exchange Act to save in future years’ costs and burdens related to reporting and compliance required by the Exchange Act.

Tri-State became an SEC reporting company in 1999 in connection with a public offering of Common Stock on a registration statement on Form SB-2. Accordingly, Tri-State presently files reports with the SEC both as a result of the registration of its shares under Section 12(g) of the Exchange Act and pursuant to Section 15(d) of the Exchange Act. As a result of the Merger, the Company will be able to terminate its registration under Section 12(g) of the Exchange Act and suspend its registration under Section 15(d) of the Exchange Act. Thereafter, the Company will have no obligation to file reports with the SEC pursuant to 12(g) until it again has more than 500 record holders. In addition, the Company will have no obligation to file reports with the SEC pursuant to 15(d) unless it subsequently files another registration statement under the Securities Act or again has record ownership in excess of 300 record holders.

The passage of the Sarbanes-Oxley Act in 2002 ushered in a wave of corporate reforms that have increased our expense as a public company without enhancing, from an operations perspective, the benefits of being a public company. The Company currently expects its legal and professional costs related to SEC compliance to increase from approximately $26,000 in 2006 to an estimated $29,000 in 2007 and $77,000 (with an additional one time cost of approximately $150,000 related to compliance with Sarbanes-Oxley Section 404) in 2008. We believe that these increases will result primarily from costs associated with compliance with the Sarbanes-Oxley Act and particularly with respect to the internal control audit requirements imposed by Section 404 thereof, which will become effective for fiscal year 2007.

Under the original SEC regulations implementing Section 404 of the Sarbanes-Oxley Act, we would have been required to comply in fiscal year 2006. In anticipation of that effective date, the Board and management began to review and assess the implications of Section 404. The Board reviewed and discussed information and checklists provided by our auditors, legal counsel, and various banking industry groups relative to the Section 404 certification process. During that information-gathering phase, the Board became aware through industry publications that some companies were forced to consider going private to avoid the substantial costs of compliance with Section 404. Tri-State had, along with other similarly capitalized community bank holding companies, through trade representatives, participated in urging the SEC to consider some degree of regulatory relief from Section 404 for such smaller issuers.

On April 25, 2007, at a meeting with all directors in attendance, the Board discussed generally the possibility of the Company engaging in a going private transaction. Mr. Richard Rose of Buchanan Ingersoll & Rooney, the Company’s securities counsel, also joined the meeting to discuss the general process of going private. Mr. Rose indicated that a going private transaction would encompass the following key steps:

•	Evaluating the advantages and disadvantages of going private to both the Company and its shareholders;

•	Determining the number of record holders that would need to be eliminated to successfully complete the transaction;

•	Determining the most appropriate method and steps to ensure the greatest structural and procedural fairness, for effecting the transaction;

•	Determining the appropriate price at which to repurchase Company shares pursuant to the transaction and the terms under which preferred stock would be issued;

•	Depending on the method chosen for taking the Company private, possibly holding a special meeting of the Company’s shareholders for purposes of approving the proposed transaction;

•	The preparation and filing with the SEC of the appropriate shareholder disclosure materials; and

•	Effecting the going private transaction by filing a Form 15 with the SEC.

For the next several weeks through the summer of 2007, members of management of the Company thought over the most effective and fair means to effect such a going private transaction. In early July, Charles Lang asked Buchanan Ingersoll & Rooney, PC (“Buchanan”) to give legal advice relating to how best to structure a going private transaction. Buchanan delivered that advice by a memorandum to Charles Lang and Steve Beadnell of the Company on July 18, 2007. The Tri-State Board explored the possibility of a “reverse stock split” but determined that it was inadvisable as it was likely to cost the Company cash disproportionate with the intended cost savings, did not afford dissenters’ rights of appraisal to the affected shareholders and gave the Company no facility to issue shares of a preferred stock to permit continued participation by at least some shareholders.

At a Board of Directors retreat on August 8, 2007, the Board further explored structural alternatives related to a going private transaction, and at a meeting on August 23, 2007, the Board approved the engagement of Buchanan and S.R. Snodgrass, A.C. as the Company’s legal and accounting advisors respectively for purposes of a going private transaction.

During the week of August 20, 2007, Mr. Lang, after consultation with Mr. Rose, had several phone conversations with Charles Crowley of the financial advisory firm of Stifel Nicolaus about the possibility of retaining Stifel Nicolaus to advise the Company. On August 25, Mr. Rose sent Mr. Crowley an example of similar transactions. In mid-September Mr. Lang contacted Mr. David Danielson of Danielson Capital who Mr. Lang noticed had advised another community bank holding company that had undertaken a going private transaction.

Subsequently, in late September 2007, the Board engaged Danielson Capital as its financial advisor for the Merger proposal, given Danielson’s expertise in similar companies. The Board did not engage Stifel Nicolaus and Stifel Nicolaus provided no written or other materials to the Board. The Board formed a study committee (the “Committee”) to work directly with Danielson Capital with respect to the valuation report and to assist Danielson Capital with bringing the valuation report to the full Board for its review and consideration. The Committee reviewed a summary valuation report presented by Danielson Capital and determined a range of fair value to recommend going private. The Committee members were Messrs. Timothy Dickey, John Scotford, Sr., Stephen Cooper and J. Robert Berg. The role of the Committee was to work with the Company’s attorneys and financial advisor to help structure a going private transaction and based upon a meeting with Danielson Capital, determine a preliminary range of fair values for a going private transaction. In addition to several phone calls between Committee members, the Committee met two times through phone meetings with Danielson Capital on September 27th and October 24th, 2007. The Committee was not charged with itself recommending or approving the Merger proposal or the going-private transaction. The committee reviewed a summary valuation report presented by Danielson Capital.

On October 25, 2007, the Board met at the Company’s headquarters to review and consider the terms of the Merger proposal. In attendance by invitation were representatives of the Board’s legal advisors, Buchanan and financial advisor, Danielson Capital as well as members of Tri-State’s management. The Board heard from Buchanan with respect to the material terms of the Merger proposal and reviewed the draft Merger Agreement. Buchanan also concluded a review of certain timing issues and the terms of the Preferred Stock and a discussion occurred among the Board members relative to these matters. Additionally, Buchanan made a presentation to the Board with respect to the fiduciary duty of each member of the Board relative to the Merger proposal.

The Board, in the course of considering the Merger proposal and its determination that the consideration to be paid to the Shareholders (including the nonaffiliated Shareholders) is fair, had reviewed a number of different factors relative to the benefits and significant costs and detriments of continuing as a public company, including the current market prices and historic market prices of the Company’s Common Stock and that of comparable regional bank holding companies. The Board, through review of both the summary and complete valuation reports of Danielson Capital, determined the fairness with greater weight placed on comparable issuers’ trading history and recent transactions, and less heavily based on the Company’s thin trading history and historic trading price. The Board did not consider the value of Tri-State in a change of control context, which the Board believed would have required inclusion of a premium paid for such control.

Set forth in the table below is a breakdown of our historical and estimated external and internal expenses related to our SEC reporting obligations.

PAST AND PROJECTED EXTERNAL AND INTERNAL

SEC REPORTING EXPENSES

					Estimated 2007	Estimated 2008
	2003	2004	2005	2006
Audit and Audit-Related Fees	$15,858	$17,091	$18,058	$18,837	$18,000	$60,000
Section 404	—	2,350	1,800	1,800	5,000	10,000
Legal Counsel	4,290	3,575	2,550	5,876	6,000	7,000
Corporate Communications	7,722	5,813	4,212	3,999	9,900	10,000
Internal Compliance Costs	5,000	5,000	5,000	2,500	150,000	40,000
Total	$32,870	$33,829	$31,650	$33,012	$188,900	$127,000

As indicated above, projected expenses related to the application of new requirements under Section 404 of the Sarbanes-Oxley Act, including the addition of staff to handle internal compliance functions, account for the material portion of the aggregate expense increases projected for the 2007 through 2008 reporting years.

Additionally, the Board considered the historic trading volume of the Common Stock as part of considering whether the Cash Consideration would provide liquidity to stockholders who would otherwise be restricted by the Company’s trading volume from obtaining liquidity. The table below sets forth the periods reviewed by the Board, the number of days with any trading activity and the total volume of shares traded during such periods.

Period	Number of Days on Which Any Shares Traded During Period	Total Volume of Shares Traded During Period
3rd Quarter—2007	15	6,887
2nd Quarter—2007	17	21,970
1st Quarter—2007	17	17,245

4th Quarter—2006	17	20,297
3rd Quarter—2006	6	4,990
2nd Quarter—2006	16	17,939
1st Quarter—2006	9	10,997

4th Quarter—2005	13	7,110
3rd Quarter—2005	24	36,500
2nd Quarter—2005	16	11,200
1st Quarter—2005	17	10,500

The Board and counsel discussed the best method for consummating the going private transaction. The Board had considered the alternative structures for a going private transaction and after considerable discussion, including discussion with counsel, the Board of Directors unanimously determined that a merger with a newly chartered subsidiary was the preferred structure because:

•	a tender offer process is more expensive and, most importantly, would provide no assurances that a sufficient number of shareholders would tender their shares;

•

a reverse stock split (which would be accomplished through an amendment to the Company’s Articles of Incorporation) was determined to be too expensive in the amount of Cash Consideration which would have been required, and contrary to the Board’s desire to give certain shareholders some ability to elect to participate in continued equity ownership of the Company through the offering of the Preferred Stock.

The Board determined that the Merger proposal was fair to all shareholders (including non-affiliated shareholders), generally, including with respect to shareholders receiving either cash or cash and Preferred Stock in the Merger. In analyzing the question of fairness, the Board considered each of the factors described in “Recommendation of our Board of Directors” below. The Board also specifically discussed the fact that, under Ohio law, the Merger transaction would provide a statutory appraisal right for all shareholders of the Company, including those owning 500 or more Common Shares.

Finally, the Board of Directors discussed with counsel the steps necessary to complete the going private Merger transaction. Counsel explained that a Proxy Statement and Schedule 13E-3 would be filed with the SEC. The Board then authorized management to begin the process of preparing the required transaction documents as well as the necessary SEC filings. The Board also requested Danielson Capital to deliver its opinion with respect to financial fairness, which opinion was delivered and dated October 25, 2007. A copy of the fairness opinion provided by Danielson Capital is attached as Appendix C hereto.

The Board reviewed the alternative to a going private transaction of remaining public and paying the costs to comply with the applicable law and regulation, but did not explore a possible sale of Tri-State since no offers or solicitations for offers had been presented to the Board and no determination had been made that such a sale would be in the best interest of the shareholders. Further, the Board did not view a sale as an alternative that could achieve the benefits of the going private transaction, including liquidity for those shareholders being paid cash in the Merger while allowing a reduction of costs for Tri-State and those shareholders who retain their shares.

REASONS FOR THE MERGER PROPOSAL.

The purpose of the proposed Merger is to terminate Tri-State’s status as a reporting company with the SEC, which the Board believes will reduce expenses and create shareholder value. We are aware that the advantages to being a public company, including potential investment liquidity and the possibility for use of company securities to raise capital or make acquisitions, may be important to some companies. We have not, however, been able to take advantage of any of these benefits and will not be in a position to do so in the foreseeable future. We believe that community banks of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity. Moreover, our internally generated equity growth and limited borrowings have been sufficient to accommodate our need for capital and growth. Finally, opportunities to utilize our stock to acquire other banks have been extremely scarce and when in the rare instance they have presented themselves, our Board has not deemed those opportunities to be in the best interest of our shareholders. While the Board acknowledges that a sale of the Company might also enhance shareholder value, this option was not explored by the Board. The Company’s commercial bank subsidiary is a community bank that has served its hometown market independently since 1987. The Board believes this traditional focus on community banking, with its emphasis on personal service and responsiveness to customer needs, is one of the Company’s core strategic assets and best leveraged by maintaining the Company’s independence. Consequently, the Board determined that a sale of the Company at this time was inconsistent with the dual strategic focus of enhancing shareholder value through cost reductions and remaining independent.

In the Board’s judgment, the registration of Tri-State stock with the SEC yields little advantage. Consequently, little justification exists for the continuing direct and indirect costs of registration with the SEC. In addition, the Board believes that management has reduced corporate overhead significantly, but that much of the corporate costs remaining are those associated with being a public company. We believe these costs will only continue to increase.

Tri-State incurs direct and indirect costs associated with the filing and reporting requirements imposed on public companies by the Exchange Act. Examples of anticipated direct cost savings from terminating registration of the Common Stock include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, and reduced miscellaneous, clerical and other expenses (e.g., financial printer and electronic filings associated with SEC filings). Our costs associated with the routine SEC filing and reporting requirements will be approximately $190,000 for 2007.

These expenses are expected to consist of the following:

Audit and Audit-Related Fees	$18,837
Section 404 Readiness	5,000
Securities Counsel	6,000
Corporate Communications	9,900
Internal Compliance Costs	150,000

Costs for 2007 as estimated include a significant one-time cost of $150,000 related to initial compliance with Sarbanes-Oxley Section 404. We believe that the costs estimated to be incurred during 2007 are however a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration except that if we were to remain public the costs of Section 404 Readiness would have to increase significantly in future years. Estimates of the annual savings to be realized if the Merger is implemented are based upon (i) the actual costs of the services and disbursements in each of the above categories that are reflected in recent historical financial statements and (ii) management’s estimates of the portion of the expenses and disbursements in each category believed to be solely or primarily attributable to the public company status. In some instances, management’s estimates are based on information provided by third parties or upon verifiable assumptions. For example, our auditors have informed us that there will likely be a significant reduction in annual audit fees if we cease to be public as annual and quarterly reviews of SEC filings will not be needed if we no longer file reports with the SEC. Nor will the Company be required to bear the audit-related expenses of coming into compliance with new requirements mandated by Section 404 of the Sarbanes Oxley Act of 2002, which we anticipate will save Tri-State initially $150,000 during 2008. Further, legal costs associated with quarterly and annual SEC filings will no longer be incurred. Other estimates are more subjective. For example, we expect lower printing and mailing costs as a result of less complicated disclosure required by our private status, and the reduction in direct miscellaneous clerical and other expenses. Lastly, the Merger and de-registration will save Tri-State significant internal costs in terms of professional time and attention.

The amounts set forth above do not necessarily reflect future savings, and the actual savings to be realized may be higher or lower than indicated. We expect that any savings on the part of the Company will not be realized until after completion of the Merger.

The projected reduction in the number of total record shareholders from 465 to approximately 243 will also result in reduced expenses and less burden on management because Tri-State will have reduced the number of shareholders significantly. The decrease in number of shareholders reduces the volume of communications and amount of postage and related expenses associated with the quarterly issuance of dividend checks to shareholders and other shareholder communications. For these cost saving reasons, the Merger Agreement requires that Shareholders electing to receive Preferred Stock elect not less than 100 shares.

STRUCTURE OF THE MERGER.

The Merger proposal is structured as a “going private” transaction because it is intended to and, if completed, will likely result in the termination of our reporting requirements and other filing obligations under the Exchange Act. The Merger has been structured so that upon consummation, Tri-State will have fewer than 300 record holders of its shares of Common Stock. Federal Securities law requires the Company to get below 300 record holders before it can deregister its stock. We have recently organized Tri-State Merger Sub, Inc. solely to facilitate the Merger transaction. Tri-State Merger Sub will be merged with and into Tri-State pursuant to the terms of the Merger Agreement attached to the Proxy Statement as Appendix A. Tri-State will be the surviving corporation to the Merger. If completed, the Merger will have the following effects.

SHARES HELD BY SHAREHOLDERS OWNING FEWER THAN 100 SHARES.

At the Effective Time of the Merger, each share of Common Stock then held by a shareholder of record who as of the Record Date held fewer than 100 shares will be converted into the right to receive the per share Cash Consideration from the Company. After the Merger and payment of that amount, record holders of these shares will have no further interest in Tri-State. Record holders in this category will not have to pay any service charges or brokerage commissions in connection with the Merger or the cash payments to them. However, if such record holders hold the shares in question for the benefit of another (or others), the Company cannot guarantee the absence of transaction costs with respect to the beneficial owners of the shares in question.

SHARES HELD BY SHAREHOLDERS OWNING 500 OR MORE SHARES.

At the Effective Time of the Merger, each share of Common Stock then held by a shareholder of record who as of the Record Date held 500 or more shares will remain as outstanding Common Stock of the Company unchanged as a result of the Merger.

SHARES HELD BY SHAREHOLDERS OWNING 100 OR MORE SHARES BUT FEWER THAN 500 SHARES.

At the Effective Time, each share of Common Stock then held by a shareholder of record who as of the Record Date held 100 or more but fewer than 500 shares of Common Stock will be converted into the right to receive: (i) the per share Cash Consideration; (ii) one share of a newly authorized Preferred Stock of the Company; or (iii) a combination of Cash Consideration and Preferred Stock, pursuant to an Election Form enclosed with this Proxy Statement. Your election, if you are permitted to make one, must be received by the Company no later than the date of the special meeting. If you elect to receive a combination of Cash Consideration and Preferred Stock, you will need to indicate on the Election Form the number of whole Common Shares as to which you elect to receive the Cash Consideration and the whole number of Common Shares as to which you elect to receive Preferred Stock. All such elections must be made with respect to whole shares of Common Stock, and no election can be made which would result in the issuance of a fractional share or fewer than 100 shares of Preferred Stock. If you fail to specify any election on the enclosed Election Form, you will be deemed to have elected to receive only Cash Consideration in exchange for your Common Stock. Any Common Shares you acquire after the Record Date and hold as of the Effective Time will become the right to receive the Cash Consideration for such shares.

Shares of Preferred Stock will be less liquid than shares of the Company’s Common Stock, will have no voting rights, and will not be registered under Section 12 of the Exchange Act. For more information regarding the rights, preferences and other terms of the Preferred Stock, see Proposal 2.

Each share of Common Stock owned by a shareholder who holds of record fewer than 100 shares on the Record Date will be converted into the right to receive the Cash Consideration, and each share of Common Stock owned by a shareholder who holds of record 100 or more but fewer than 500 shares on the Record Date will be converted into the right to receive the Cash Consideration, Preferred Stock, or some combination thereof (assuming a proper election is made). The Board selected 500 shares as the ownership minimum for no change in ownership for several reasons, including to ensure that, after completion of the Merger:

•	the number of record holders of Common Stock would be less than the 300 shareholder limit necessary to terminate registration with the SEC; and

•	Tri-State would continue to maintain capital in excess of, and in full compliance with, all regulatory capital maintenance requirements.

The Board did consider using a cutoff number other than 500 shares. However, in reliance on management’s analysis, the Board believes that using a number greater than 500 would not provide significant increased benefit, while at the same time adding unnecessary expense to the transaction. Out of a total of 480 record shareholders, approximately 243 shareholders own 500 or more shares of our Common Stock. These 243 shareholders own, in the aggregate, approximately 94% of the outstanding shares of Common Stock. This basic structure allows the Company to meet its objective of reducing the number of its Common shareholders of record to below 300, while also providing a significant number of shareholders (i.e. the approximately 160 shareholders in the 100 to 499 Common Share range) with the option of retaining an economic interest in the Company, should they choose to do so. The Board determined not to provide this option to the shareholders owning fewer than 100 Common Shares because to do so allowed for the possibility that the total number of record holders of Preferred Stock might at some point exceed 500 and thereby require the Company to continue to meet the SEC reporting and filing requirements sought to be discontinued through the proposed transactions. Additionally, the Board determined that cashing out the approximately 80 holders of fewer than 100 Common Shares was appropriate due to the inordinate consumption of administrative resources by this group relative to its aggregate ownership of less than 0.9% of the Company’s Common Stock.

BENEFICIAL OWNERS OF SHARES OF THE COMMON STOCK.

The Shares held by shareholder in “street name” will be treated for purposes of the transaction described in this Proxy Statement as if the broker or custodian were the record holder. As of the Record Date, all record shareholder classifications (i.e. 99 shares or fewer; 100 to 499 shares; and 500 shares or more) will have become fixed, and any acquisitions or dispositions of the Company’s Common Shares after the Record Date will not alter such record shareholder classifications in any manner (though the shares held at the Effective Time of the Merger will be treated the same way as other shares held by such holder (except for shares held by a holder making an election to receive Cash Consideration or Preferred Stock; such additional shares shall be acquired for the Cash Consideration only.) Importantly, shareholders who have transferred their shares of Company stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. The brokerage firms or custodians can hold the shares directly, but more typically deposit all such shares with a single nominee, such as Cede & Co. This is what is meant by “street name.” While the nominee for the broker or custodian is generally considered the record holder of our stock for most purposes, this is not the case when determining whether a company has fewer than 300 record holders for purposes of going private. In such instances, the SEC deems the brokerage or custodian to be the holder of record, rather than the nominee. For purposes of the present transaction, we will be deeming that to be the case as well. Consequently, if a broker or custodian holds (or is deemed to hold) 500 or more of our Common Shares in the aggregate on the Record Date, then the stock held by the broker or custodian on the Effective Date of the Merger will be completely unaffected by the proposed transaction. Because the proposed transaction only affects record holders, it does not matter whether any of the underlying beneficial owners for whom that broker or custodian acts own less than 500 shares. At the end of this transaction, those beneficial owners will continue to beneficially own the same number of shares of our Common Stock as they did at the start of this transaction.

Likewise, brokers or custodians that hold (or are deemed to hold) fewer than 500 shares will have the same rights and obligations under the Merger Agreement as other shareholders of record who own fewer than 500 shares. However, the beneficial holders who held their Common Shares through such brokerages or custodians as of the Record Date will have the added option of being able to retain their shares by withdrawing them from their brokerage or custodial account any time prior to the Effective Date of the Merger. These persons will be deemed to be new shareholders of record following the Record Date and will thus be unaffected by the Merger. On the other hand, any beneficial owner who withdraws his or her shares from a brokerage or custodial account early enough prior to the Record Date may be a record holder as of the Record Date and entitled to the consideration to be paid in the Merger, if applicable. In any event, if you hold your shares in street name, you should talk to your broker, custodian or agent to determine how they expect the transaction to affect you. Because other street name holders may hold through your broker, custodian or agent, you may have no way of knowing whether you will be entitled to retain your shares of Common Stock until you have communicated with your broker, custodian or agent.

DETERMINATION OF THE TERMS OF THE MERGER.

The structure and terms of the Merger were discussed by the Board with management and determined by the Board of Directors. Because Tri-State Merger Sub is an affiliated company, the terms of the Merger cannot be considered the result of arm’s-length negotiations between unrelated parties. Consequently, the Board retained Danielson Capital, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the Company’s Common Stock. The consideration to be paid for the Common Stock under the Merger was determined by the Board of Directors. In making this determination, the Board of Directors relied upon a report on the valuation of the Company’s Common Stock and the opinion on the fairness of the terms of the Merger to the affiliated and unaffiliated shareholders, each of which was delivered by Danielson Capital. See “Financial Fairness of the Transaction” below.

FINANCIAL FAIRNESS OF THE TRANSACTION.

The Board of Directors believes that the Merger proposal is fair to, and in the best interests of, the Company and all of its affiliated and unaffiliated shareholders, including shareholders who will receive cash or Preferred Stock for their Common Shares, as well as those shareholders who will continue to hold Common Shares of the Company. The Board of Directors also believes that the process by which the Merger is to be approved is fair to all affiliated and unaffiliated shareholders. In reaching these conclusions, the Board in part relied on a valuation and fairness opinion prepared by Danielson Capital.

In addition to Danielson Capital’s opinion and analyses, the Board of Directors considered other factors in their evaluation of the transaction. Danielson Capital’s opinion and analyses should not be viewed as determinative of the views of the Board of Directors with respect to the transaction. The Board of Directors retained Danielson Capital based upon its experience in the valuation of businesses and their securities in connection with going private transactions and similar transactions. Danielson Capital is a recognized investment banking firm that is continually engaged in providing financial advisory services to community banks and rendering fairness opinions in connection with bank mergers and acquisitions and securities valuations. The fairness opinion is directed to the fairness to the un-affiliated Shareholders, from a financial point of view, of the consideration to be received in cash or Preferred Stock in the Merger and is not intended to constitute and does not constitute a recommendation as to whether shareholders should vote for or against the Merger. Tri-State’s shareholders are urged to read the text of Danielson Capital’s fairness opinion, which is attached hereto as Appendix C, carefully and in its entirety.

The Board of Directors believes that the Merger proposal is fair despite the absence of customary safeguards not observed by the Company in the Merger process, namely that:

•

the Board did not retain an unaffiliated representative to act solely on behalf of the shareholders who are not officers or directors, including shareholders who will receive only cash in the Merger, for the purpose of negotiating the terms of the Merger proposal or preparing a report covering the fairness of the Merger proposal; and

•	the Merger proposal is not structured so that the approval of at least a majority of those shareholders who are not officers and directors is required.

However, the Board did obtain an opinion from an unaffiliated third-party relating to the fairness of the cash or preferred stock consideration to be paid to certain shareholders from a financial point of view. The Board determined that the cost of obtaining an additional fairness opinion and valuation from an unaffiliated representative for the purpose of negotiating the terms of the Merger proposal on behalf of the non-affiliated shareholders would be costly, would not provide any meaningful additional benefit and would diminish the purposes for which the Merger is being conducted.

The Board of Directors, including all of the directors who are not employees of the Company, approved the Merger proposal, and the Board recommends that the shareholders approve the proposal. All of the members of the Board of Directors have expressed an intention to vote in favor of the Merger proposal, including the Board members who are not employees of the Company or the Bank.

The Board of Directors requested that Danielson Capital provide its report on the valuation of the Common Stock and issue a fairness opinion on the price to be paid for shares of Common Stock in connection with the Merger proposal. Danielson Capital determined that the fair market value of the consideration to be paid in the going private transaction was a range from $16.00 to $17.75 per share.

The Board imposed no limitations upon Danielson Capital with respect to the investigations made or procedures followed in rendering the valuation or the fairness opinion. A copy of Danielson Capital’s fairness opinion is attached to this Proxy Statement as Appendix C. You or your representative (designated in writing) may inspect a copy of the valuation report at the Company’s main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative. The SEC also maintains an Internet world wide website that contains reports, Proxy Statements and other information about issuers, including Tri-State 1st Banc, Inc., who file electronically with the SEC. The address of that site is http://www.sec.gov. The Company has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this Proxy Statement. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. A copy of both the complete and summary valuation reports delivered by Danielson Capital are attached as exhibits to the Company’s Schedule 13E-3 and are available for inspection electronically at the SEC’s website.

OPINION OF FINANCIAL ADVISOR

We retained Danielson Capital, an investment banking and consulting firm with considerable experience in the commercial banking industry, to render a fairness opinion pertaining to the “fairness” of our proposal with respect to the Merger consideration in exchange for the Common Stock of certain shareholders in conjunction with a going private transaction (“GPT”). Shareholders of record owning less than 100 shares will receive cash and shareholders of record owning 100 to 499 shares will be able to elect to receive either cash or newly issued preferred stock. In this opinion, fair market value (“FMV”) was defined as the price at which shares of Tri-State Common Stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts, in a free and open market, either on an exchange or over-the-counter, absent the GPT. The Fair Value Range (“Fair Value Range”) was defined as the FMV of Tri-State stock plus a premium associated with the GPT. The fairness opinion did not take into account the sale value of Tri-State in which there would have been a premium paid for a change in control.

In preparing its opinion, Danielson Capital relied on some public data as well as data supplied by us. The information we provided to Danielson Capital included historical stock price information, our Form 10-QSB for the quarter ending September 30, 2007 including the unaudited consolidated financial statements and the notes thereto for that period, our 2006 Annual Report including the audited consolidated financial statements and the notes thereto for that period, our Proxy Statement for the 2007 annual meeting and a list of stock options granted and outstanding. We did not provide Danielson Capital with financial projections. Danielson Capital believed all information to be reliable, but the accuracy or completeness of such information cannot be guaranteed and was not independently verified by Danielson Capital.

On October 25, 2007, Danielson Capital rendered a written opinion to our Board that, in its opinion, any price from $16.00 to $17.75 per share was the Fair Value Range. Any price within this Fair Value Range is a fair price for Tri-State, Tri-State’s shareholders who are above the threshold for the GPT and will remain shareholders, Tri-State’s shareholders who will elect to receive cash or preferred stock as well as Tri-State’s shareholders who are below the threshold and will receive cash. A copy of this opinion is attached as Appendix C to this document. Each stockholder should read such opinion in its entirety. Danielson Capital’s written opinion does not constitute an endorsement of the offer or a recommendation to any stockholder to tender or retain their shares.

In preparing this opinion, Danielson Capital considered: (i) the markets served by Tri-State (ii) the financial condition and performance of Tri-State, (iii) the outlook of the banking industry, (iv) the dividend paying capacity of Tri-State, (v) the size of the block of stock to be repurchased, (vi) comparisons with the pricing multiples of other banks that have their stock traded in a free and open market, either on an exchange or over the counter (vii) estimated cost savings resulting from the GPT and its effect on earnings per share, (viii) the impact on equity levels and book value, (ix) comparisons with other GPTs and cost savings and premiums related to these transactions, as well as (x) its knowledge of the banking industry and marketplace.

Comparative Pricing Analysis

Danielson Capital compared Tri-State to two groups of comparable banks whose stock traded in a free and open market, either on an exchange or over-the-counter. The first group, the “Regional Comparables”, was comprised of 13 banks in Indiana, New York, Ohio, Pennsylvania and West Virginia with assets under $300 million as of June 30, 2007, and stock that traded an average of more than 200 shares daily during the past twelve months. This group excluded banks in the Philadelphia and New York City markets as well as banks with insufficient reported information or certain unusual events.

The second group, the “National Comparables”, was comprised of 14 banks from across the United States with assets under $300 million and equity under $20 million as of June 30, 2007, a return on equity under 10% and non interest income to average assets over .75% for the twelve months ended June 30, 2007. This group excluded non-comparable banks and banks with insufficient reported information.

Description of Comparable Groups

Regional Comparables*	City, State	National Comparables**	City, State
American Community Bancorp, Inc.	Evansville, IN	Albina Community Bancorp	Portland, OR

CCFNB Bancorp, Inc.	Bloomsburg, PA	Bank of McKenney	McKenney, VA

Community National Corporation	Franklin, OH	Capital Pacific Bancorp	Portland, OR

Consumers Bancorp, Inc.	Minerva, OH	Community National Corporation	Franklin, OH

Emclaire Financial Corp.	Emlenton, PA	Consumers Bancorp, Inc.	Minerva, OH

FC Banc Corp.	Bucyrus, OH	First Ipswich Bancorp	Ipswich, MA

First West Virginia Bancorp, Inc.	Wheeling, WV	First Robinson Financial Co.	Robinson, IL

Fort Orange Financial Corp.	Albany, NY	Heartland Bancshares, Inc.	Franklin, IN

Heartland Bancshares, Inc.	Franklin, IN	Oak Ridge Financial Services, Inc.	Oak Ridge, NC

Iron & Glass Bancorp, Inc.	Pittsburgh, PA	Parkway Bank	Lenoir, NC

Muncy Bank Financial, Inc.	Muncy, PA	People’s Bank of Commerce	Medford, OR

Potomac Bancshares, Inc.	Charles Town, WV	Pinnacle Bancshares, Inc.	Jasper, AL

United Commerce Bancorp	Bloomington, IN	T Bancshares, Inc.	Dallas, TX

		Willamette Valley Bank	Marion, OR

*	Profitable publicly-traded commercial banks in Indiana, New York, Ohio, Pennsylvania and West Virginia, with assets under $300 million as of June 30, 2007, and stock that traded an average of more than 200 shares daily during the past twelve months. Excludes banks in Philadelphia and New York City markets, banks with insufficient reported information or unusual events.
**	Profitable publicly-traded banks with assets under $300 million and equity under $20 million as of June 30, 2007, and return on equity under 10% and non interest income to average assets over .75% for the twelve months ended June 30, 2007. Excludes non-comparable banks and banks with insufficient reported information.

Source: SNL Financial, Charlottesville, Virginia.

From a balance sheet perspective as of September 30, 2007, Tri-State:

•	Had assets of $104 million while the Regional and National Comparables had median assets of $209 and $153 million, respectively;

•	Had a lower tangible equity-to-tangible assets ratio of 7.84% compared to the Regional and National Comparables which had medians of 8.97% and 9.33%, respectively; and

•	Had comparable non-performing assets (“NPAs”) to assets ratio of .49% compared to the Regional and National Comparables which had medians of .41% and ..76%, respectively.

In terms of earnings for the nine months ended September 30, 2007, Tri-State:

•	Had annualized net income of $448,000, which was lower than the medians of the Regional and National Comparables of $1.8 and $1.0 million, respectively;

•	Had a lower return on average equity of 5.01%, compared to the Regional and National Comparables which had medians of 8.51% and 7.47% respectively; and

•	Had a lower return on average assets ratio of .44%, compared to the Regional and National Comparables which had medians of .75% and .74%, respectively.

In terms of price times earnings multiples:

•	The Regional Comparables had a median of 15.4X. Excluding the two extreme outliers, the multiples ranged from 11.5X to 19.4X.

•	The National Comparables had a median of 15.6X. Excluding the one outlier, the multiples ranged from 13.2X to 22.2X.

In terms of price-to-tangible book multiples:

•	The Regional Comparables had a median of 135%. Excluding the two extreme outliers, the multiples ranged from 147% to 194%.

•	The National Comparables had a median of 119%. The multiples ranged from 99% to 166%.

Financial Performance of Comparable Groups*

		Median
	Tri State**	Regional Comparables		National Comparables
Income items
Net Income (in thous.)	$448	$1,869		$1,004
Return on average equity	5.01%	8.51%		7.47%
Return on average assets	0.44%	0.75%		0.74%

Balance sheet
Assets (in millions)	$104	$209		$153
Tang. capital/Tang. assets	7.84%	8.97%		9.33%
NPAs/Assets	0.49%	0.41%		0.76%

Stock data
Price/Times earnings	—	15.4	X	15.6	X
Price/Percent of tangible book	—	135%		119%

*	June 30, 2007, or the twelve months ended June 30, 2007, or most recent data available.
**	September 30, 2007, or the nine months ended September 30, 2007, annualized.

Source: SNL Financial, Charlottesville, Virginia and internal reports.

Normally, the best measurement of FMV is earnings, provided earnings are normal, or can easily be normalized. However, if “normal” earnings are low and result in values lower than those determined by tangible book, then tangible book value tends to raise the pricing multiple as determined by earnings. This is the case for Tri-State, as the value determined by earnings was well below the values determined by tangible book. Thus, Danielson Capital determined that Tri-State’s common stock should be valued based on its relationship to tangible book.

Although both comparable groups of banks were comparable to Tri-State, Danielson Capital relied on price-to-tangible book multiples of the Regional Comparables rather than the National Comparables as there were significant differences in pricing based on region. Tri-State’s lower earnings, in comparison to the median earnings of the two comparables groups, were not a factor that influenced FMV as value was being determined based on tangible book, rather than as a multiple of earnings. Applying the Regional Comparables’ price to tangible book median of 135%, to Tri-State’s tangible book of $9.47 per share, resulted in a price of $12.78 per share.

Discounted Dividends Model

Danielson Capital also performed a discounted dividends analysis based on different variables derived from Tri-State, a group of Ohio commercial bank peers, the Regional and National comparables and other sources. These discounted dividend calculations were based on two different levels of net income: 1) $448,000, which is Tri-State’s annualized net income through September 30, 2007, and 2) $900,000, which assumed a return to a higher level of profitability of .85% average assets, based on peer comparisons and Tri-State’s return on average assets in recent years. The calculations at the higher income levels demonstrated the level of earnings that would be necessary to make a discounted dividend calculation meaningful.

Based on earnings of $448,000, a discount rate of 10% and a terminal value of 16 times earnings, the discounted dividend model returned a FMV of $5.73 per share. Based on earnings of $900,000 and the same discount rate and terminal value, the model returned a FMV of $14.96 per share.

Danielson Capital noted that the model is highly dependant on various assumptions and typically yields unrealistically low results for banks with low earnings and low growth rates.

Trading analysis

As support for a valuation of Tri-State stock, consideration was also given to current trading prices of Tri-State stock. However, since trading volumes in the stock are very light, it was used only as support for other valuation methods.

•	October 1st to 17th—All trades were at $14.50 per share. A total of 2,154 shares were traded with a total value of $31,233.

•

Third quarter 2007—The weighted average closing price was $14.86 per share. A total of 5,987 shares were traded with a total value of $89,000. This excludes 900 shares purchased at $16.00 per share in September by Registrar and Transfer Company as part of Tri-State’s dividend reinvestment plan.

•	Second quarter 2007—The weighted average closing price was $16.01 per share. A total of 21,970 shares were traded with a total value of $351,740.

•	First quarter 2007—The weighted average closing price was $16.71 per share. A total of 17,245 shares were traded with a total value of $288,816.

The decline in the price of Tri-State’s stock during 2007 mirrors the general decline of bank stocks. Based on the weighted average closing price for Tri-State of $17.42 per share in the 4th quarter of 2006, Tri-State’s stock had fallen 8.1% to a weighted average of $16.01 in the second quarter of 2007, and 16.8% based on a closing price of

$14.50 as of October 17, 2007. Comparatively, for the year through October 17, 2007, the SNL bank index for banks with assets of less than $250 million was down 9.9% and the SNL Midwest bank index was down 16.8%.

Summary of Results Prior to Application of GPT Premium

	Median Price/ Earnings	Value applied to Tri - State based on earnings of
		$448,000*	$700,000**
		(per share)
Regional Comparables	15.4X	$8.01	$10.94
National Comparables	15.6	8.11	12.76

	Median Price/ Tang. book	Value applied to Tri –State***	Number In Group
		(per share)
Regional Comparables	135%	$12.78	13
National Comparables	119	11.27	14

Discounted Dividend
based on earnings of
	$448,000*	$900,000****
(per share)
10% Discount rate	$5.38 - $5.73	$14.26 - $14.96
12% Discount rate	$4.68 - $5.03	$12.51 - $13.21

Recent Trades*****
	High Price	Low Price	Avg. Wghtd. Closing Price	Avg. Shares Traded Daily	Volume
2007
October	$14.50	$14.45	$14.50	180	2,154
3rd Qtr.	15.85	14.50	14.86	95	5,987
2nd Qtr.	16.97	15.27	16.01	349	21,970
1st Qtr.	17.75	16.40	16.71	283	17,245
2006
4th Qtr.	$19.40	$16.67	$17.42	322	20,297

*	Annualized earnings through September 30, 2007.
**	Based on Tri-State earning at a rate similar to its earnings in 2003 and 2004 which were $701,000, and $766,000, respectively.
***	Tangible book value of $9.47 per share.
****	Based on Tri-State having a ROAA of .85% which is similar to its ROAA in 2002 and 2004 which were 83% and .84%, respectively.
*****	Through October 17, 2007. Also excludes 900 shares purchased by Tri-State at $16.00 for dividend reinvestment plan in 3rd quarter of 2007.

Source: SNL Financial, Charlottesville, Virginia, nasdaq.com and internal reports.

Thus, based on the above information, the best guide to use to calculate the FMV of Tri-State stock, prior to any premium related to the GPT, is based on the price to tangible book value of the Regional Comparables supported by the recent trading history of Tri-State stock. Price times earnings and discounted dividends returns values were significantly lower and were not good indications of value, unless a major increase in earnings was assumed.

Based on all of the above information and Danielson Capital’s general knowledge of the market for bank stocks, the FMV for Tri-State’s stock as of October 25, 2007, before the application of any premium related to the GPT, is 135% of tangible book which is $12.78 per share.

Comparable Going Private Transactions

Since the beginning of 2005, there have been 23 comparable GPTs (“Comparable GPTs”) of banks with assets of less than $600 million for which data was readily available. Six of these transactions were in Ohio and five others were in the Midwest. The other twelve were scattered throughout the rest of the United States.

Comparable GPTs*

Name of Bank	City, State
American Bank	Allentown, PA
Cherokee Banking Company	Canton, GA
Citizens Bancorp	Corwallis, OR
Community Financial Holding	Duluth, GA
Community Investors Bancorp	Bucyrus, OH
County Bank	Lapeer, MI
FC Banc	Bucyrus, OH
First Citizens Corp.	Rogersville, TN
First Ispwich	Ispwich, MA
First Niles Financial	Niles, OH
First Southern Bancorp	Statesboro, GA
Guaranty Bancshares	Mount Pleasant, TX
Harbor Bankshares	Baltimore, MD
Heartland Bancshares	Sebring, GA
Home City Financial	Springfield, OH
Home Loan Financial	Coshocton, OH
Illini Corporation	Springfield, IL
Iowa First Bancshares	Mascatine, IA
Monarch Community Bancorp	Coldwater, MI
Northway Financial	Berlin, NH
Ohio State Bancshares	Marion, OH
PSB Group	Madison Heights, MI
South Street Financial	Albemarle, NC

*	GPTs since January 1, 2005, of banks with assets of less than $600 million.

Source:	SNL Financial, Charlottesville, Virginia.

In other GPTs announced since the beginning of 2005, the banks tended to fall within three categories based on percentages paid in excess of the stock price prior to announcement. Typically, the banks that paid a high premium had stocks that were trading at low pricing multiples and those that paid low premiums had stocks that were already trading at high pricing multiples. A summary of the pricing characteristics of the three GPT groups are as follows:

Comparable GPTs

GPT Premiums at Announcement and Pricing Multiples Prior to Announcement

	Announced Premium 21% - 39%	Announced Premium 10% - 16%	Announced Premium .4% - 4%
Premium at announcement*	25.9%	14.5%	2.7%
Pricing multiples prior to announcement
Price/Earnings	16.0X	17.5X	28.5X
Price/Tangible book	129%	135%	147%
Number in group	7	5	4

*	Based on stock price one day prior to announcement.

Source:	SNL Financial, Charlottesville, Virginia, and various SEC filings.

•

Announced premium of 21% to 39%—There were seven banks in this group. Prior to the announcement of the GPT, their median price times earnings and price to tangible book multiples were 16X and 129%, respectively.

•

Announced premium of 10% to 16%—There were five banks in this group. Prior to the announcement of the GPT, their median price times earnings and price to tangible book multiples were 17.5X and 135%, respectively.

•

Announced premium of 0.4% to 4%—There were four banks in this group. Prior to the announcement of the GPT, their median price times earnings and price to tangible book multiples were 28.5X and 147%, respectively.

If the above premium ranges were applied to Tri-State based on a stock price of $12.78 per share, the result would be:

Premium Paid on $12.78 per share	Implied Stock Price	Announced Premium on $14.50 per share	Announced Premium on $16.00 per share
39.0%	$17.76	22.5%	11.0%
25.2	16.00	10.3	0.0
21.0	15.46	6.6	(3.4)
16.0	14.82	2.2	(7.3)
11.0	14.19	(2.2)	(11.3)
4.0	13.29	(8.3)	(16.9)
0.4	12.83	(11.5)	(19.8)

Using the seven GPTs with the highest range of premiums paid, 21% to 39%, on a stock value of $12.78 per share, resulted in a value range from $15.46 to about $17.75 per share. However, Danielson Capital also took into consideration the recent trading levels of Tri-State stock and determined that the lower end of the Fair Value Range should be $16.00 per share. Thus, the premiums based on a price of $16.00 per share would be 0% at $16.00 and 11% at $17.75 per share.

This conclusion was consistent with the pricing of the banks in the Comparable GPTs in which stocks with lower pricing multiples paid a higher premium in a GPT. Tri-State at a stock price of $12.78 per share, which is 24.6X earnings and 135% of tangible book, could pay a premium of 21% to 39%, which results in a value of $15.46 to about $17.75 per share. Or assuming a stock price of $16.00 per share, which is 30.8X earnings and 169% of tangible book, Tri-State could pay a lower premium of 0% to 11%, resulting in a value of $16.00 to $17.75 per share.

Effect on Capital Levels and Book Value

Tri-State has sufficient capital and tangible capital to complete this transaction, at any price from $16.00 to $17.75 per share. If a price of $16.00 or $17.75 per share were used in this GPT, the estimated total cost to cash out those with less than 100 shares would be about $45,000 to $57,000. The total cost of cash or preferred stock issued to shareholders with 100 to 499 shares would be $737,000 to $818,000. At the top end of the range using $17.75 per share:

•

If all eligible shareholders elected the cash option, the total cash outlay would be about $850,000. Capital to assets would fall from 8.62% to 7.87%. Tangible equity to tangible assets would fall from 7.84% to 7.07% and tangible book per share would fall from $9.47 to $8.98 per share.

•

If all eligible shareholders elected to receive preferred stock, the total cash outlay would be about $50,000. Capital to assets would fall from 8.62% to 8.57%. Tangible equity to tangible assets would fall from 7.84% to 7.79% and tangible book per share would increase from $9.47 to $9.97.

Opinion of Danielson

Based on the above comparisons and analyses, Danielson Capital determined that as of October 25, 2007, the Fair Value Range for Tri-State to repurchase its common stock in conjunction with a GPT is from $16.00 to $17.75 per share. Any price within this range is a fair price for Tri-State, its shareholders who are above the threshold for the GPT and will remain shareholders, its shareholders who will elect to receive cash or preferred stock as well as its shareholders who are below the threshold and will receive cash.

Danielson Capital’s opinion relied on the assumption that the banks in the comparable groups were similar to Tri-State, but because none of these banks were entirely identical to Tri-State, the results obtained and the opinions expressed in the opinion, did not represent mathematical certainty. Additionally, Danielson Capital considered other factors as deemed necessary such as the markets served by Tri-State and market conditions in the banking industry.

Compensation of Financial Advisor and Services Performed

Pursuant to a contract dated September 21, 2007, Danielson will be paid a fee of $20,000, plus normal out-of-pocket expenses. A portion of the fee, $12,000, is contingent upon the completion of the transaction. Danielson has not performed any services or been compensated by Tri-State in the past two years and no further services have been contemplated.

CERTAIN CONSEQUENCES OF THE MERGER; BENEFITS AND DETRIMENTS TO AFFILIATED AND NON-AFFILIATED SHAREHOLDERS.

Pursuant to the terms of the Merger Agreement, following shareholder approval of the Merger proposal and subject to the fulfillment or waiver of certain conditions, Tri-State Merger Sub will be merged with and into Tri-State, and Tri-State will continue as the surviving company in the Merger. The Merger will cause a reduction in the number of Tri-State’s record shareholders from approximately 480 to approximately 243. Further, the Merger will allow the Company to terminate the registration of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, which will permit the Company to cease submitting current and periodic reports with the Securities and Exchange Commission and eliminate the necessity for the Company to comply with the proxy solicitation requirements of Regulation 14A under the Securities Exchange Act of 1934. Following the Merger, Tri-State and the Bank will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the Merger will be the executive officers and directors of Tri-State immediately after the Merger. Tri-State and the Bank’s charter and by-laws will remain in effect and unchanged by the Merger. The deposits of the Bank will continue to be insured by the FDIC. The corporate existence of neither the Company nor the Bank will be affected by the Merger. Tri-State and the Bank will continue to be regulated by the same agencies that regulated each entity before the Merger.

The Company will retire shares of its Common Stock acquired for cash or Preferred Stock pursuant to the Merger. These retired shares will constitute authorized but unissued Common Stock of the Company. Shareholders receiving cash pursuant to the Merger will cease to participate in future earnings or growth, if any, of Tri-State, but they also no longer bear the risk of any decreases in the Company’s value.

Shareholders who elected to receive shares of Preferred Stock will be entitled to all distributions that are declared on Preferred Stock after the Merger is completed, but no such shareholder will receive any such distribution until his or her Common Shares have been surrendered as described in the preceding paragraph. Except as otherwise herein provided, no shareholder will be entitled to any distributions that are declared after the Merger is completed on any shares of Common Stock that are converted into either cash or shares of Preferred Stock as a result of the Merger. All shareholders will be entitled to distributions on his or her Common Stock declared prior to the date on which the Merger is completed, even if it is not paid until after the Merger is completed provided he or she held the Common Stock on the date of record for such distribution. Tri-State does not intend, however, to declare any such distribution until after the Merger is complete and all shares have been converted or exchanged. Because Tri-State will absorb all transaction costs related to the transfer of shares on its record books, the Merger will also provide shareholders of record who receive cash in the Merger a cost-effective way to cash out their investments. However, if you hold your shares in street name, you should talk to your broker, custodian or agent to determine the extent of any transaction costs they may charge in connection with the proposed transaction.

The Board of Directors also identified the following positive and negative effects to shareholders (including unaffiliated shareholders) that will result from the consummation of the Merger.

Positive Factors for Shareholders Who Receive Cash Consideration in the Merger.

The Board identified the following positive factors for the shareholders who receive Cash Consideration:

•

the fact that the Cash Consideration is all cash provides certainty of value to, and immediate liquidity for, these shareholders, in excess of liquidity available under Tri-State’s public re-sale market historically;

•	the fact that the per share Cash Consideration is at the high end of the fair value range of $16.00 to $17.75 per share of the Common Stock, as described in Danielson Capital’s valuation report; and

•

the fact that no brokerage or other transaction costs are to be incurred by the record holders receiving cash in the Merger. (Please note, however, that in the event a record holder receiving cash in the Merger actually holds such shares for the benefit of another (or others), the Company cannot guarantee the absence of transaction costs with respect to such beneficial owners.)

Positive Factors for Shareholders Who Receive Series A Preferred Shares in the Merger.

The Board identified the following positive factors for the shareholders who receive Preferred Stock in the Merger:

•	the fact that holders of Preferred Stock will receive, on a per share basis, dividends in the same amount as those received by holders of the Company’s Common Stock;

•	the fact that holders of Preferred Stock will have a preference over holders of Common Stock upon any liquidation by the Company; and

•

the fact that the Preferred Stock is convertible at the holder’s election prior to a change of control or liquidation event, and matures in 21 years entitling the holder to receive $17.00 per share or 135% of book value per share, whichever is greater.

Positive Factors for Remaining Shareholders.

The Board identified the following positive factors for the shareholders who will remain shareholders following the Merger:

•	the fact that such shareholders would have the opportunity to participate in any future growth and earnings of Tri-State;

•

the fact that such shareholders will continue to possess voting control over the Company, and, because the number of outstanding shares of Common Stock is being reduced as a result of the Merger transaction, the fact that such voting control will increase (The aggregate increase in voting power of remaining shareholders will be approximately 6%, with individual increases varying depending on individual levels of post-Merger ownership);

•

the fact that such shareholders will have dissenters’ rights to appraisal in connection with the proposed Merger transaction to the same extent as any shareholder owning fewer than 500 Common Shares; and

•

the fact that the remaining shareholders would realize the potential benefits of termination of registration of the Common Stock, including, reduced expenses of Tri-State for no longer having to comply with SEC requirements.

Negative Factors for Shareholders Receiving Cash Consideration in the Merger.

The Board identified the following negative factors for the shareholders who would receive Cash Consideration in the Merger included:

•

the fact that such shareholders will be required to surrender their shares involuntary in exchange for a cash price determined by the Board and, as a result, will not have the right to liquidate their shares at a time and price of their choosing;

•	the fact that such shareholders would not have the opportunity to participate in any future growth and earnings of Tri-State;

•

the fact that such shareholders may be required to pay income tax on the receipt of cash in the Merger (For more discussion regarding potential tax consequences, see the section of this Proxy Statement captioned “Material U.S. Federal Income Tax Consequences of the Merger”); and

Negative Factors for Shareholders Receiving Series A Preferred Shares in the Merger.

The Board identified the following negative factors for the shareholders who will receive shares of Preferred Stock in the Merger:

•

the fact that such shareholders will lose the benefits of holding shares of a company registered under and subject to Section 12(g) of the Securities Exchange Act of 1934, including the loss of liability provisions provided thereunder and decreased access to information about Tri-State, as well as the additional protections provided by the Sarbanes-Oxley Act, such as the certification of the Company’s quarterly and annual financial statements by its chief executive and chief financial officers;

•	The fact that such shareholders would no longer be able to vote on matters subject to the approval of holders of Common Stock;

•	the fact that there will be no established trading market for shares of Preferred Stock, and that such shares will have limited liquidity;

•	the fact that after the completion of the Merger, Tri-State will not be subject to the periodic reporting, proxy rules and Section 16 of the Exchange Act.

Negative Factors for Remaining Shareholders.

The Board identified the following negative factors for the shareholders who will retain their shares in the Merger:

•

the fact that such shareholders will lose the benefits of holding shares of a company registered under and subject to Section 12(g) of the Securities Exchange Act of 1934, including the loss of liability provisions provided thereunder and decreased access to information about Tri-State, as well as the additional protections provided by the Sarbanes-Oxley Act, such as the certification of the Company’s quarterly and annual financial statements by its chief executive and chief financial officers;

•

the fact that the liquidity of our Common Stock will likely be reduced following the Merger transaction because of the reduction in the number of our record shareholders of Common Stock and the fact that such stock is tradable only in privately effected transaction;

•	the fact that holders of Preferred Stock will have a preference to holders of Common Shares upon liquidation of the Company;

•	the fact that after the completion of the Merger, Tri-State will not be subject to the periodic reporting, proxy rules and Section 16 of the Exchange Act.

While the Board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors, and that the proposed transaction was fair and in the best interest of Tri-State’s shareholders. While financial information regarding the Company will cease to be available as a result of filings made with the SEC, the Company and the Bank will continue to file periodic financial reports to the Board of Governors of the Federal Reserve and the Office of the Comptroller of the Currency.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

The Board of Directors has unanimously approved the Merger proposal and further recommends that the shareholders vote in favor of the Merger and the related amendment to the Company’s Articles of Incorporation to authorize the shares of Preferred Stock. The Board makes this recommendation after consideration of the following factors: (1) the projected cost savings and other benefits to the Company that will result from deregistering the Company’s Common Stock; (2) the financial and structural fairness of the transaction to all shareholders of the Company; and (3) the procedural safeguards used by the Company. In addition, based on the Board’s considerations pursuant to (2) and (3) above, the Board of Directors of Tri-State has determined that the proposed transactions are in the best interests of, and fair to, all shareholders of Tri-State 1st Banc, Inc., including all non-affiliated shareholders.

COMPANY BENEFITS.

The Board considered all of the factors discussed in the section of this Proxy Statement captioned “Purposes and Background of the Merger Proposal.” Based upon these considerations, the Board concluded that the proposed transaction is in the best interest of Tri-State and its shareholders.

FINANCIAL AND STRUCTURAL FAIRNESS.

The Board of Directors believes that the Merger Proposal is fair to, and in the best interests of the Company and its affiliated and unaffiliated shareholders, including shareholders who will receive cash or Preferred Stock for their Common Shares, as well as shareholders who will continue to hold Common Shares of the Company. With respect to financial fairness, the Board has accepted as accurate and expressly adopted the findings contained in the valuation report and fairness opinion provided by Danielson Capital. In making its determination regarding fairness, the Board considered each of the factors discussed in the valuation report, as described under the section of this Proxy Statement captioned “Financial Fairness of the Transaction.” The Board did not consider, and did not request that Danielson Capital evaluate Tri-State’s liquidation value. The Board did not consider Tri-State’s liquidation value to be a relevant measure of valuation given that liquidation is not considered an immediate event for Tri-State. It was the determination of the Board, based on the Company’s historically strong operating performance and the goodwill that it has established in connection with the operation of its subsidiary bank, that Tri-State 1st Banc, Inc. is more valuable as a going concern than its per share net asset value. Additionally, the $17.00 price per share offered in the Merger is at the high end of the range of fair value of the Common Stock and the Board believes a liquidation value would be below the fair value.

The Board also did not pursue any firm offers by third parties because there were none received. Management and the Board made some initial efforts to identify a buyer, but the Board determined that any further consideration thereof was inappropriate in the context of a transaction not intended to result in a change of control of Tri-State. The Board believed that it would be inappropriate to solicit such offers where no change of control was contemplated. The Board did review information provided to it by Danielson Capital which, among other things, included information concerning prices paid in acquisition transactions. Likewise, as discussed previously in “Purposes and Background of the Merger Proposal,” the Board did not consider other alternatives to a going private transaction since only the going private transaction would result in Tri-State and the Bank continuing to conduct their operations in substantially the same manner as they currently conduct their operations, only without the costs associated with being a public company. The Board believes that its conclusions with respect to the fairness of the transaction as set forth in “Financial Fairness of the Transaction” and this section are not altered by the fact that it did not consider any alternatives to a going private transaction.

In addition, the Board reviewed the range of stock prices and volume of trading of Tri-State’s common stock at the time of its meeting and for the past 11 quarters prior to the decision to enter the Merger Agreement which are set forth in the following table:

PERIOD	Number of days on which any shares traded during Period	Total Volume of Shares Traded During Period	Price Range
3rd Quarter—2007	15	6,887	$14.50–$16
2nd Quarter—2007	17	21,970	$15.27–$16.97
1st Quarter—2007	17	17,245	$16.40–$17.75

4th Quarter—2006	17	20,297	$16.67–$19.40
3rd Quarter—2006	6	4,990	$18 –$19.50
2nd Quarter—2006	16	17,939	$17.50–$19.30
1st Quarter—2006	9	10,997	$18.25–$19.25

4th Quarter—2005	13	7,110	$17.75–$18.25
3rd Quarter—2005	24	36,500	$17.40–$18.30
2nd Quarter—2005	16	11,200	$17.85–$18.65
1st Quarter—2005	17	10,500	$18.15–$18.90

4th Quarter—2004	7	3,500	$17.82–$17.04

Total shares traded over last 4 Quarters		66,399
High Price over last 4 Quarters		$19.40
Low Price over last 4 Quarters		$14.50

Average Price of Trades			Average Price Combined Period
Average Price—3rd Quarter 2007		$15.01	$15.01
Average Price—2nd Quarter 2007		$16.01	$15.77
Average Price—1st Quarter 2007		$16.71	$16.12
Average Price—4th Quarter 2006		$17.42	$16.52
Average Price—4th Quarter 2004		$17.63

The Board determined that (i) the Cash Consideration was in excess of the weighted average trading price in the relevant time period, and was thus a premium over the apparent public market for the stock, and (2) with historic limited volume of trading of the Common Stock, it was unlikely that a significant number of Tri-State shareholders would be able to sell their holdings at such market prices, and therefore the Cash Consideration would constitute significant additional liquidity.

The Board considered the Danielson Capital analysis using the discounted dividends method as an indication of the relevance of a going concern value on the fairness of the transaction. This method valued the Company as if it were a going concern by taking the future value of dividend payable by the Company and a future terminal value of the Company and discounting both back to present value using certain assumptions. As discussed under the heading “Opinion of Financial Advisor—Discounted Dividends Model” even assuming a higher net income than the Company has shown recently, this method returned a FMV significantly under the Cash Consideration on Preferred Stock issuable in the merger.

The Board also considered that in the prior two years the Company has repurchased approximately 38,850 shares of its Common Stock at market prices ranging from $17.30 to $18.50 per share. Finally the Board considered that the Company’s net book value as of September 30, 2007 was $9.47 per share.

None of the factors that the Board considered yielded a per share consideration higher than the $17.00 cash consideration being paid in the merger.

The Board also believes that an exchange of one share of Common Stock for one share of Preferred Stock is substantively fair based on the following considerations:

•

The fact that the amount of the Preferred Stock liquidation preference is equal to or greater than the current fair value of the Company’s Common Stock, as determined by the Board upon review of the independent valuation report prepared by Danielson Capital thus if a liquidation event occurred immediately the holders of the Preferred Stock would retain more that the current market price of the Common Stock;

•

The fact that holders of the Preferred Stock will receive dividends at the same time, and in the same amount as, the holders of the Company’s Common Stock and thus will have the same dividend right they have now;

•

The liquidation protections, including upon a change of control of Tri-State, imbedded in the Preferred Stock provide significant protections to holders thereof that treat the holders of the Preferred similar to the holders of the Common;

•

The Preferred Stock, at maturity in 21 years, automatically becomes the right to receive the greater of $17.00 per share or 135% of tangible book value per share (equal to the dollar amount of all tangible assets minus all liabilities of the Company), the latter of which was the current fair value of the Company’s Common Stock, absent the going private transaction, as determined by Danielson Capital; and

•	The fact that holders who are given the opportunity to elect to exchange their Common Stock for Preferred Stock may elect instead to receive the Cash Consideration of $17.00 per share.

In making its determination regarding substantive fairness, the Board also considered the fact that holders of Common Stock who elect to receive shares of Preferred Stock will no longer have the ability to participate in the Company’s management by either electing directors or voting on other matters requiring the approval of the Company’s Common shareholders. The Board also considered the fact that holders of Preferred Stock will no longer be able to participate in any appreciation in the value potentially accruing to the Company’s Common Shares, except for the potential increases in tangible book value at maturity. Nonetheless, the Board is of the belief that the rights and preferences inherent in shares of Preferred Stock offset these lost rights. The Board also considered the fact that shareholders eligible to receive shares of Preferred Stock also have certain procedural protections, such as the right to elect to receive the fair cash value of the Company’s Common Stock as determined by the Board or to dissent from the transaction in accordance with Section 1701.85 of the Ohio Revised Code.

The Board considered the timing of the transaction in its analysis only to the extent that the increased burdens resulting from the Sarbanes-Oxley Act of 2002 would likely increase SEC-related compliance expenses dramatically beginning with the Company’s 2007 and 2008 reporting years.

PROCEDURAL CONSIDERATION.

In reaching its decision to approve the Merger proposal and recommend it for approval by shareholders, the Tri-State Board of Directors considered a number of procedural fairness factors. The factors that the Board considered positive for all the shareholders, including all non-affiliated shareholders, included:

•

The Board’s retention of an independent financial advisor, Danielson Capital, to assist it in determining the fairness of the Merger consideration and the receipt of an opinion by Danielson Capital, dated October 25, 2007, stating that the Cash Consideration, shares of Preferred Stock, or some combination thereof, as the case may be, to be received pursuant to the Merger Agreement is substantively fair to shareholders of Tri-State 1st Banc, Inc., from a financial point of view.

•	The fact that the Board retained and received advice from independent legal counsel in evaluating the terms of the Merger Agreement.

•	The fact that all members of the Board, including the non-employee directors, approved the transaction.

•

The fact that all shareholders have dissenters’ rights under Section 1701.85 of the Ohio Revised Code, including all affiliated and unaffiliated shareholders retaining their Common Stock as a result of the Merger transaction.

The Board did not consider and vote upon whether or not to, and as a result, did not, retain an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of Tri-State or the Bank for purposes of negotiating the terms of the Merger transaction or preparing a report on the fairness of the transaction. Nor did the Board structure the transaction to require the approval of at least a majority of unaffiliated security holders. Shareholders who will receive either cash or Preferred Stock in the Merger are expected to have represented less than 7% of the Common Stock outstanding prior to the Effective Time. The Merger requires approval by shareholders holding a majority of the outstanding stock. Directors and officers as a group as of September 30, 2007 own approximately 23.7% of the outstanding Common Stock of the Company. Even though the shares held by insiders represent a large percentage of votes required to approve the transaction, and a large percentage of shareholders will be receiving cash in the Merger, the Board concluded that having an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of Tri-State and/or requiring a majority of unaffiliated shareholders to approve the transaction were unnecessary for this transaction, given the relatively small percentage of Common Stock held by shareholders affected by this transaction.

Likewise, the Board did not consider establishing a committee of independent directors to negotiate on behalf of the unaffiliated security holders. None of the Company’s nine (9) directors, and only one of the Company’s executive officers, owns fewer than 500 shares. In view of the overall independent composition of the Board, which unanimously approved the Merger transaction, it was not deemed necessary to establish a committee of independent directors to negotiate on behalf of the unaffiliated security holders. The Board of Directors believes that its predominantly independent composition is sufficient for it to deliberate on this matter on behalf of all shareholders of Tri-State. Nor, for the same reasons, has the Board structured the transaction to allow access by unaffiliated shareholders to the corporate files of the Company.

The Board, based upon all the factors outlined above, believes that the Merger proposal is fair to all shareholders of Tri-State, including all non-affiliated shareholders who: (i) will receive the Cash Consideration as a result of this transaction; (ii) will receive shares of Preferred Stock as a result of this transaction; or (iii) who retain their shares of Common Stock as a result of the transaction. In view of the variety of factors considered in connection with their evaluation of the Merger proposal, the Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The Board considered all the factors as a whole in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors.

PURPOSES AND REASONS OF TRI-STATE MERGER SUB, INC.

FOR THE MERGER PROPOSAL.

Tri-State Merger Sub was organized solely for the purpose of facilitating the Merger transaction. As a result Tri-State Merger Sub’s purpose and reasons for engaging in the Merger transaction are the same as those set forth in “Purposes and Background of the Merger Proposal.”

POSITION OF TRI-STATE MERGER SUB, INC. AS TO THE FAIRNESS OF THE MERGER

Tri-State Merger Sub has considered the analyses and findings of the Tri-State Board of Directors with respect to the fairness of the Merger proposal to the Tri-State shareholders, including all non-affiliated Tri-State shareholders. As of the date hereof, Tri-State Merger Sub adopts the analyses and findings of the Tri-State Board of Directors with respect to the Merger, and believes that the Merger is fair to the Tri-State shareholders, including the non-affiliated shareholders of Tri-State who: (i) will receive the Cash Consideration as a result of this transaction; (ii) will receive shares of Preferred Stock as a result of this transaction; or (iii) who retain their shares of Common Stock as a result of the transaction. See “Recommendation of our Board of Directors.” The Merger Agreement has been approved by Tri-State Merger Sub’s Board of directors and Tri-State, as the sole shareholder of Tri-State Merger Sub.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The officers and directors of Tri-State and the Bank who are also shareholders will participate in the Merger in the same manner and to the same extent as all of the other shareholders of Tri-State. See “Financial Fairness of the Transaction.” However, all but one of the directors and the executive officers own in excess of 500 shares and will, therefore, retain their shares in the Merger, unlike many other shareholders who will be required to relinquish their interest in the Common Stock of Tri-State as a result of the Merger. Additionally, if the Merger is completed, the respective ownership percentages of each of the directors and some of the executive officers will increase, as will the ownership interests of any other shareholder who retains his or her shares. As a result of the Merger, the collective ownership interest of the directors and senior executive officers will increase from approximately 23.7% to approximately 25%. See “Voting Securities Held by Directors, Executive Officers and 5% Beneficial Owners of Tri-State 1st Banc, Inc.”

Except as set forth in the immediately preceding paragraph, the executive officers and directors of Tri-State 1st Banc, Inc. are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the company’s unaffiliated shareholders generally. The proposed transaction does not constitute a “change of control” for purposes of any existing employment agreement with the executive officers of Tri-State. Tri-State has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of Tri-State and the Bank and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the Merger and the Merger Agreement.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

During the past two years, neither the Company nor Tri-State Merger Sub has engaged in significant transactions with each other or with any of their affiliates, executive officers or directors. Nor has either entity engaged in negotiations regarding such types of transactions with the other. Except with respect to the present transaction, there are no agreements between the Company, Tri-State Merger Sub or the Company’s executive officers and directors and any other person with respect to any shares of Common Stock.

Neither the Company nor Tri-State Merger Sub has made an underwritten public offering of securities for cash during the past three years that was either registered under the Securities Act of 1933 or was exempt from registration under Regulation A thereof.

SOURCE OF FUNDS AND EXPENSES.

Assuming the exchange of all shares held by holders of fewer than 500 Common Shares for the Cash Consideration, the Company will exchange approximately 49,000 of its Common Shares. This would result in an aggregate purchase price of approximately $835,000. Importantly, this also assumes no shareholders exercise dissenters’ rights of appraisal in connection with the transaction as otherwise discussed herein. The Board of Directors has reserved the express right to re-evaluate the desirability of completing this transaction in the event the Company would be required to acquire for more than 50,000 of its issued and outstanding Common Shares for the Cash Consideration or pursuant to the exercise of dissenter’s rights.

The Company intends to defray the cost of the Cash Consideration through existing cash resources.

Tri-State will pay all of the expenses related to the Merger. We estimate that these expenses will be as follows:

SEC Filing Fees	$20,000
Legal Fees	$85,000
Accounting Fees	$3,000
Financial Advisory / Valuation Fees	$20,000
Printing Costs	$4,500
Transfer Agent Fees	$5,000
Other	$5,500
Total	$150,000

CERTAIN TERMS OF THE MERGER.

The following is a summary of certain provisions of the Merger Agreement and certain matters relating to the Merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. You are urged to read the Merger Agreement in its entirety and to consider it carefully.

EFFECTIVE TIME OF THE MERGER.

We are working to complete the Merger during the fourth quarter of 2007 so that we will terminate our registration with the SEC prior to the completion of that quarter. However, we cannot guarantee that the Merger will be effective by the end of the fourth quarter of 2007.

The Effective Time of the Merger will occur at the time (i) of the filing with and acceptance for recording of the Certificate of Merger with the Ohio Department of State, or (ii) at such time as we specify in the Certificate of Merger. The Certificate of Merger will be filed as soon as practicable after the requisite approval of the Merger proposal by the shareholders at the special meeting is obtained and the other conditions precedent to the consummation of the Merger have been satisfied. We cannot assure you that all conditions to the Merger contained in the Merger Agreement will be satisfied. See “Conditions to Consummation of the Merger” below.

ELECTION TO RECEIVE CASH OR SERIES A PREFERRED SHARES.

Shareholders owning 100 or more but fewer than 500 Common Shares as of the Record Date (the “Electing Holders”) have the choice of electing to receive: (1) the Cash Consideration for each share of Common Stock held; (2) one share of Preferred Stock for each share of Common Stock held; or (3) a combination of Cash Consideration and Preferred Stock. Shareholders who elect to receive a combination of Cash Consideration and Preferred Stock may determine at their election the whole number of their Common Shares as to which they wish to receive the Cash Consideration and the whole number of their Common Shares as to which they elect to receive shares of Preferred Stock. No Electing Holder may elect to receive fewer than 100 shares of Preferred Stock. The Election Form provided with this Proxy Statement includes a place for these shareholders to make the appropriate election. Electing Holders must indicate their election in the designated area provided on the Election Form. If you elect to receive a combination of Cash Consideration and Preferred Stock, you will need to indicate on the Election Form the number of whole Common Shares as to which you elect to receive the Cash Consideration and the whole number of Common Shares as to which you elect to receive Preferred Stock. Any ambiguous elections or elections to receive fewer than 100 Shares of Preferred Stock will be deemed to be elections to receive the Cash Consideration for such Common Shares.

If you fail to specify any election on the enclosed Election Form, you will be deemed to have elected to receive only Cash Consideration in exchange for your Common Stock. All elections must be received by the Company prior to the date of the special meeting of shareholders. You may change a previously submitted election by completing a new Election Form and sending it to the Company, but your revised election must be received prior to the date of the special meeting of shareholders.

All such shareholders will be entitled to receive the amount of Cash Consideration and/or Preferred Stock so elected upon the consummation of the proposed transactions. However, the Board of Directors has expressly reserved the right to re-evaluate the desirability of completing the proposed transactions in the event the Company would be required to acquire more than 50,000 of its Common Shares for cash, either pursuant to the terms of the Merger or pursuant to dissenters’ rights of appraisal.

SHARES OF PREFERRED STOCK WILL BE LESS LIQUID THAN SHARES OF THE COMPANY’S COMMON STOCK, WILL HAVE NO VOTING RIGHTS, AND WILL NOT BE REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934.

NONE OF THE SHARES OF PREFERRED STOCK OFFERED IN CONNECTION WITH THE TRANSACTION PROPOSED BY THIS PROXY STATEMENT ARE DEPOSITS OR ACCOUNTS. THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

GIVEN THE GENERAL TERMS AND ANTICIPATED ILLIQUIDITY OF THE PREFERRED STOCK, SHAREHOLDERS OWNING 100 OR MORE BUT FEWER THAN 500 SHARES OF COMMON STOCK ARE STRONGLY ADVISED TO CONSIDER THE DESIRABILITY OF BEING COMMITTED TO AN INVESTMENT IN SHARES OF THE PREFERRED STOCK FOR AN INDEFINITE PERIOD UNTIL MATURITY.

CONVERSION AND EXCHANGE OF STOCK CERTIFICATES.

The Record Date for determination of shareholders entitled to notice of and to vote on the Merger is                         , 2007, which is              (    ) days prior to the date of the special meeting and follows the date of this Proxy Statement. Each record holder’s status for purposes of determining eligibility for the forms of merger consideration will be fixed as of the Record Date. All shares held by such categorized shareholders (including those acquired after the Record Date, prior to the Effective Time) will be treated in the same manner. For example, a shareholder who has 99 shares as of the Record Date, but acquires additional shares before the Effective Time, will receive the Cash Consideration for all such shares. Further, a shareholder with 500 shares on the Record Date who disposes of any such shares after the Record Date but prior to the Effective Time will remain a shareholder after the Effective Time and will not have the right to elect to receive the Preferred Stock or the Cash Consideration, even though he or she holds fewer than 500 shares at such time. Conversely, a shareholder who holds 100 or more but less than 500 shares as of the Record Date (and who is therefore entitled to elect to receive the Cash Consideration or the Preferred Stock or a combination of them) and who acquires or disposes of shares prior to the Effective Time, will be treated as follows: Common Shares held at the Effective Time will be first applied to any election to receive shares of Preferred Stock made by such shareholder, and all other Common Shares held thereby shall be exchanged solely for the Cash Consideration. When these shareholders deliver their stock certificates to our designated agent along with the letter of transmittal and any other required documents, their stock certificates will be retired, and they will be issued a check in the amount of their respective aggregate Cash Consideration, a new stock certificate representing the appropriate number of Preferred Stock, or the appropriate combination thereof.

No service or brokerage charges will be payable by shareholders in connection with the exchange of their Common Shares. All such expenses will be borne by Tri-State. Shareholders who elected to receive shares of Preferred Stock will be entitled to all distributions that are declared on Preferred Stock after the Merger is completed, but no such shareholder will receive any such distribution until his or her Common Shares have been surrendered as described in the preceding paragraph. Except as otherwise herein provided, no shareholder will be entitled to any distributions that are declared after the Merger is completed on any shares of Common Stock that are automatically converted into either cash or shares of Preferred Stock as a result of the Merger. All shareholders will be entitled to distributions on his or her Common Stock declared prior to the date on which the Merger is completed, even if it is not paid until after the Merger is completed provided he or she held the Common Stock on the date of record for such distribution.

PLEASE DO NOT SURRENDER YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

CONDITIONS TO CONSUMMATION OF THE MERGER.

The Boards of directors of Tri-State and Tri-State Merger Sub have approved the Merger Agreement and authorized the consummation of the Merger. The completion of the Merger depends upon a number of events, including:

•	the approval of the Merger and the Merger Agreement by the shareholders of Tri-State;

•	the approval of the amendment to the Company’s Articles of Incorporation by the shareholders of Tri-State authorizing the Preferred Stock;

•	the approval of the Merger and the Merger Agreement by Tri-State 1st Banc, Inc. as the sole shareholder of Tri-State Merger Sub;

•	the filing of Certificate of Amendment and Certificate of Merger with the Ohio Department of State; and

•	the receipt of all regulatory approvals, if any. See “Regulatory Requirements.”

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT.

The Merger Agreement may be amended by mutual written agreement of our Board of Directors and board of directors of Tri-State Merger Sub, generally without the necessity of further action by you. No specific amendment with respect to the Merger Agreement is presently contemplated. However, if there is any material amendment to the Merger Agreement before the special meeting, we will notify you and provide you with information relating to the amendments prior to the meeting. Your approval would be required for any modification or amendment that:

•	changes the amount or kind of consideration that you will receive for your shares of Common Stock;

•	changes any provision of Tri-State’s articles of incorporation not otherwise discussed in this Proxy Statement; or

•	changes any of the terms of the Merger Agreement, if the change would adversely affect your rights as a shareholder.

The Merger Agreement may be terminated by the mutual consent in writing of Tri-State and Tri-State Merger Sub at any time before the filing of Certificate of Merger with the Ohio Department of State. At this time, the parties have no intention of terminating the Merger Agreement. However, the Board of Directors has reserved the express right to re-evaluate the desirability of completing this transaction in the event the Company would be required to acquire for cash more than 50,000 of its issued and outstanding Common Shares, either pursuant to the express terms of the Merger or pursuant to dissenters’ rights of appraisal as otherwise discussed herein.

REGULATORY REQUIREMENTS.

Except for the filing of the Certificate of Merger with the Department of State of the State of Ohio upon the approval of the Merger by the Tri-State shareholders, and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the Merger.

RIGHTS OF DISSENTING SHAREHOLDERS.

Under Ohio law, shareholders of the Company have the right to dissent from the Merger and receive the fair cash value of their shares of the Company Common Stock. Shareholders who elect to exercise their dissenters’ rights must comply with the provisions of Section 1701.85 of the Ohio General Corporation Law, a copy of which is attached as Appendix B.

Below are the steps which you must take if you are a shareholder and you wish to exercise dissenters’ rights with respect to the Merger. Failure to take any one of the required steps may result in termination of the shareholder’s dissenters’ rights. If you are a shareholder considering dissenting, you are advised to consult your own legal advisor. In addition, the Board of Directors has reserved the right to re-evaluate the form and structure of this transaction in the event the Company would be required to acquire for cash more than 50,000 of its issued and outstanding Common Shares, either pursuant to the terms of the Merger or pursuant to dissenters’ rights of appraisal as discussed herein.

1.	Must be a shareholder of record. To be entitled to dissenters’ rights as a shareholder, you must be the record holder of the dissenting shares as of the Record Date. If you have a beneficial interest in shares of the Company’s Common Stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

2.	Do not vote in favor of the Merger. You must not vote shares as to which you seek fair cash value in favor of the approval and adoption of the Agreement and Plan of Merger and the Merger contemplated by the Agreement and Plan of Merger at the special shareholders meeting. This requirement will be satisfied:

•	if a properly executed proxy is submitted with instructions to vote “against” the Merger or to “abstain” from this vote;

•	if no proxy is returned and no vote is cast at the special meeting in favor of the Merger; or

•	if you revoke a proxy and later “abstain” from or vote “against” the Merger.

A vote “FOR” the Merger is a waiver of dissenters’ rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Merger and will constitute a waiver of dissenters’ rights. Failure to vote does not constitute a waiver of dissenters’ rights.

3.	Filing a written demand. You must serve a written demand for the fair cash value of the dissenting shares upon the Company on or before the tenth day after the shareholder vote approving the Agreement and Plan of Merger and the Merger. The Company will not inform shareholders of the expiration of the ten-day period, and therefore, you are advised to retain this document. The required written demand must specify your name and address, the number of dissenting shares as to which relief is sought and the amount claimed as the fair cash value of the dissenting shares. Voting against the Merger is not a written demand as required by Section 1701.85 of the Ohio General Corporation Law.

4.	Delivery of certificates for placement of a legend. If requested by the Company, you must submit your certificates for dissenting shares to the Company for endorsement thereon of a legend indicating that a demand for fair cash value has been made. Delivery of your certificates to the Company must be made within 15 days following the Company’s request. The certificates will be returned promptly to you by the Company following endorsement.

5.	Petitions to be filed in court. If you and the Company cannot agree on the fair cash value of the dissenting shares, you must, within three months after service of your demand for fair cash value, file a complaint in the Court of Common Pleas of Columbiana County, Ohio, for a determination of the fair cash value of the dissenting shares. The Company is also permitted to file a complaint. On motion, the court shall fix a date for a hearing on the matter, at which time it shall determine whether you are entitled to fair cash value for your shares. If the court determines you are so entitled, it may appoint one or more appraisers to assist in making a determination as to the per share fair cash value. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. “Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the fair cash value be in excess of the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before each respective meeting to approve the Agreement and Plan of Merger, and the Merger. The amount of the fair cash value excludes any appreciation or depreciation in market value of your shares resulting from the Merger. The fair cash value of your shares may be higher, the same or lower than the market value of the Common Shares on the date of the Merger.

6.	Payment. The fair cash value of the shares that is agreed upon by the parties or fixed by the court shall be paid within 30 days after the date of the final determination of value, or the effective date of the Merger, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately upon and simultaneously with the surrender to the Company of the Common Stock certificates by the former shareholder.

Your right to be paid the fair cash value of the dissenting shares will terminate if:

•	for any reason the Merger does not become effective;

•	you fail to make a timely written demand on the Company;

•	you do not, upon request by the Company, timely surrender certificates for an endorsement of a legend that a demand for the fair cash value of the dissenting shares has been made;

•	you withdraw your demand, with the consent of the Board of Directors of the Company; or

•

the Company and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint within three months after service of our demand for fair cash value.

From the time you make your demand, your rights as a shareholder shall be suspended. If the Company pays cash dividends during the suspension, dissenting shareholders will be paid any such dividend as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated, all rights with respect to the dissenting shares will be restored to you. Any distribution that would have been made to you had you not made a demand will be made at the time of the termination.

To be effective, a demand for fair cash value by a shareholder of the Company Common Stock must be made by or in the name of the record holder, fully and correctly, as the shareholder’s name appears on his or her share certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares. If you hold your shares of Company Common Stock in a brokerage account or in other nominee form and you wish to exercise dissenters’ rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for fair cash value by such nominee. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

Each shareholder who may desire to receive the value of his or her shares should consult Section 1701.85 of the Ohio Revised Code and strictly adhere to all of the provisions thereof. A copy of this section is appended hereto as Appendix B.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.

The following discussion summarizes the material U.S. federal income tax consequences of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, applicable Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all in effect on the date if this discussion. Any of these authorities could be repealed, overruled or modified at any time after the date of this Proxy Statement, and any such change could be applied retroactively. This discussion does not address all aspects of United States federal income taxation that may be relevant to Tri-State shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Tri-State shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Tri-State shareholders who hold their shares of Tri-State Common Stock as part of a hedge, straddle or conversion transaction, Tri-State shareholders who acquired their shares of Tri-State Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and Tri-State shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Internal Revenue Code). In addition, this discussion does not address any tax consequences under state, local or foreign laws.

Tri-State shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the Merger to them.

The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this Proxy Statement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. Tri-State does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the Merger. In addition, Tri-State does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the Merger.

•	This discussion assumes that you hold your shares of Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

TAX CONSEQUENCES TO SHAREHOLDERS WHO RETAIN THEIR SHARES.

If you are a shareholder who retains your shares of Common Stock in the Merger and you do not receive any cash or property (including stock) as part of the Merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger. The Merger will not affect the adjusted tax basis or holding period of any shares of Common Stock that you continue to own following the Merger.

TAX CONSEQUENCES TO SHAREHOLDERS WHO RECEIVE SOLELY CASH FOR THEIR SHARES.

In general, if a Tri-State shareholder exchanges all of his or her shares of Tri-State Common Stock actually owned by him or her solely for cash in the Merger or pursuant to the exercise of dissenters’ rights, such holder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of Tri-State Common Stock surrendered, which gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period with respect to the Tri-State Common Stock surrendered is more than one year. If, however, a Tri-State shareholder exchanges all of his or her shares of Tri-State Common Stock actually owned by him or her solely for cash and also constructively owns shares of Tri-State Common Stock that are exchanged for shares of Tri-State Series A Preferred Stock in the Merger or owns shares of Tri-State Common Stock constructively after the Merger, the consequences to such holder may be similar to the consequences described below under the heading “TAX CONSEQUENCES TO SHAREHOLDERS WHO RECEIVE SERIES A PREFERRED STOCK AND CASH FOR THEIR SHARES,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such holder’s gain.

TAX CONSEQUENCES TO SHAREHOLDERS WHO RECEIVE SOLELY SERIES A PREFERRED STOCK FOR THEIR SHARES.

If you are a shareholder who receives solely Series A Preferred Stock for your shares of Common Stock in the Merger, you should be treated for federal income tax purposes as having received the Series A Preferred Stock as part of a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The basis in the Series A Preferred Stock you receive should equal the basis you had in the Tri-State Common Stock you exchanged. The holding period of the Series A Preferred Stock should include the holding period of the shares of Tri-State Common Stock surrendered. If a Tri-State shareholder has differing bases or holding periods in respect of his or her shares of Tri-State Common Stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Series A Preferred Stock received in the exchange.

TAX CONSEQUENCES TO SHAREHOLDERS WHO RECEIVE SERIES A PREFERRED STOCK AND CASH FOR THEIR SHARES.

If you are a shareholder who receives Series A Preferred Stock and cash for your shares of Common Stock in the Merger, you should be treated for federal income tax purposes as having received the Series A Preferred Stock as part of a tax-free reorganization under Section 368(a) of the Internal Revenue Code. If, pursuant to the Merger, a Tri-State shareholder exchanges all of his or her shares of Tri-State Common Stock actually owned by him or her for a combination of Series A Preferred Stock and cash, such shareholder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Series A Preferred Stock received pursuant to the Merger over such shareholder’s adjusted tax basis in the shares of Tri-State Common Stock surrendered) and (2) the amount of cash received pursuant to the Merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the Tri-State shareholder’s holding period with respect to the Tri-State Common Stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the Tri-State shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible treatment of cash as a dividend” below.

The aggregate tax basis of Series A Preferred Stock received by a Tri-State shareholder who exchanges his or her shares of Tri-State Common Stock for a combination of Series A Preferred Stock and cash pursuant to the Merger will be equal to the aggregate adjusted tax basis of the shares of Tri-State Common Stock surrendered, reduced by the amount of cash received by the Tri-State shareholder pursuant to the Merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the Tri-State shareholder on the exchange. The holding period of the Series A Preferred Stock will include the holding period of the shares of Tri-State Common Stock surrendered. If a Tri-State shareholder has differing bases or holding periods in respect of his or her shares of Tri-State Common Stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Series A Preferred Stock received in the exchange.

Possible treatment of cash as a dividend. In general, the determination of whether the gain recognized in the exchange of Tri-State Common Stock for Series A Preferred Stock and cash will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the Tri-State shareholder’s deemed percentage stock ownership of Tri-State. For purposes of this determination, Tri-State shareholders will be treated as if they first exchanged all of their shares of Tri-State Common Stock solely for Series A Preferred Stock and then Tri-State immediately redeemed (the “deemed redemption”) a portion of such Series A Preferred Stock in exchange for the cash actually received. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if (1) the deemed redemption is “substantially disproportionate” with respect to the Tri-State shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding Tri-State Common Stock), or (2) the deemed redemption is “not essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to a Tri-State shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Tri-State shareholder will depend upon the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Tri-State. In general, such determination requires a comparison of (1) the percentage of the outstanding voting stock of Tri-State that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding voting stock of Tri-State that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a Tri-State shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder. As these rules are complex and dependent upon a Tri-State shareholder’s specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” even if such shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.

TAX CONSEQUENCES TO TRI-STATE, TRI-STATE MERGER SUB AND THE BANK.

Neither Tri-State, Tri-State Merger Sub nor the Bank will recognize gain or loss for U.S. income tax purposes as a result of the Merger.

BACKUP WITHHOLDING.

Certain shareholders of Tri-State may be subject to backup withholding on the cash payments received for their shares of Common Stock. Backup withholding will not apply, however, if you furnish to Tri-State a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the Merger (Tri-State shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Internal Revenue Code should contact their tax advisors).

Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer’s federal income taxes, that taxpayer may obtain a refund from the IRS.

TAX DISCLOSURE.

This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the Merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the Merger. Tax matters are very complicated, and the tax consequences of the Merger to a Tri-State shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the Merger, as well as to any later sale of shares of Series A Preferred Stock received by you in the Merger.

OFFERING OF SERIES A PREFERRED STOCK

The issuance of Preferred Stock upon conversion of Common Shares into shares of Preferred Stock is being made pursuant to Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”) as a transaction involving a security exchanged by Tri-State, the issuer, with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. For this reason, the Company is not required and is not registering the issuance of Preferred Stock under the Securities Act.

PRO FORMA EFFECT OF THE MERGER AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Please see Appendix E to this Proxy Statement, which provides pro forma financial information on the Company as of June 30, 2007 assuming that all shareholders holding 100 or more but less than 500 Common Shares elect to receive Preferred Stock, and in the alternative, that all shareholders with fewer than 500 Common Shares elect to receive cash of $17.00 per share (and that the Company does not terminate the Merger in light of more than 50,000 Common Shares being exchanged for cash).

TERMINATION OF SECURITIES EXCHANGE ACT REGISTRATION.

Tri-State’s Common Stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of Tri-State Common Stock. Upon the completion of the Merger, Tri-State will have approximately 243 record holders of its Common Stock, which is currently registered under Section 12(g) of the Exchange Act. We intend to apply for termination of the registration of Tri-State’s Common Stock under the Exchange Act as promptly as possible after the Effective Time of the Merger. Trading of Tri-State Common Stock may continue through privately negotiated transactions after the Merger, the Over the Counter Bulletin Board or the Pink Sheets. Following the termination of the registration of the Company’s Common Stock under the Act, such stock will no longer be eligible for quotation in an automated quotations system operated by any national securities association. Once the registration of our Common Stock is terminated, it will not need to be re-registered under Section 12(g) of the Exchange Act until such time as the Company again exceeds 500 record holders of its Common Shares.

Termination of registration under the Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the Securities and Exchange Commission and would make some of the provisions of the Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and the requirements of the Sarbanes-Oxley Act of 2002, no longer applicable to the Company. The Company will continue to be governed by securities laws relative to fraud, however, and the Company and the Bank will remain subject to regulation by all government regulations related to banking.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO MERGE TRI-STATE MERGER SUB, INC. WITH AND INTO TRI-STATE 1ST BANC, INC.

PROPOSAL II—AMENDMENT TO ARTICLES OF INCORPORATION.

The Board is proposing to amend the Company’s Articles of Incorporation to authorize the issuance of 100,000 shares of Preferred Stock. The newly authorized Preferred Stock will be issued in connection with the Merger transaction to all shareholders owning 100 or more but less than 500 Common Shares as of the Record Date who elect to receive the new Preferred Stock. The number of Preferred Stock proposed for authorization represents the maximum number of such shares that the Company will likely need to issue in the event every shareholder owning 100 or more but less than 500 Common Shares elected to receive shares of Preferred Stock, as opposed to the Cash Consideration. The Merger transaction is discussed more thoroughly in Proposal I above. Below is a description of the terms of the proposed Preferred Stock, followed by a description of the terms of the Company’s Commons Stock.

PREFERRED STOCK.

Voting Rights

Except and insofar as may be provided by law, the holders of the Preferred Stock shall have no voting rights.

Preemptive Rights

The holders of Preferred Stock have no preemptive right to acquire additional shares of Preferred Stock, or any other series of Preferred Stock, which may, from time to time, be authorized and issued by the Company.

Dividend Rights

The holders of shares of Preferred Stock shall be entitled to distribution of dividends, when and as declared by the Board of Directors, in the same per share amount as paid to holders of Common Stock and at the same time. The shares of Preferred Stock shall be non-cumulative with respect to dividends.

Liquidation Preference

In the event of any Liquidation Event of the Company, before any distribution or payment is made to the holders of Common Shares, or any other junior security, the holders of Preferred Stock (or any other series on parity with the Preferred Stock) will be entitled to be paid in full the Preferred Stock Liquidation Preference of $17.00 per share. To the extent such payments are made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation will be distributed among the holders of all junior securities (of which there are currently none), and the Common Shares, according to their respective rights and preferences. If upon a Liquidation Event, the amount available for payment to the holders of Preferred Stock (and any other shares on parity therewith) is insufficient to pay each Preferred Stock holder the Liquidation Preference per share, then the holders of Preferred Stock and all other shares on a parity with the Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

Conversion Right

The shares of Preferred Stock shall be convertible, at the option of the holder, into Common Stock just prior to any “Liquidation Event” (described below) in lieu of receipt of the Liquidation Preference. Each share of Preferred Stock will be convertible into one share of Common Stock (subject to equitable adjustment).

“Liquidation Event” under the terms of the Preferred Stock (a) any consolidation or merger of Tri-State with or into any other entity or person, or any other corporate reorganization, in which the shareholders of Tri-State immediately prior to such consolidation, merger or reorganization, (b) the sale, lease, or other disposition of all or substantially all of the assets of Tri-State, (c) a Sale of Voting Control or (d) any liquidation, dissolution or winding up of Tri-State, whether voluntary or involuntary. “Sale of Voting Control” means the transfer by shareholders of Tri-State (in one or a series of related transactions) to one person or group of related persons of shares constituting not less than a majority of the outstanding voting capital stock of Tri-State.

Redemption

The Preferred Stock will be redeemed by Tri-State as of the 21st anniversary of its issuance, at a price per share equal to the greater of $17.00 or 1.35 times the tangible book value of the Preferred Stock as of the most recent quarter-end prior to maturity.

COMMON STOCK

Voting Rights

The Company’s Articles of Incorporation currently authorize 3,000,000 Common Shares, all of which are without par value. As of the date hereof, 855,585 of these Common Shares were issued and outstanding. Each Share of Common Stock of the Company entitles the holder thereof to one (1) vote on all matters except the election of directors, where shareholders are entitled to vote their shares cumulatively. A majority of the votes cast at a meeting of the shareholders will decide every question or matter submitted to the shareholders, unless as otherwise expressly required by Ohio law or by the Company’s Articles of Incorporation.

Cumulative Voting

As stated above, shareholders are entitled to vote shares cumulatively in the election of Directors, and Directors of the Company are elected by a plurality of votes. A shareholder voting cumulatively may cast the number of shares he owns times the number of Directors to be elected in favor of one nominee or allocate such votes among the nominees as he or she determines. As indicated below, the Company’s Code of Regulations provides for a classified, or staggered, Board of Directors. This means that the Board of Directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class of Directors expiring each year. One consequence of a classified Board of Directors is to minimize the impact of cumulative voting in the election of Directors.

Preemptive Rights

The holders of Common Shares of the Company have no preemptive right to acquire additional Common Shares, or any other security of the Company, which may, from time to time, be authorized and issued by the Company. Preemptive rights permit a shareholder, upon the issuance of additional shares by a corporation, to subscribe to a sufficient number of such shares so as to maintain his or her relative pro rata ownership interest in the corporation.

Dividend Rights

Dividends may be paid on Common Shares of the Company as are declared by the Board of Directors out of funds legally available therefor under the Ohio General Corporation Act. Pursuant to Ohio law, dividends may not exceed the surplus of a corporation, and may not be declared if the corporation is insolvent or would be made insolvent by declaration of the proposed dividend. The ability of the Board of Directors to declare dividends on Company Common Shares is also subject to the ability of the Bank to pay dividends up to the Company. Various U.S. federal statutory provisions limit the amount of dividends the Company’s banking subsidiaries can pay to the Company without regulatory approval. Dividend payments by national banks are limited to the lesser of (1) the level of undivided profits; (2) the amount in excess of which the bank ceases to be at least adequately capitalized; and (3) absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years. In addition, U.S. federal bank regulatory authorities have authority to prohibit the Company’s banking subsidiary from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute an unsafe or unsound practice. The ability of the Company’s banking subsidiary to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines. For more discussion regarding the restrictions on the ability of the Bank to pay dividends, refer to Note 17 to the Company’s Consolidated Financial Statements contained in the Company’s annual report, provided to security holders, excerpted as Exhibit 13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

POSSIBLE ANTI-TAKEOVER EFFECT OF PROPOSAL.

The proposed amendment to the Articles of Incorporation to authorize and allow for the issuance of shares of Preferred Stock pursuant to the going private Merger should not by itself operate to discourage unilateral tender offers or other attempts to take over the Company. In addition, shares of Preferred Stock do not possess voting rights under the proposed amendment to the Company’s Articles of Incorporation, and such shares would not ordinarily be entitled to voting rights in connection with any acquisition or merger of the Company under the applicable sections of the Ohio General Corporation Statute.

The foregoing discussion describing the potential “anti-takeover” effects of this proposal may not contain all of the information that is pertinent to each investor. Therefore, this disclosure is qualified in its entirety to the language of the proposed Amendment to the Articles of Incorporation, which is attached to this Proxy Statement at Appendix D.

ANTI-TAKEOVER MEASURES CURRENTLY IN PLACE.

The Company’s governing documents currently contain certain provisions to protect the interest of the Company and its shareholders in the event of a hostile takeover attempt. These will not change as a result of the proposed transaction. A brief description of the material aspects of these provisions is provided as follows:

Article VII of the Company’s Articles of Incorporation requires a “supermajority” shareholder vote in connection with the approval of certain mergers, consolidations, sales of substantially all of the assets and similar transactions involving control of the Company (“Significant Transactions”).

Specifically, a vote of at least two-thirds of the outstanding shares of the Company is generally required to effect Significant Transactions not approved by a majority of Directors not affiliated with the potential acquiror (the “Continuing Directors”). Additionally, unless the Significant Transaction is approved by a majority of Continuing Directors or the fair price provisions contained in Article Sixth are satisfied, the vote of two-thirds of the outstanding voting shares of the Company, not including shares then held by the potential acquiror, is also required to approve the Significant Transaction.

Article VI of the Company’s Articles of Incorporation contains a provision which “classifies” the Board of Directors into three classes. Classification of the Board provides for the election each year of one-third of the total number of Directors to rolling three-year terms, which makes it difficult to replace the Board of Directors.

Section 2.6 of the Company’s Code of Regulations states that the removal of a director, otherwise than for cause, requires the affirmative vote of 75% of the outstanding shares of the Company. However, a Director may not be removed if the number of shares voted against his removal would be sufficient to elect the Director if voted cumulatively at a meeting of shareholders called for that purpose.

These provisions and limitations will make it more difficult for companies or persons to acquire control of the Company without the support of the Board of Directors of the Company. However, these provisions also could deter offers for Shares in the Company which might be viewed by certain investors not to be in their best interest.

DIVIDEND POLICY AND INVESTMENT RISK.

It is currently the informal policy of the Company to declare and pay dividends on a quarterly basis. Future dividend payments may be made at the discretion of Tri-State’s Board of Directors upon consideration of factors such as operating results, financial condition, statutory and regulatory restrictions, tax consequences, and other relevant factors. Holders of Common Stock are entitled to share pro rata in the distribution of dividends when and as declared by the Board of Directors from funds legally available for such purpose. Upon the amendment to the Company’s Articles of Incorporation as described under this Proposal II, dividends paid to holders of Preferred Stock shall be identical in amount, on a per share basis, as dividends paid to holders of Common Stock.

The ability of the Company to obtain funds for the payment of dividends and for other cash requirements will be largely dependent on the amount of dividends which may be declared by its banking subsidiary. Various U.S. federal statutory provisions limit the amount of dividends the Company’s banking subsidiaries can pay to the Company without regulatory approval. Dividend payments by national banks are limited to the lesser of (1) the level of undivided profits; (2) the amount in excess of which the bank ceases to be at least adequately capitalized; and (3) absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years. Additionally, under certain circumstances, approval of the OCC may be required prior to the payment of a dividend or other distribution.

BECAUSE THE PRINCIPAL ECONOMIC VALUE OF THE PREFERRED STOCK IS A CASH DIVIDEND PAYMENT ON PARITY WITH THAT PAID TO HOLDERS OF THE COMPANY’S COMMON STOCK, AN INVESTMENT IN SHARES OF THE PREFERRED STOCK IS NOT WITHOUT ECONOMIC

RISK. WHILE THE COMPANY HAS HAD A RELATIVELY STABLE HISTORY OF BOTH EARNINGS AND SEMIANNUAL DIVIDEND DISTRIBUTIONS TO SHAREHOLDERS, THE COMPANY CANNOT GUARANTEE THAT IT WILL BE ABLE TO CONTINUE THE PAYMENT OF SUCH DIVIDENDS IN THE FUTURE. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO CREATE THE NEW CLASS OF PREFERRED STOCK.

INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS.

TIME AND PLACE OF MEETING.

This Proxy Statement and the accompanying proxy card and Election Form are furnished in connection with the solicitation of proxies to be used in voting at the special meeting of shareholders of Tri-State 1st Banc, Inc., to be held on                         , 2007, at the East Liverpool Motor Lodge located at 2340 Dresden Avenue, East Liverpool, Ohio 43920 at 10:00 a.m. (local time) (the “Meeting”) and all adjournments thereof.

THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS (HEREINAFTER SOMETIMES REFERRED TO AS “MANAGEMENT”) OF THE COMPANY. All costs associated with the solicitation will by borne by the Company. The Company does not intend to solicit proxies other than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

RECORD DATE AND MAILING DATE.

The close of business on                         , 2007, is the Record Date for the determination of shareholders entitled to notice of and to vote at the special meeting. This Proxy Statement and the enclosed form of proxy are being first sent or delivered to the Company’s shareholders on approximately                         , 2007. The Company will mail as of the Record Date the Proxy Statement to any additional record holders as of such time.

NUMBER OF SHARES OUTSTANDING.

As of the close of business on September 30, 2007, The Company had 3,000,000 shares of Common Stock, no par value, authorized, of which 855,585 shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

PURPOSES OF SPECIAL MEETING.

The purposes of the special meeting are:

1.	To consider and act upon a proposal to approve the Merger of Tri-State Merger Sub, Inc., a wholly owned subsidiary of Tri-State, with and into Tri-State 1st Banc, Inc. as contemplated by the Merger Agreement attached as Appendix A to the enclosed Proxy Statement. Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger: (i) each share of Common Stock then held by a shareholder of record who as of the Record Date held fewer than 100 shares will be converted into the right to receive the per share Cash Consideration from the Company; and (ii) each share of Common Stock then held by a shareholder of record who as of the Record Date held 500 or more shares will remain as outstanding Common Stock of the Company unchanged. At the Effective Time, each share of Common Stock then held by a shareholder of record who as of the Record Date held 100 or more but fewer than 500 shares of Common Stock will be converted into the right to receive: (i) the per share Cash Consideration; (ii) one share of a newly authorized Class A Preferred Stock of the Company; or (iii) a combination of cash and Class A Preferred Stock.

2.	To amend the Articles of Incorporation to authorize the issuance of 100,000 shares of the new class of Preferred Stock.

3.	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

DISSENTERS’ RIGHTS.

The applicable provisions of the Ohio Revised Code entitle shareholders of Tri-State to exercise dissenters’ rights to appraisal. For more information regarding the exercise of dissenters’ rights, see “Rights of Dissenting Shareholders” beginning on page 36.

VOTING AT THE SPECIAL MEETING AND REQUIREMENTS FOR SHAREHOLDER APPROVAL

A quorum of shareholders must exist for the special meeting to be held. A quorum consists of a majority of shares entitled to vote represented at the special meeting in person or by proxy. Once a share is represented at the meeting it is deemed present for quorum purposes throughout the meeting or any adjourned meeting unless a new Record Date is or must be set for the adjourned meeting. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Approval of both the Merger and the amendment to the Company’s Articles of Incorporation to create the new Preferred Stock requires the affirmative vote of a majority of the shares of Tri-State entitled to vote on Proposals I and II, respectively. Consequently, shares represented at the special meeting in person or by proxy but withheld, including abstentions and broker non-votes, effectively constitute votes against the Merger. As of the date hereof, Tri-State’s directors and executive officers owned, directly or indirectly, 202,686 Common Shares, representing approximately 23.7% of the 855,585 outstanding shares of Common Stock as of that date. Each of the directors and executive officers of the Company has indicated that he or she intends to vote his or her shares in favor of the proposed Merger.

Common Shares held by Tri-State’s Employee Stock Ownership Plan (ESOP) will be voted as directed by the ESOP Trustee, or as otherwise directed by an ESOP participant over shares allocated to his or her account. Please contact your ESOP Trustee to make any direction to which you may be entitled.

Based on the 855,585 shares outstanding as of the date hereof, a quorum will consist of 427,793 shares represented either in person or by proxy, which will also be the minimum number of votes required to be cast in favor of the approval of the Merger and the amendment to the Company’s Articles of Incorporation to create the new Preferred Stock.

Abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares of Common Stock held in street name for customer accounts) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions do not count as votes in favor of or against a given matter. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as “broker non-votes” with respect to the proposal(s) being voted upon.

If you properly sign, return and do not revoke the Election Form, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted “FOR” the approval of Proposals I and II, and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting which were unknown to us a reasonable time before the solicitation.

You can revoke your proxy at any time before it is voted by submitting either a written revocation of your proxy or a duly signed proxy bearing a date subsequent to your originally submitted proxy to the Secretary of the Company at 16924 St. Clair Avenue, East Liverpool, Ohio 43920. You may also revoke your proxy by attending the special meeting and voting in person.

SOLICITATION OF PROXIES.

Proxies are being solicited by our Board of Directors, and Tri-State will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse such brokerage firms, custodians, nominees or other fiduciaries for any expenses they incur in this regard.

ELECTION PROCEDURES FOR CERTAIN SHAREHOLDERS.

If you are a shareholder who holds 100 or more shares of Common Stock but fewer than 500 shares of Common Stock as of the Record Date, you must make your election regarding the receipt of the Cash Consideration or Preferred Stock on the Election Form provided with this Proxy Statement. You may elect to receive a combination of Cash Consideration and Preferred Stock in exchange for your shares of Common Stock. If you elect to receive a combination of Cash Consideration and Preferred Stock, you may determine at your election the whole number of Common Shares as to which you wish to receive the Cash Consideration and the whole number of your Common shares as to which you elect to receive shares of Preferred Stock. If you elect to receive part Cash Consideration and part Preferred Stock, you will need to indicate on the Election Form the number of whole Common Shares as to which you elect to receive the Cash Consideration and the whole number of Common Shares as to which you elect to receive Preferred Stock (which cannot be less than 100 shares of Preferred Stock). All such elections must be made with respect to whole shares of Common Stock, and no election can be made which would result in the issuance of a fractional share of Preferred Stock. Shares held as of the Effective Time will be applied first to any election to receive Preferred Stock (which cannot be less than 100 shares of Preferred Stock) and then to any election to receive the Cash Consideration.

If you fail to specify any election on the enclosed Election Form, or if you elect to receive less then you will be deemed to have elected to receive only Cash Consideration in exchange for your Common Stock. All elections must be received by the Company prior to the date of the special meeting of shareholders. You may change a previously submitted election by completing a new Election Form and sending it to the Company, but your revised election must be received prior to the date of the special meeting of shareholders.

INFORMATION ABOUT TRI-STATE 1ST BANC, INC.

Certain information about Tri-State is incorporated in this Proxy Statement by reference to our other filings with the SEC. Please see the sections of this Proxy entitled “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Tri-State 1st Banc, Inc. has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

TRI-STATE MERGER SUB, INC.

Tri-State Merger Sub is a newly formed Ohio corporation, and is a wholly owned subsidiary of Tri-State 1st Banc, Inc. Tri-State Merger Sub was organized solely for the purpose of facilitating the Merger transaction. The Articles of Incorporation of Tri-State Merger Sub authorize the issuance of 100 shares of common stock, all of which are held by Tri-State 1st Banc, Inc. There is no trading market for the common stock of Tri-State Merger Sub., and there have been no trades of Tri-State Merger Sub common stock since its date of incorporation. Additionally, Tri-State Merger Sub has paid no dividends since its date of incorporation and does not intend to pay any dividends prior to the Merger. Tri-State Merger Sub will be merged with and into Tri-State and will cease to exist after the Merger. Tri-State Merger Sub has not conducted any activities other than those incident to its formation, its negotiation and execution of the Merger Agreement and its assistance in preparing various SEC filings related to the proposed transaction. Tri-State Merger Sub has no significant assets, liabilities or shareholders’ equity. Members of the board of directors and senior management of Tri-State Merger Sub are identical to those of Tri-State 1st Banc, Inc. The address and telephone number of Tri-State Merger Sub’s principal offices are also the same as Tri-State 1st Banc, Inc. Tri-State Merger Sub has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

DIRECTORS AND SENIOR EXECUTIVE OFFICERS OF TRI-STATE 1ST BANC, INC.

The following table sets forth certain information regarding our directors and certain executive officers as of November 9, 2007:

Name	Age	Position	Director Since	Present and principal occupation for last five years
Edward L. Baumgardner	64	Director	2006	President and CEO of the Bank

Timothy G. Dickey	45	Director	2002	Chairman and CEO of D.W. Dickey & Son, Inc. (construction material)

John P. Scotford, Sr.	78	Director	1987	Chairman-McBarscot Company (real-estate development)

William E. Blair, Jr.	72	Director	1991	President of Bill Blair Inc. (oil & gas exploration)

Stephen W. Cooper	63	Director	1989	President of Cooper Insurance Agency (general insurance)

Marvin H. Feldman	61	Director	1987	Principal Feldman Financial Group (insurance and investments

J. Robert Berg	54	Director	2002	President of Richardson Monuments, Inc. (monument retailing)

Charles B. Lang	67	Director	1987	President of the Company and Vice President of Gateminder and of MDH Investment Management, Inc., Chairman of the Bank

John C. Thompson	80	Director	1987	Chairman of The Hall China Company (pottery manufacturer)

EXECUTIVE OFFICERS

The following information is provided with respect to Tri-State’s current executive officers as of November 7, 2007. Information for Messrs. Baumgardner and Lang is provided under the heading “Directors” above.

Name	Age	Position	Present and principal occupation for last five years
Stephen A. Beadnell	44	Chief Financial Officer	Chief Financial Officer of the Company, the Bank, Gateminder and MDH; Director of Information Technology of the Bank; Internal Auditor Home Savings and Loan Company; Controller and Treasurer, Potters Bank

Stephen A. Mabbott	50	Vice President of 1st National Community Bank	Vice President & Loan Department Manager

Robin W. Moadus	49	COO and Vice-President of 1st National Community Bank	Assistant VP Sales Manager Home Savings and Loan

Joseph B. Shemasek	41	Vice President of 1st National Community Bank	Vice President of Commercial Loans since 2004. Previously Assistant VP and Business Banking Officer of National City Bank, since 1999

VOTING SECURITIES HELD BY DIRECTORS, EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS OF TRI-STATE 1ST BANC, INC.

As of September 30, 2007, there were 855,585 shares of Common Stock outstanding. The following table sets forth information as of September 30, 2007, with respect to beneficial ownership of Common Stock of the Company by: (i) all persons known to the Company to be considered to own beneficially more than five (5%) percent of its voting securities; (ii) all Directors of the Company; and (iii) all of the Company’s executive officers as a group. Unless otherwise stated, each person so named exercises or would exercise sole voting power and investment power as to the shares of Common Stock so indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Charles B. Lang	57,830	(3)	6.76%
John P. Scotford, Sr.	72,832	(4)	8.51%
J. Robert Berg	3,606	(5)	0.42%
Edward L. Baumgardner	1,317		0.15%
William E. Blair, Jr.	18,338	(6)	2.14%
Timothy G. Dickey	1,856	(7)	0.22%
Marvin H. Feldman	11,583	(8)	1.35%
Stephen W. Cooper	4,755	(9)	0.56%
John C. Thompson	19,992		2.34%
Stephen A. Beadnell	2,784		0.33%
Steven A. Mabbott	6,293		0.74%
Robin W. Moadus	0		*
Joseph B. Shemasek	1,500		0.18%
All Directors and executive officers as a group	202,686		23.7%

*	Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.

(1)	For the purposes of this table, shares are considered “beneficially” owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days which includes shares covered by stock options that are exercisable or will become exercisable within 60 days. The amounts of such shares included above are as follows: William E. Blair, Jr. 2,200, Stephen W. Cooper 2,200, Marvin H. Feldman 2,200, Charles B. Lang 10,244, John P. Scotford, Sr. 2,200, John C. Thompson 2,200, Stephen A. Beadnell 2,750, Steven A. Mabbott 6,088 and Joseph B. Shemasek 1,500.
(2)	In computing the percentage of ownership for each nominee, director and executive officer, the shares covered by exercisable stock options (and options that will become exercisable within 60 days) held by such nominee, director, or executive officer are deemed outstanding. Therefore, the denominator used in calculating the percentage of class owned is unique to each individual nominee, director and executive officer.
(3)	Includes 550 shares owned solely by his spouse, 12,962 shares held by trust.
(4)	Includes 70,632 shares held in trust by himself and his spouse.
(5)	Includes 1,992 shares owned jointly with his spouse and 719 shares in corporate name and 498 shares owned solely by his spouse.
(6)	Includes 3,437 shares owned solely by his spouse.
(7)	Includes 1,856 shares owned jointly with his spouse.
(8)	Includes 5,160 shares owned jointly with his spouse, 113 shares owned solely by his spouse and 6460 shares owned in corporate name.
(9)	Includes 1,026 shares owned by his mother.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The Bank extends credit to certain directors, officers and employees of the Company and the Bank, as well as to members of their immediate families, in connection with mortgage loans, commercial loans, home equity lines of credit and both secured and unsecured installment loans.

The Bank’s policy provides that all loans made to directors, officers and employees are made in the ordinary course of the business of the Bank and are made on terms that are no more favorable than those offered to the general public including interest rates and collateral prevailing at the time. As of December 31, 2006, total loans outstanding extended to directors and officers aggregated $1,451,473, and as of October 31, 2007, such loans outstanding aggregated $2,066,462. The Bank believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features. The specific directors and their loan balances in excess of $120,000 are as follows: Director Blair has a balance as of October 31, 2007 of $696,867 and Director Feldman $758,198. No other related party has a balance in excess of $120,000.

STOCK REPURCHASES BY TRI-STATE.

The Company repurchased 3,227 shares of Common Stock at an average price of $17.48 per share in the fourth quarter of 2006; no other repurchases occurred in 2006. In the first quarter of 2007, the Company repurchased 3,273 Common Shares at an actual price of $16.80 per share. In the second quarter of 2007, the Company repurchased 10,949 Common Shares at prices ranging from $16.97 to $15.27 per share (and an average of $16.30 per share).

MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION.

Market Information

The number of holders of record of the Company’s Common Stock as of September 30, 2007 was 480. Currently the Company’s Common Stock is traded thinly on the Over the Counter Bulletin Board system. After the Merger, the Company’s Common Stock will no longer be eligible for trading on an exchange or automated quotation system operated by a national securities association. Tri-State will not be required to file reports under the Securities Exchange Act, and its Common Stock will not be registered under the Securities Exchange Act. Sale price information provided below on a quarterly basis for the year-to-date and the two most recent fiscal years is based on information reported to the Company by individual buyers and sellers of the Company’s stock, as obtained by the Company at or around the time of transfer. Not all sales transaction information during these periods was obtained.

2007
FIRST QUARTER		SECOND QUARTER		THIRD QUARTER
HIGH	LOW	HIGH	LOW	HIGH	LOW
$17.75	$16.40	$16.97	$15.27	$16.00	$14.50

2006
FIRST QUARTER		SECOND QUARTER		THIRD QUARTER		FOURTH QUARTER
HIGH	LOW	HIGH	LOW	HIGH	LOW	HIGH	LOW
$19.25	$18.25	$19.30	$17.50	$19.50	$18.00	$19.40	$16.67

2005
FIRST QUARTER		SECOND QUARTER		THIRD QUARTER		FOURTH QUARTER
HIGH	LOW	HIGH	LOW	HIGH	LOW	HIGH	LOW
$18.90	$18.15	$18.65	$17.85	$18.30	$17.40	$18.25	$17.75

As of September 30, 2007, the Company had 855,585 shares of Common Stock outstanding. All of such shares are eligible for sale in the open market without restriction or registration under the Securities Act of 1933, as amended (the “Securities Act”), except for shares held by “affiliates” of the Company. Shares held by affiliates are subject to the resale limitations of Rule 144, as promulgated under the Securities Act. For purposes of Rule 144, “affiliates” are deemed to be all Directors, Executive Officers and ten percent beneficial owners of the Company. As of September 30, 2007, affiliates of the Company had beneficial ownership of an aggregate of 23.7% of the Company’s Common Stock.

Rule 144 subjects affiliates to certain restrictions in connection with the resale of Company securities that do not apply to individuals currently holding outstanding shares of Company stock. Affiliates of the Company may sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of then outstanding shares of Company Common Stock, or the average weekly trading volume of the Common Stock during the four calendar weeks preceding filing by the selling affiliate of the requisite notice of sale with the SEC on Form 144. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice to the Securities and Exchange Commission, and the availability of current public information about the Company.

Dividends

Dividends are generally declared by the Board of Directors of the Company quarterly. On September 18, 2007, the Company paid a dividend of $0.10 per common share to its shareholders. The Company is not in arrears on any dividends declared prior to the date of this Proxy Statement. Dividends per share declared by the Company on its Common Stock during the years of 2006 and 2005 are as follows:

MONTH	2007	2006	2005
March	$0.10	$0.10	$0.10
June	$0.10	$0.10	$0.10
September	$0.10	$0.10	$0.10
December	$0.10	$0.10	$0.10

The Company currently expects that comparable quarterly cash dividends will continue to be paid in the future. However, while the company has had a relatively stable history of semiannual dividend distributions to shareholders, the Company cannot guarantee that it will be able to continue the payment of such dividends in the future. All dividends previously declared on the Common Stock have been paid as of the date of this Proxy Statement and the Company has no arrearages for dividends on the Common Stock through the date of this Proxy Statement, and further, does not intend to declare any dividends prior to the Effective Time.

FINANCIAL AND OTHER INFORMATION.

Representatives of the Company’s independent registered public accounting firm for the current year and the most recently completed fiscal year are not expected to be present at the special meeting of shareholders. If present, such representative will be provided with the opportunity to make a statement if they desire to do so, and will be available to respond to any appropriate questions.

Tri-State’s book value per share as of September 30, 2007 is $10.51. Tri-State’s Ratio of Earnings to fixed charges is as follows:

Ratio of Earnings to Fixed Charges	September 30, 2007	2006	2005	2004	2003	2002
	122.02%	118.75%	145.10%	180.04%	162.80%	149.11%

For a listing of all financial and related information incorporated by reference into this document from other filings submitted to the SEC, please refer to the section captioned “Documents Incorporated by Reference.”

FUTURE SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE COMPANY’S BOARD OF DIRECTORS.

If the Merger is approved by the requisite vote of the Company’s shareholders, the Company will not be required to include shareholder proposals in its proxy materials in connection with next year’s special meeting, as permitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Shareholders who desire to submit proposals at the Company’s 2008 Annual Meeting of Shareholders must submit such proposals so that they are received by the Company no later than November 14, 2007, in order to be considered for inclusion in the Company’s Proxy materials for such meeting. Such shareholder proposals as well as any questions relating thereto, should be submitted to Tri-State 1st Banc, Inc., 16924 St. Clair Avenue, East Liverpool, Ohio 43920, Attn: Secretary. Additionally, the Board appointed proxies will have discretionary authority to vote on any proposals by shareholders that are not intended to be mailed in the Company’s proxy materials for the 2008 Annual Meeting of Shareholders, but are intended to be presented by the shareholders from the floor, unless notice of the intent to make such proposal is received at the address above on or before January 28, 2008.

OTHER MATTERS.

The management of the Company is not aware of any other matters to be presented for consideration at the meeting or any adjournment thereof. If any other matter should properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

Only one Proxy Statement is being delivered to record shareholders of the Company sharing an address unless the Company has received a contrary instruction from you. The Company undertakes to deliver promptly upon written or oral request a separate copy of the Proxy Statement to you at a shared address to which a single copy of the documents was delivered. If you wish to receive such additional copies, free of charge, or if you are receiving multiple copies at the same address and wish to receive delivery of a single copy of annual reports or proxy statements, please contact Charles Lang at Tri-State at (330) 385-9200 or in writing at 16924 St. Clair Avenue, East Liverpool, Ohio 43920.

WHERE YOU CAN FIND MORE INFORMATION.

Tri-State files reports, Proxy Statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 100 F. Street, NE, Washington, D.C. 20549.

The SEC also maintains an Internet world wide website that contains reports, Proxy Statements and other information about issuers including Tri-State, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Tri-State and the Merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this Proxy Statement. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE.

The SEC allows Tri-State to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference the documents listed below that Tri-State has filed previously with the SEC. They contain important information about Tri-State and its financial condition.

•

Tri-State’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the SEC on March 27,2007, and the Annual Report to Security Holders first delivered to shareholders of Tri-State are hereby incorporated by reference. The audited financial statements are included as Exhibit 13.2 to the Form 10-KSB. The Selected Financial Data is included in Annex H on page 10 of the Annual Report to Security Holders (Annex H includes excerpts from the Company’s Annual Report to Security Holders with respect to the year ended December 31, 2006). Management’s Discussion and Analysis of Financial Condition and Results of Operations is included in Annex H on pages 41-45 of the Annual Report to Security Holders. Discussion regarding the business of the Company is included in Part I, Item 1 of the Form 10-KSB on pages 3 through 4 thereof and pages 16 and 39 of Exhibit 13.2 to the Company’s annual report on Form 10-KSB, filed with the SEC on March 27, 2007.

•

Tri-State’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, filed with the Commission on November 13, 2007, is hereby incorporated by reference. The unaudited financial statements, including the notes thereto, are included in Part I, Item 1 of the Form 10-QSB on pages 2 -12 thereof. Management’s Discussion and Analysis of Financial Condition and Results of Operations is included in Part I, Item 2 of the Form 10-QSB on pages 12 - 21 thereof.

A copy of the Company’s most recent Annual Report on Form 10-K is attached as Appendix F to this proxy statement. A copy of the Company’s Quarterly Report on Form 10-QSB is attached as Appendix G to this proxy statement. These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this Proxy Statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

Date: , 2007	By Order of the Board of Directors of Tri-State 1st Banc, Inc. Charles B. Lang, President

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BETWEEN

TRI-STATE 1ST BANC, INC. AND TRI-STATE MERGER SUB, INC.

THIS AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of November 9, 2007, is hereby entered into by and between Tri-State Merger Sub, Inc., an Ohio corporation (“Merger Sub”), and Tri-State 1st Banc, Inc., an Ohio corporation (“Tri-State”).

RECITALS

Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of Common Stock, no par value (“Merger Sub Common Stock”), of which 100 shares are issued and outstanding and held by Tri-State. Tri-State is a corporation duly organized and validly existing under the laws of the State of Ohio. As of the date hereof, the authorized capital stock of Tri-State consists of 3,000,000 shares of common stock, no par value (“Tri-State Common Stock”), of which 855,585 shares are presently issued and outstanding. The respective Boards of Directors of Tri-State and Merger Sub deem the Merger Agreement advisable and in the best interests of each such corporation and their respective shareholders.

The respective Boards of Directors of Tri-State and Merger Sub, by resolutions duly adopted, have approved the Merger Agreement and have each recommended that the Merger Agreement be approved by their respective shareholders and have each directed that this Merger Agreement be submitted for approval by their respective shareholders. Shareholders of Tri-State and shareholders of Merger Sub are each entitled to vote to approve the Merger Agreement. The number of shares of Tri-State Common Stock and the number of shares of Merger Sub Common Stock are not subject to change before the Effective Time (as hereinafter defined). Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I

THE MERGER

1.1 THE MERGER. Subject to the terms and conditions of this Merger Agreement, and in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time (as defined in Section 1.2), Merger Sub shall merge (the “Merger”) with and into Tri-State, and Tri-State shall survive the Merger and shall continue its corporate existence under the laws of the State of Ohio as the “Surviving Corporation” as defined in Section 1701.01 of the OGCL. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate and the name of the Surviving Corporation shall be “Tri-State 1st Banc, Inc.”

1.2 EFFECTIVE TIME. As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the shareholders of the constituent corporations and after the receipt of all required regulatory approvals and the expiration of any statutory waiting periods, a Certificate of Merger meeting the requirements of Section 1701.81 of the OGCL shall be filed with the Ohio Office of the Secretary of State for approval. The Merger shall become effective (“the Effective Time”) when the Certificate of Merger has been accepted for filing by the Ohio Office of the Secretary of State or as otherwise specified in the Certificate of Merger.

1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the OGCL.

1.4 TREATMENT OF TRI-STATE COMMON STOCK; CONVERSION OF MERGER SUB COMMON STOCK.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of any Record Holder (as hereinafter defined), the following shall occur:

(1) Each issued and outstanding share of Tri-State Common Stock (a “Share”) owned by a First Tier Record Holder (as hereinafter defined) shall be converted, without any action on the part of such First Tier Record Holder, into the right to receive cash from the Surviving Corporation in the amount of $17.00 per Share (the “Cash Consideration”), without interest thereon, upon surrender to the Surviving Corporation of their certificates formerly representing such Shares in exchange for all Shares held at the Effective Time, whereupon, at and as of such Effective Time, such First Tier Record Holders shall cease to have any rights as shareholders of the Surviving Corporation, other than such rights, if any, as they may have under the OGCL; their sole and exclusive right with respect to such Shares of Tri-State Common Stock being to receive the Cash Consideration, without interest thereon, upon surrender to the Surviving Corporation of their certificates formerly representing Shares of Tri-State Common Stock.

(2) Each Share of Tri-State Common Stock owned by a Second Tier Record Holder (as hereinafter defined) who has submitted a Proper Election (as hereinafter defined) to Tri-State shall be converted in accordance with said Proper Election upon surrender to the Surviving Corporation of their certificates formerly representing Shares in exchange for all Shares held at the Effective Time, provided that any additional Shares held of record by a Second Tier Record Holder acquired after the time required for making a Proper Election but prior to the Effective Time shall be exchanged for the per Share Cash Consideration.

(A) Second Tier Record Holders that have not made a Proper Election shall be deemed to have elected to receive the Cash Consideration, without interest thereon, upon surrender to the Surviving Corporation of their certificates formerly representing Shares in exchange for all Shares held at the Effective Time.

(B) To the extent any Second Tier Record Holder has elected, or who otherwise would be deemed to have elected, the Cash Consideration, such Record Holder shall cease to have any rights as a shareholder of Tri-State or the Surviving Corporation with respect to such Shares of Tri-State Common Stock for which the election to receive the Cash Consideration was made (or deemed to have been made), except such rights, if any, as such Record Holders may have pursuant to the OGCL; their sole and exclusive right with respect to such Shares of Tri-State Common Stock being to receive the Cash Consideration, without interest thereon, upon surrender to the Surviving Corporation of their certificates formerly representing Shares of Tri-State Common Stock

(C) To the extent any Second Tier Record Holder has made a Proper Election to receive shares of Series A Preferred Stock (as hereinafter defined), such Record Holder shall cease to have any rights as a holder of Tri-State Common Stock with respect to such Shares of Tri-State Common Stock for which the election to receive shares of Series A Preferred Stock was made, except such rights, if any, as they may have pursuant to the OGCL; their sole and exclusive right with respect to such Shares of Tri-State Common Stock being to receive shares of Series A Preferred Stock upon the surrender to the Surviving Corporation of their certificates formerly representing Shares of Tri-State Common Stock. Any Second Tier Record Holder making a Proper Election to receive shares of Series A Preferred Stock shall receive one share of Series A Preferred Stock for each Share of Tri-State Common Stock held thereby with respect to which the Proper Election to receive shares of Series A Preferred Stock has been made.

(3) Each issued and outstanding Share of Tri-State Common Stock owned by a Third Tier Record Holder (as hereinafter defined) shall remain issued and outstanding as a Share of common stock of the Surviving Corporation without change. In no event shall any Third Tier Record Holder be entitled to receive either the Cash Consideration or shares of Series A Preferred Stock with respect to the Shares of Tri-State Common Stock held thereby.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Merger Sub Common Stock, each issued share of Merger Sub Common Stock shall be cancelled and of no further force or effect.

1.5 DISSENTERS’ RIGHTS. All Record Holders shall be entitled to all rights and privileges allotted to dissenting shareholders under Section 1701.85 of the OGCL. To exercise such rights, a dissenting shareholder shall be required to adhere to all of the procedures provided under Section 1701.85 of the OGCL.

1.6 CERTAIN TERMS.

(a) The term “First Tier Record Holder” shall mean a Record Holder of Tri-State Common Stock who holds of record as of the Record Date fewer than One Hundred (100) shares of Tri-State Common Stock.

(b) The term “Second Tier Record Holder” shall mean a Record Holder of Tri-State Common Stock who holds of record as of the Record Date One Hundred (100) or more shares but fewer than Five Hundred (500) shares of Tri-State Common Stock.

(c) The term “Third Tier Record Holder” shall mean a Record Holder of Tri-State Common Stock who holds of record as of the Record Date at least Five Hundred (500) shares of Tri-State Common Stock.

(d) The term “Record Holder” shall mean any record holder or holders of Tri-State Common Stock who on the Record Date would be deemed, pursuant to Rule 12g-5-1 under the Securities Exchange Act of 1934 and related interpretive guidance issued by the Securities and Exchange Commission, to be a single “person” for purposes of determining the number of record shareholders of Tri-State.

(e) The term “Proper Election” shall mean a properly completed election by a Second Tier Record Holder on a form provided to Second Tier Record Holders by Tri-State to allow them to elect to receive in exchange for Shares of Tri-State Common Stock held at the Effective Time:

(1) the per Share Cash Consideration;

(2) shares of Series A Preferred Stock; or

(3) a combination of Cash Consideration and Series A Preferred Stock.

Any election to receive a combination of Cash Consideration and Series A Preferred Stock must be made with respect to whole Shares of Tri-State Common Stock, and no election can be made which would result in the issuance of a fractional share of Series A Preferred Stock or fewer than 100 shares of Series A Preferred Stock. Any election which purports to elect fewer than 100 shares of Series A Preferred Stock shall be deemed to be an election for the Cash Consideration for such shares of Common Stock over which an ineffective election was made.

For an election to be a Proper Election, it shall be received by Tri-State by no later than the date of the special meeting of the shareholders to be held for the purpose of considering the proposed Merger (the “Special Meeting”). Second Tier Record Holders shall be entitled to change their election, provided any such change is provided on the proper form and received by Tri-State no later than the date of the Special Meeting. Any Second Tier Record Holder that is a brokerage, bank or similar entity holding securities on behalf of multiple beneficial holders may make an election on behalf of each such beneficial owner.

(f) The term “Record Date” shall mean the certain date fixed by resolution of Tri-State’s Board of Directors, which date shall be used to determine the following:

(1) the Record Holders entitled to notice of and to vote on the proposed Merger; and

(2) the Record Holders to be classified as First Tier, Second Tier and Third Tier Record Holders.

(g) The term “Merger Consideration” shall mean either the Cash Consideration or shares of Series A Preferred Stock, as the case may be.

(h) The term “Series A Preferred Stock” shall mean shares of Series A Preferred Stock of the Surviving Corporation with the rights and preferences as set forth in the amended and restated Articles of Incorporation set forth as Exhibit A attached to this Merger Agreement.

1.7 RESOLUTION OF ISSUES.

(a) Tri-State (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any Tri-State shareholder(s) or otherwise, as it may deem appropriate for purposes of this Article I and (ii) resolve and determine in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I, including, without limitation, any questions as to the number of shares held by any Record Holder immediately as of the Record Date. All determinations by Tri-State under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against Tri-State or any other person or entity with respect thereto.

(b) For purposes of this Article I, Tri-State may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Tri-State Common Stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Record Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and (ii) aggregate the shares held by any person or persons that Tri-State determines in accordance with applicable law to constitute a single Record Holder for purposes of determining the number of shares held by such Holder.

1.8 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation after the Merger shall be the Amended and Restated Articles of Incorporation as set forth in Exhibit A to this Merger Agreement until thereafter amended in accordance with applicable law.

1.9 CODE OF REGULATIONS. The Code of Regulations of Tri-State in effect as of the Effective Time shall be the Code of Regulations of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

1.10 BOARD OF DIRECTORS OF SURVIVING CORPORATION. The directors of Tri-State immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Code of Regulations.

1.11 OFFICERS. The officers of Tri-State immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Code of Regulations.

ARTICLE II

TRI-STATE COMMON STOCK CERTIFICATES

2.1 CERTIFICATES HELD BY THIRD TIER RECORD HOLDERS. From and after the Effective Time, all certificates representing Shares of Tri-State Common Stock held by any Third Tier Record Holder shall be deemed to evidence the same number of Shares of Common Stock of Tri-State, as the Surviving Corporation, which they theretofore represented.

2.2 CERTIFICATES HELD BY SECOND TIER AND FIRST TIER RECORD HOLDERS.

(a) From and after the Effective Time and until presented to the Surviving Corporation, all certificates which prior to the Effective Time represented Shares of Tri-State Common Stock that are held by any First Tier and Second Tier Record Holder shall only evidence the right to receive the Merger Consideration as hereinabove provided.

(b) Upon presentation to the Surviving Corporation by a First Tier or Second Tier Record Holder of such certificates formerly representing Shares of Tri-State Common Stock, the Merger Consideration shall be paid in accordance with the provisions contained in Article I of this Merger Agreement. No interest shall be payable on any Cash Consideration distributable pursuant to this Merger Agreement.

ARTICLE III

GENERAL PROVISIONS

3.1 TERMINATION. Notwithstanding anything herein to the contrary, the Board of Directors of Merger Sub or the Board of Directors of Tri-State at any time prior to the filing of the Certificate of Merger with the Ohio Office of the Secretary of State may terminate this Merger Agreement. This Merger Agreement shall be automatically terminated if (i) the Shareholders of Tri-State fail to approve the Merger and the Merger Agreement at a special meeting of shareholders of Tri-State to be held on such date as shall be determined by the Board of Directors of Tri-State; (ii) any regulatory or other agency (if any) which must approve the Merger, has not approved the Merger prior to January 1, 2008 or (iii) Tri-State receives Proper Elections and/notices indicating that it would be required to (A) accept for exchange for the Cash Consideration from Second Tier Record Holders and (B) pay cash pursuant to any exercise of statutory dissenters’ rights of appraisal, in the aggregate, 50,000 or more shares of Common Stock. If terminated as provided in this Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.

3.2 COUNTERPARTS. This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

3.3 GOVERNING LAW. This Merger Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.

3.4 AMENDMENT. Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Merger Sub or Tri-State; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective shareholders of Merger Sub or Tri-State, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Merger Sub Common Stock or Tri-State Common Stock hereunder other than as contemplated by this Merger Agreement, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any class or series of stock of any of the constituent corporations. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, Merger Sub and Tri-State have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.

TRI-STATE MERGER SUB, INC.	TRI-STATE 1ST BANC, INC.

/s/ CHARLES B. LANG	/s/ CHARLES B. LANG
By: Charles B. Lang President & CEO	By: Charles B. Lang President & CEO

Exhibit A

Amended and Restated Articles of Incorporation of the Surviving Corporation.

(Reproduced at Appendix D to the Proxy Statement)

APPENDIX B

PAGE’S OHIO REVISED CODE ANNOTATED

TITLE 17. CORPORATIONS—PARTNERSHIPS CORPORATIONS

CHAPTER 1701. GENERAL CORPORATION LAW

MERGER OR CONSOLIDATION

ORC Ann. 1701.85 (2005)

Section 1701.85. Dissenting shareholder’s demand for fair cash value of shares

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

B-2

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

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APPENDIX C

TRI-STATE 1ST BANC, INC

East Liverpool, Ohio

FAIRNESS OPINION

As of October 25, 2007

Set forth herein is Danielson Capital, LLC’s (“Danielson”) opinion as of October 25, 2007 as to the “fairness” of the offer by Tri-State 1st Banc Incorporated (“Tri-State”) of East Liverpool, Ohio, to repurchase Tri-State common stock from certain shareholders in exchange for newly issued preferred stock or cash in conjunction with a going private transaction (“GPT”). The goal of the GPT is to reduce the number of shareholders to below the legal threshold that would allow Tri-State to de-register with the Securities and Exchange Commission (“SEC”). In this opinion, fair market value (“FMV”) is defined as the price at which shares of Tri-State common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts, in a free and open market, either on an exchange or over-the-counter, absent the GPT. The fair value range (“Fair Value Range”) is the FMV of Tri-State stock plus a premium associated with the GPT. This fairness opinion does not take into account the “sale” value of Tri-State in which there would be a premium paid for a change in control.

In preparing this opinion, Danielson considered: (i) the markets served by Tri-State (ii) the financial condition and performance of Tri-State, (iii) the outlook of the banking industry, (iv) the dividend paying capacity of Tri-State, (v) the size of the block of stock to be repurchased, (vi) comparisons with the pricing multiples of other banks that have their stock traded in a free and open market, either on an exchange or over the counter (vii) estimated cost savings resulting from the GPT and its effect on earnings per share, (viii) the impact on equity levels and book value, (ix) comparisons with other GPTs and cost savings and premiums related to these transactions, as well as (x) any other unique characteristics.

Danielson has relied on some public data as well as data supplied by Tri-State, all of which is believed to be reliable. However, the accuracy or completeness of such information cannot be guaranteed and was not independently verified. In particular, this opinion assumes there are no significant loan problems beyond what has been stated to Danielson or has been filed with regulatory agencies.

In determining a Fair Value Range at which to repurchase shares of Tri-State’s common stock in exchange for preferred stock or cash in conjunction with a GPT, the FMV of Tri-State’s stock was first determined. Primary emphasis was given to the stock pricing multiples of comparable banks and secondary emphasis was given to recent trading levels in Tri-State stock as well as results from a discounted dividend analysis. After determining the FMV, comparisons were made to the cost savings achieved and premiums paid in other recent GPTs and an appropriate premium was applied to the FMV of Tri-State’s stock to arrive at a Fair Value Range.

Based on these comparisons and analyses, it has been determined that as of October 25, 2007, the Fair Value Range for Tri-State to repurchase its common stock in conjunction with a GPT is from $16.00 to $17.75 per share. Any price within this range is a fair price for Tri-State, its shareholders who are above the threshold for the GPT and will remain shareholders, its shareholders who will elect to receive cash or preferred stock as well as its shareholders who are below the threshold and will receive cash.

Respectfully submitted,

/s/ DAVID G. DANIELSON
David G. Danielson
President Danielson Capital, LLC

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APPENDIX D

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRI-STATE 1ST BANC, INC.

The undersigned, desiring to form a corporation for profit under the Ohio General Corporation Law, does hereby certify as follows:

Article I:	The name of the corporation shall be: Tri-State 1st Banc, Inc. (the “Corporation”).

Article II:	The place in the State of Ohio where the principal office of the Corporation shall be located is:

16924 St. Clair Avenue
P.O. Box 796
East Liverpool
Columbiana County
Ohio 43920

Article III:	The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.

Article IV:	The term for which the Corporation is to exist is perpetual.

Article V:	Capital Stock.

A. Authorized Shares.

The total number of shares of all classes of stock that the Corporation has authority to issue is Three Million One Hundred Thousand (3,100,000) shares, consisting of:

(i) 3,000,000 shares of Common Stock, without par value (“Common Stock”); and

(ii) 100,000 shares of Series A Preferred Stock, without par value (“Series A Preferred Stock”).

The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class or series of stock of the Corporation shall be as follows:

B. Voting Rights.

(i) Except as otherwise required by law or set forth in these Articles of Incorporation, the holders of Common Stock shall be entitled to notice of any meeting of shareholders and shall vote as a single class upon any matter submitted to the shareholders for a vote. Shares of Common Stock shall entitle the holders thereof to one (1) vote per share on any matter as to which they are entitled to vote.

(ii) Holders of Series A Preferred Stock shall have no voting rights, except where required under applicable law.

(iii) There shall be no cumulative voting.

C. Dividends.

Dividends may be declared and paid on the Common Stock and the Series A Preferred Stock, from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation. Any and all dividends shall be declared and paid on both the Common Stock and Series A Preferred Stock as if each were a single class and each share of Common Stock shall be pari passu with each share of Series A Preferred Stock for this purpose. Dividends shall not be cumulative with respect to either the Series A Preferred Stock or the Common Stock.

D. Liquidation Rights.

(i) Liquidation Payments.

(a) In the event of any Liquidation Event, the holders of shares of Series A Preferred Stock at the time of such event shall be entitled to be paid first, prior to any other series or class of capital stock of the Corporation, out of the assets of the Corporation legally available for distribution to holders of the Corporation’s capital stock, an amount equal to $17.00 per share of Series A Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock), (the “Preferred Stock Liquidation Preference”).

If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of the Preferred Stock Liquidation Preference under this Subsection D(1)(a), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Subsection D(1)(a).

(b) After the preferential payments described in Subsections D(1)(a) shall have been made in full to the holders of Series A Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Series A Preferred Stock so as to be available for such payments, the remaining assets, if any, of the Corporation legally available for distribution shall be distributed ratably among the holders of Common Stock in proportion to the number of shares of Common Stock then held by them.

(ii) Distributions Other than Cash. Whenever the distributions provided for in this Section D shall be payable in property other than cash, the value of such distributions shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. The Corporation shall give prompt written notice of such valuation to each record holder of Series A Preferred Stock.

(iii) Liquidation Event Defined. For purposes of this Section D, “Liquidation Event” shall mean (a) any consolidation or merger of the Corporation with or into any other entity or person, or any other corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, do not hold at least a majority of the resulting or surviving entity’s voting power immediately after such consolidation, merger or reorganization (solely in respect of their equity interests in this Corporation), (b) the sale, lease, or other disposition of all or substantially all of the assets of the Corporation, (c) a Sale of Voting Control or (d) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. “Sale of Voting Control” means the transfer by shareholders of the Corporation (in one or a series of related transactions) to one person or group of related persons of shares constituting not less than a majority of the outstanding voting capital stock of the Corporation.

(iv) Notice. In the event that a Liquidation Event shall be proposed, the Corporation shall, within ten (10) days after the date the Board of Directors approves of any such action or twenty (20) days prior to any shareholders’ meeting called to approve such action, whichever is earlier, give each holder of Series A Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Series A Preferred Stock and of Common Stock (to the extent then calculable) upon consummation of the proposed action and the proposed date of delivery thereof, and shall set forth the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible, as determined under Section E below. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give each holder of Series A Preferred Stock written notice of such material change. The Corporation shall not consummate any such proposed Liquidation Event before the expiration of thirty (30) days after the mailing of the initial notice or twenty (20) days after the mailing of any subsequent written notice, whichever is later (the “Preferred Stock Notice Period”); provided that any such 30-day or 20-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

E. Conversion Rights of Series A Preferred Stock. Just prior to the occurrence of a Liquidation Event, each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into one (1) fully paid and nonassessable share of Common Stock (subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock). Such election to so convert shares of Series A Preferred Stock into Common Stock shall be made with respect to all shares of Series A Preferred Stock of a holder at the relevant date of determination, and shall be in a signed writing delivered to the Corporation prior to the expiration of the Preferred Stock Notice Period. For the avoidance of any doubt, exercise of the conversion rights set forth in this Section E shall be in lieu of receipt of any payments with respect to the Preferred Stock Liquidation Preference.

F. Redemption of Series A Preferred Stock.

(i) Shares of Series A Preferred Stock shall be redeemed by the Corporation, out of funds lawfully available therefore at a price per share equal to the greater of (a) $17.00 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock) or (b) the product of 1.35 and the Book Value Per Share; plus in either event, all declared but then unpaid dividends on the Series A Preferred Stock (the “Series A Redemption Price”), not later than the twenty-first anniversary of the Series A Original Issue Date.

(1) “Book Value Per Share” shall mean the dollar amount of all tangible assets minus all liabilities of the Corporation, as calculated and shown on the balance sheet of the Corporation as of the quarter ended immediately prior to the date of determination, divided by the total number of shares of capital stock issued and outstanding as of the date of determination.

(2) “Series A Original Issue Date” shall mean                         , 200    .

(ii) Written notice of the redemption (the “Series A Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock, at his, her or its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Ohio General Corporation Law, not less than 30 days prior to the Series A Redemption Date. The Series A Redemption Notice shall state:

(1) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Series A Redemption Date;

(2) the Series A Redemption Date and the dollar amount of the Series A Redemption Price; and

(3) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(iii) On or before the Series A Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Series A Redemption Date, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Series A Redemption Notice, and thereupon the Series A Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

G. No Reissuance of Preferred Stock. No shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

H. Miscellaneous.

(i) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

(ii) Notices. All notices required or permitted to be sent pursuant to this Article V shall be deemed sufficient if contained in a written instrument and delivered in person or duly sent by first-class mail postage prepaid (other than in the case of notices to or from any non-U.S. resident) or by fax or FedEx or other recognized express courier service, addressed to the intended recipient at the recipient’s address as it appears on the books of the Corporation.

(iii) No Preemptive Rights. No holder of shares of Common Stock or of any other class of stock of the Corporation hereafter authorized shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into any stock of any class, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, and the Corporation may issue shares, option rights or securities having option or conversion rights without first offering them to the shareholders of any class.

(iv) Redemption of Stock. When authorized by the affirmative vote of a majority of the Board of Directors, without the action or approval of the shareholders, the Corporation may redeem, purchase and contract to purchase, at any time and from time to time, shares of any class authorized by the Corporation upon and subject to such terms and conditions as the Board of Directors may determine.

Article VI:	The number of directors which shall constitute the whole board of directors of the Corporation shall be the number from time to time fixed by the code of regulations of the Corporation, and such number of directors so fixed in such code of regulations may be changed only upon the affirmative vote of at least two-thirds of the directors in office at the time of the vote.

The Board of Directors shall be divided into three classes, to be designated Class I, Class II and Class III. The initial division of directors among the three classes shall be determined by the Board of Directors of the Corporation prior to the first annual meeting of shareholders of the Corporation. Each class shall consist of such number of directors so as to make the classes as nearly equal in number as possible, provided that no office of the initial Class I directors shall expire at the first annual meeting of shareholders following the incorporation of the Corporation, the term of office of the initial Class II directors shall expire at the second annual meeting of shareholders following the incorporation of the Corporation, and the term of office of the initial Class III directors shall expire at the third annual meeting of shareholders following the incorporation of the Corporation, or in each case when their respective successors are thereafter elected and qualified. At each future annual election, the directors chosen to succeed those whose terms are expiring at the third succeeding annual meeting of shareholders after their election or in each case when their respective successors are thereafter elected and qualified.

In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain the classes as nearly equal in number as possible.

Should a vacancy occur or be created, whether arising through death, resignation or removal (otherwise than by vote of the voting shareholders of the Corporation) of a director or through an increase in the number of directors of any class (effected otherwise than by vote of the voting shareholders of the Corporation), such vacancy shall be filled by the vote of at least a majority of the directors then remaining in office. A director so elected to fill a vacancy shall serve until the next annual meeting of shareholders of the Corporation or until his successor is thereafter elected and qualified. In all other cases any such vacancy shall be filled by vote of the voting shareholders of the Corporation.

Article VII:	Vote Required for Certain Significant Transactions

A. Higher Vote for Certain Significant Transactions

In addition to any affirmative vote required by law or these Articles, and except as otherwise expressly provided in Part B of this Article VII, the following transactions (“Significant Transactions”) shall require the affirmative vote of the holders of at least two-thirds of the outstanding securities of the Corporation entitled to vote for the election of directors, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

i. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Related Person (as hereinafter defined) with (a) any Related Person (as hereinafter defined), or (b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) or a Related Person; or

ii. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Related Person or any Affiliate of any Related Person of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $500,000 or more; or

iii. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $500,000 or more; or

iv. the purchase by the Corporation or any Subsidiary from any Related Person or from any Affiliate of a Related Person (in one transaction or a series of related transactions) of any outstanding securities of the Corporation which entitles the holder thereof to vote in the election of directors of the Corporation in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $100,000 or more; or

v. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person or any Affiliate of any Related Person; or

vi. any reclassification of securities, any reverse stock split, any recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries and any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate voting power of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person.

B. When Higher Vote is Not Required

The provisions of Part A of this Article shall not be applicable to any Significant Transaction, and such Significant Transaction shall require only such action as is required by law, the Code of Regulations of the Corporation, and any other provision of these Articles of Incorporation, if the Significant Transaction shall have been (i) approved by a majority of the Continuing Directors then on the Board (as hereinafter defined) and (ii) recommended by the Board of Directors of the Corporation to the holders of securities of the Corporation entitled to vote thereon for their approval, if such approval is required under applicable law or other provisions of these Articles of Incorporation or the Code of Regulations of the Corporation, all as then in effect.

C. Certain Definitions

For the purposes of this Article VII and Article VIII hereof:

i. the term “Significant Transaction” as used in this Article VII shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of Part A of this Article VII.

ii. the term “person” shall mean any individual, partnership, corporation, unincorporated association, or other entity.

iii. the term “Related Person” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(a) is the beneficial owner, directly or indirectly, of more than 5% of any class of securities of the Corporation which is entitled to vote for the election of directors; or

(b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the securities of the Corporation entitled to vote for the election of directors.

iv. A person shall be a “beneficial owner” of any security issued by the Corporation:

(a) which such person or any of its Affiliates or Associates (as hereinafter defined) owns, directly or indirectly; or

(b) which such person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote (whether formal or informal), or to dispose of, pursuant to any agreement, arrangement or understanding; or

(c) which is owned, directly or indirectly, inclusive of such concepts of ownership as are set forth in Article VII.C.(iv)(b) hereof, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation.

v. For the purpose of determining whether a person is a Related Person pursuant to Paragraph (iii) of this Part C, the number of shares deemed to be outstanding shall include shares which are not outstanding but which are deemed owned by such person through application of Paragraph (iv) of this Part C but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

vi. “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as currently in effect or as from time to time amended.

vii. “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in Paragraph (iii) of this Part C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

viii. “Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who (a) is not a Related Person or an Affiliate or Associate of a Related Person and was a member of the Board prior to the time that such Related Person became a Related Person or (b) is unaffiliated with the Related Person and is recommended to succeed a Continuing Director who retires, resigns, dies, or fails to stand for reelection by a majority of Continuing Directors then on the Board. Any action required or permitted to be taken under these Articles of Incorporation by a specified percentage of the Continuing Directors shall be valid action whether or not the Continuing Directors constitute a quorum of the Board of Directors at the time of taking such action.

ix. The Continuing Directors of the Corporation shall have the power to determine for the purposes of the definitions in this Article VII, on the basis of information known to them after reasonable inquiry, (a) whether a person is a Related Person, (b) the number of shares of any class of securities issued by the Corporation which are beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) the fair market value of the assets which are the subject of any Significant Transaction, or the consideration to be received for the issuance or transfer of securities by the Company or Subsidiary in any Significant Transaction. All such determinations shall be conclusive.

D. No Effect on Fiduciary Obligations of Related Persons

Noting contained in this Article VII shall be construed to relieve any Related Person, or any Affiliate or Associate of any Related Person, from any fiduciary obligation imposed by law.

Article VIII: Vote	Required for Amendment of Articles VI, VII, and VIII

Any provision in these Articles of Incorporation or in the Code of Regulations of the Corporation to the contrary notwithstanding, no provisions of Articles VI, VII and VIII of these Articles of Incorporation shall be altered, amended, supplemented or repealed by the shareholders of the Corporation, and no provision of the Code of Regulations or of these Articles of Incorporation inconsistent with such provisions shall be adopted by the shareholders of the Corporation, except by the affirmative vote of the holders of at least two-thirds of the outstanding securities of the Corporation entitled to vote on amendments to these Articles of Incorporation, voting as a single class.

APPENDIX E

Tri-State 1st Banc, Inc.

CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

Consolidated Pro Forma Balance Sheet as of June 30, 2007 (in Thousands)

	Assumes all shareholders with less than 500 shares take cash at $17 a share for a total of 48,939 shares
	Actual June 30, 2007	Adjustments		Pro Forma June 30, 2007
Assets
Cash and cash equivalents	$ 4,505	$(150	)(3)	$ 4,355
		$(812	)(1)
Securities available for sale	6,565			6,565
Securities held to maturity	25,637			25,637
Loans receivable, net	58,893			58,893
Bank owned life insurance	2,471			2,471
Premises and equipment, net	4,045			4,045
Other assets	2,791			2,791

Total assets	$104,907	$(982)		$103,925

Liabilities and Stockholders’ Equity
Deposits	79,537			79,537
Short-term debt	13,167			13,167
Long-term debt	3,093			3,093
Other Liabilities	410			410
				0

Total Liabilities	96,207	0		96,207

Stockholders’ Equity:
Preferred Stock	0	0		0
Common Stock	8,195	(832	)(4)	7,363
Treasury Stock	(1,070)			(1,070)
Retained Earnings	2,018	(150	)(3)	1,868
Comprehensive Income	(443)			(443)

Total Stockholders’ Equity	8,700	(982)		7,718

				0
Total Liabilities and Stockholders’ Equity	$104,907	$(982)		$103,925

(1)	- Cash paid for Shares
(2)	- Value of Preferred 50,000 Number of shares
(3)	- Legal and Professional Fees of Conversion
(4)	- Common Stock Retired

Tri-State 1st Banc, Inc.

CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

Consolidated Pro Forma Balance Sheet as of June 30, 2007 (in Thousands)

	Assumes all shareholders with less than 500 shares take cash at $17 a share for a total of 48,939 shares
	Actual June 30, 2007	Adjustments	Pro Forma June 30, 2007
Total interest income	$2,812		$5,726
Total interest expense	1,245		2,560

Net interest income	1,567		3,166
Provision for loan losses	93		191

Net income after provision for loan losses	1,474		2,975

Total non-interest income	1,123		2,350

Non-interest expense
Salaries and benefits	1,304		2,575
Other Expenses	1,034		2,193

Total non-interest expenses	2,338		4,768

Income before taxes on income	259		557

Taxes on income	45		111

Net income	$214		$446

Earnings per share-basis*	$0.25		$0.52
Earnings per share diluted*	$0.25		$0.52
Book Value per share	$ 10.18		$9.94

Assumes 855,585 shares outstanding

Tri-State 1st Banc, Inc.

CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

Consolidated Pro Forma Balance Sheet as of June 30, 2007 (in Thousands)

Assumes all shareholders with less

than 100 shares take cash at $17 a share for

a total of 2,859 shares and all shareholders
with 100 or more, but fewer than 500, shares
of Common Stock take shares of

Series A Preferred Stock

	Actual June 30, 2007	Adjustments		Pro Forma June 30, 2007
Assets
Cash and cash equivalents	$4,505	$(150	)(3)	$4,355
		$(49	)(1)
Securities available for sale	6,565			6,565
Securities held to maturity	25,637			25,637
Loans receivable, net	58,893			58,893
Bank owned life insurance	2,471			2,471
Premises and equipment, net	4,045			4,045
Other assets	2,791			2,791

Total assets	$104,907	$(199)		$104,708

Liabilities and Stockholders’ Equity
Deposits	79,537			79,537
Short-term debt	13,167			13,167
Long-term debt	3,093			3,093
Other Liabilities	410			410
				0

Total Liabilities	96,207	0		96,207

Stockholders’ Equity:
Preferred Stock	0	783	(2)	783
Common Stock	8,195	(832	)(4)	7,363
Treasury Stock	(1,070)			(1,070)
Retained Earnings	2,018	(150	)(3)	1,868
Comprehensive Income	(443)			(443)

Total Stockholders’ Equity	8,700	(199)		8,501

				0
Total Liabilities and Stockholders’ Equity	$104,907	$(199)		$104,708

(1)	- Cash paid for Shares
(2)	- Value of Preferred Number of shares
(3)	- Legal and Professional Fees of Conversion
(4)	- Common Stock Retired

Tri-State 1st Banc, Inc.

CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

Consolidated Pro Forma Balance Sheet as of June 30, 2007 (in Thousands)

Assumes all shareholders with less

than 100 shares take cash at

$17 a share for a total of 2,859 shares and all
shareholders with 100 or more, but fewer
than 500, shares of Common Stock take
shares of Series A Preferred Stock

	Actual June 30, 2007	Adjustments	Pro Forma June 30, 2007
Total interest income	$2,812		$5,726
Total interest expense	1,245		2,560

Net interest income	1,567		3,166
Provision for loan losses	93		191

Net income after provision for loan losses	1,474		2,975

Total non-interest income	1,123		2,350

Non-interest expense
Salaries and benefits	1,304		2,575
Other Expenses	1,034		2,193

Total non-interest expenses	2,338		4,768

Income before taxes on income	259		557

Taxes on income	45		111

Net income	$214		$446

Earnings per share-basis*	$0.25		$0.52
Earnings per share diluted*	$0.25		$0.52
Book Value per share	$10.18		$9.94

Assumes 855,585 shares outstanding

APPENDIX F

Tri-State 1st banc, Inc. Annual Report on Form 10-K for the Year Ended December 31, 2006

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-KSB

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2006

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 000-32489

TRI-STATE 1ST BANC, INC.

(Name of small business issuer in its charter)

Ohio	34-1824708
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

16924 St. Clair Avenue East Liverpool, Ohio	43920
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number, including area code:

(330) 385-9200

Securities registered persuant to Section 12(b) of the Act:

None

Securities registered persuant to Section 12(g) of the Act:

Common Stock, no par value

(title of class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒     No  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB  ☐.

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.):    Yes  ☐    No  ☒

Issuer’s revenues for its most recent fiscal year: $7.3 million.

The aggregate market value of the voting stock held by non-affiliates computed by reference to the averaged bid and ask price on February 28, 2007, was $10,881,352 (649,633 shares at $16.75 per share).

As of February 28, 2007, there were 869,807 shares outstanding of the registrant’s Common Stock.

DOCUMENTS INCORPORATED BY REFERENCE

1. Portions of the Issuer’s Annual Report to Shareholders for the year ended December 31, 2006 (Parts I and II).

2. Portions of the Issuer’s definitive Proxy Statement for the 2007 Annual meeting of Shareholders (Part III).

Transitional Small Business disclosure format (check one)    Yes  ☐    No  ☒

Tri-State 1st Banc, Inc.

Form 10-KSB

PART I

Item 1.	Description of Business

General

Certain information required by this section is presented on pages 16 and 39 of the 2006 Annual Report and is incorporated herein by reference.

As of December 31, 2006, the Company had 58 full-time employees and 29 part-time employees. The Company considers its relationship with its employees to be good. None of the employees are covered by a collective bargaining agreement.

Supervision and Regulation

The Company is subject to regulation under the Bank Holding Company Act of 1956 as amended, and as such is subject to regulation by the Federal Reserve Board (“FRB”). Bank Holding Companys are required to file with the FRB certain reports and other information regarding their business operations and those of its subsidiaries. A Bank Holding Company and its subsidiaries are also subject to examination by the FRB.

The Financial Services Modernization Act which became law in 1999 substantially changed the Bank Holding Company Act of 1956. The act permits subsidiaries of Bank Holding Companies to engage in a broad range of financial activities that were not previously permitted. The law authorizes a Bank Holding Company to affiliate with any financial company (for example, insurance or securities companies) and to cross-sell an affiliate’s products, thus allowing such a company to offer its customers any financial product or service. In addition, the law greatly expands the number of permissible holding company activities to include numerous financial activities that were not previously permitted. The law also permits operating subsidiaries of national banks to sell any financial product without geographic limitation.

Deposits maintained with the Bank are insured up to regulatory limits by the FDIC, and accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (“BIF”) administered by the FDIC. The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) was enacted on August 9, 1989. FIRREA significantly affected the financial industry in several ways, including higher deposit insurance premiums, more stringent capital requirements and new investment limitations and restrictions. The Federal Deposit Insurance Corporation Act of 1991 (“The FDIC Improvement Act”) covers a wide expanse of Banking regulatory issues including the capitalization of the BIF, deposit insurance reform, requiring the FDIC to establish a risk-based premium assessment system and a number of other regulatory and supervisory matters.

The monetary policies of regulatory authorities, including the Federal Reserve Board, have a significant effect on the operating results of banks and bank holding companies. The nature of future monetary policies and the effect of such policies on the future business and earnings of the Company cannot be predicted.

Management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of the Company.

Competition and Market area

Business is conducted through seven banking offices located in the Upper Ohio Valley Area which constitutes the tri-state region of Columbiana County, Ohio, Hancock County, West Virginia and Beaver County, Pennsylvania. The Upper Ohio Valley has long been an important industrial community of the United States. The Company is not dependent upon any single industry or business for its banking opportunities.

The Company functions in a highly competitive environment. In addition to other commercial banks, savings and loans, and savings banks, the Company must also contend with other providers of financial services including finance companies, credit unions and insurance companies. Despite having access to less resources and smaller lending limits, the Bank remains competitive in its service area with respect to interest rates and fees charged on loans, interest rates paid on time and savings deposits, and service charges on deposit accounts. The deposit base of the Bank is relatively stable whereby seasonal fluctuations in the amount of deposits have not been experienced. All of the Bank’s deposits emanate from inside the United States.

Statistical Disclosures by Bank Holding Companies

I. Distribution of Assets, Liabilities and Stockholders’ Equity; Interest Rates and Interest Differential

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the changes attributable to the combined impact of volume and rate. The change in interest rate due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of changes in each.

	For the Year Ended December 31, 2006 vs 2005
	Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)
Interest-earning assets:
Interest-bearing deposits with other banks and federal funds sold	$(74,783)	$46,379	$(28,404)
Taxable investment securities	(120,598)	118,051	(2,547)
Nontaxable investment securities(1)	(143,859)	—	(143,859)
Loans(1)	412,215	87,225	499,440

Total interest-earning assets	72,975	251,655	324,630

Interest-bearing liabilities:
Interest-bearing demand	(3,748)	(9,361)	(13,109)
Money market accounts	(33,580)	(810)	(34,390)
Savings deposits	29,602	93,595	123,197
Time deposits	(12,098)	376,014	363,916
Total borrowings	21,917	121,940	143,857

Total interest-bearing liabilities	2,093	581,378	583,471

Net change in net interest income	$70,882	$(329,723)	$(258,841)

(1)	Computed on a tax equivalent basis using a 34% federal income tax rate.

	For the Year Ended December 31, 2005 vs 2004
	Increase (Decrease) Due to
	Volume	Rate	Total Increase (Decrease)
Interest-earning assets:
Interest-bearing deposits with other banks and federal funds sold	$6,103	$56,880	$62,983
Taxable investment securities	344,576	64,952	409,528
Nontaxable investment securities(1)	(120,953)	(109)	(121,062)
Loans(1)	(149,707)	95,627	(54,080)

Total interest-earning assets	80,019	217,350	297,369

Interest-bearing liabilities:
Interest-bearing demand	(31,138)	4,677	(26,461)
Money market accounts	14,639	(640)	13,999
Savings deposits	(7,365)	(1,804)	(9,169)
Time deposits	171,214	142,616	313,830
Total borrowings	24,862	63,172	88,034

Total interest-bearing liabilities	172,212	208,021	380,233

Net change in net interest income	$(92,193)	$9,329	$(82,864)

(1)	Computed on a tax equivalent basis using a 34% federal income tax rate.

Additional information required by this section is presented on page 47 of the 2006 Annual Report and is incorporated herein by reference.

II. Investment Portfolio

A. Book Value of Investment Portfolio

The required information is incorporated by reference to pages 23 through 26 of the 2006 Annual Report.

B. Maturity and Yield Information

The following table sets forth the maturity of investments at December 31, 2006 and the weighted average yields of such investments. The yields reflected are calculated based on the basis of the cost and effective yields for the scheduled maturity of each investment.

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years Through Ten Years	Due After Ten Years	Total
U.S. treasury securities	$98,662	$—	$—	$—	$98,662
U.S. government agency securities	3,976,239	13,001,870	1,004,322	—	17,982,431
Obligations of states and political subdivisions	481,132	1,754,660	375,000	1,080,269	3,691,061
Mortgage-backed securities	1,788	1,639,865	1,834,641	6,036,751	9,513,045

Total debt securities	4,557,821	16,396,395	3,213,963	7,117,020	31,285,199
Mutual Funds(1)	—	—	—	—	972,864

Total	$4,557,821	$16,396,395	$3,213,963	$7,117,020	$32,258,063

(1)	Consists of investment in Asset Management Fund ARM Fund.

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years Through Ten Years	Due After Ten Years	Total
U.S. treasury securities	3.96%	—%	—%	—%	3.96%
U.S. government agency securities	4.00	4.13	4.15	—	4.10%
Obligations of states and political subdivisions	7.30	6.82	6.82	5.92	6.62
Mortgage-backed securities	5.19	3.95	4.25	4.50	4.36

Total debt securities	4.34	4.39	4.52	4.71	4.47
Mutual Funds(1)	—	—	—	—	4.52

Total	4.34%	4.39%	4.52%	4.71%	4.47%

(1)	Consists of investment in Asset Management Fund ARM Fund.

Weighted average yields are computed on a tax equivalent basis using a federal tax rate of 34% based on cost, adjusted for amortization of premium or accretion of discount.

C. Aggregate Book Value of Securities Exceeding 10% of Stockholders’ Equity

At December 31, 2006, non-U.S. government and U.S. government agency securities that exceeded ten percent of stockholders’ equity consisted of an investment in The Asset Management Fund ARM Fund which invests solely in mortgage-backed securities issued or guaranteed by U.S. government agencies or government-sponsored enterprises or which are rated in the two highest investment grades.

Issuer	Book Value	Market Value
The Asset Management Fund ARM Fund	$1,000,000	$972,864

III. Loan Portfolio

A. Types of Loans

The following table sets forth the composition of the loan portfolio by type of loan at the dates indicated.

	At December 31,
	2006		2005
	Amount	Percent	Amount	Percent
Real Estate Loans:
Construction	$486,910	0.94%	$244,978	0.57%
1 - 4 Family	21,332,919	40.99	20,482,135	47.80
Commercial	3,921,293	7.53	5,354,511	12.50
Commercial Loans	15,780,729	30.32	11,437,916	26.70
Consumer Loans	10,523,829	20.22	5,326,311	12.43

Total	52,045,680	100.00%	42,845,851	100.00%

Deferred loan origination fees and costs	4,847		10,304
Allowance for possible loan losses	(579,974)		(531,873)

Net loans	$51,470,553		$42,324,282

The Bank’s lending policy requires the application and satisfaction of certain underwriting standards prior to funding any loan, among which are documentation requirements to include credit and collateral value analysis. Credit qualifications entails evaluation of business cash flows or consumer income available to service debt payments. Secondary sources of repayment, including collateral and guarantees may be requested as well. Lending opportunities typically are restricted to the market areas the Bank’s branches serve.

The Bank’s lending strategy has historically focused on the origination of a mixture in its portfolio of commercial loans, one-to-four family mortgage loans and, to a lesser extent, working capital loans in the form of credit lines and term notes, personal loans, and home equity loans. Commercial real estate loans are granted for the acquisition or improvement of real property. Generally, commercial real estate loans do not exceed 70% of the appraised value of the property pledged to secure the transaction. With repayment typically contingent upon successful operation of the subject real estate, this is carefully scrutinized prior to approval.

Real estate construction loans are granted for the purpose of construction improvements to real property, both commercial and residential. Real estate loans secured by one-to-four family residential housing properties are granted subject to statutory limits regarding the maximum percentage of appraised value of the mortgaged property. Residential loan terms are normally established based upon factors such as interest rates in general, the supply of money available to the bank and the demand for such loans.

Consumer loans represent the extension of financing to customers for personal expenditures or household purposes. Creditworthiness is evaluated on the basis of projected repayment capacity as well as credit history. Such loans are granted in the form of installment or revolving transactions.

B. Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table exhibits the maturity of commercial and real estate construction loans outstanding as of December 31, 2006, and the amounts due after one year classified according to the sensitivity to changes in interest rates.

	Maturing
	Within 1 Year	One Year Through Five Years	After Five Years	Total
Commercial and agricultural	$9,683,920	$4,592,523	$1,504,286	$15,780,729
Real estate—construction	486,910	—	—	486,910
Commercial Real Estate	1,008,471	1,521,695	1,383,836	3,914,002

Total	$11,179,301	$6,114,218	2,888,122	20,181,641

Sensitivity of loans to interest rates:
Predetermined interest rates		$5,580,684	$1,683,428
Floating interest rates		533,534	1,204,694

Total		$6,114,218	$2,888,122

C. Risk Elements

Certain information required by this section is presented on pages 9, 24 through 25 and 39 through 44 of the 2006 Annual Report and is incorporated herein by reference.

The following table sets forth information regarding non-performing assets:

	At December 31,
	2006	2005
Loans past due 90 days or more and still accruing interest	$392,384	$465,806
Nonaccrual loans	115,640	410,798
Impaired loans	2,139,832	640,390

Total non-performing loans	2,647,856	1,516,994
Other real estate owned	29,402	76,652

Total non-performing assets	$2,677,258	$1,593,646

Non-performing loans as a percentage of total loans	5.14%	3.72%
Non-performing assets as a percentage of total assets	2.74%	1.70%
Allowance for loan losses as a percentage of non-performing assets	21.66%	33.2%

Non-performing assets include non-performing loans and other real estate owned. The Bank’s non-performing assets do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement.

Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their agreements is dependent upon the economic stability of the tri-state area. At December 31, 2006, the Company did not have any concentrations of loans to borrowers engaged in similar activities exceeding 10% of total loans.

While it is impossible to predict what 2006 loan losses will be, there are no potential problem loans outstanding at the end of any period presented for which there was serious doubt as to the ability of the borrower to comply with present loan repayment terms except as discussed above.

IV. Summary of Loan Loss Experience

A. Analysis of Loan Loss Experience

The following table sets forth information with respect to the bank’s allowance for loan losses at the dates indicated:

	At December 31,
	2006	2005
Balance, January 1	$531,873	$501,301
Charge-offs:
Commercial and agricultural	1,828	12,034
Real estate mortgages	39,898	3,282
Consumer	171,901	253,382

Total charge-offs	213,627	268,698

Loan recoveries:
Commercial and agricultural	—	7,000
Real estate mortgages	—	1,164
Consumer	78,978	61,420

Total loan recoveries	78,978	69,584

Net charge-offs	134,649	199,114

Provision charged to operations	182,750	229,686

Balance, December 31	$579,974	$531,873

Net charge-offs as a percent of average loans	0.27%	0.46%

The Bank believes that the allowance for loan losses at December 31, 2006 is adequate to cover probable losses inherent in the portfolio. However, there can be no assurance that the Bank will not sustain additional losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2006.

The Bank monitors its loan portfolio on a monthly basis, taking into consideration the status of potential problem loans and non-performing assets, as well as trends in delinquencies. Management’s determination of the adequacy of the allowance for loan losses is based on periodic evaluations of the credit portfolio and other relevant factors. In addition to the estimate of the amounts and timing of expected future cash flows on impaired loans, other components of the allowance for loan losses include estimates for loan losses associated within the commercial, consumer and real estate mortgage portfolios, general amounts for historical loss experience, uncertainties in estimating losses, and inherent risks in the various credit portfolios.

B. Allocation of the Allowance for Possible Loan Losses

The following table provides a breakdown of the allowance for loan losses for the periods indicated:

	At December 31,
	2006		2005
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Real Estate Loans:
Construction	$935	0.94%	$2,553	0.57%
1 - 4 Family	142,748	40.91	97,599	47.80
Commercial	151,155	7.52	157,540	12.50
Commercial Loans	129,996	30.36	151,107	26.70
Consumer Loans	141,068	20.27	112,436	12.43

Unallocated	14,072		10,638

Total	$579,974	100.00%	$531,873	100.00%

The allocation of the allowance for possible loan losses is predicated upon periodic review and evaluation of individual loans, past loss experience, risk elements associated with particular loan categories, and the impact of the economic environment. The allowance for loan losses is available to absorb credit losses arising from individual or portfolio segments. When losses on specific loans are identified, the portion deemed uncollectable is charged off.

V. Deposits

A. Average Deposits and Rates Paid by Type

The following tables summarize the daily average amount of deposits and rates paid on such deposits for the periods indicated.

	Year Ended December 31,
	2006	2005
Amount
Noninterest-bearing demand	$15,880,975	$15,009,559
Interest-bearing demand	10,392,726	10,924,706
Savings	15,855,819	12,920,725
Money market	5,264,246	8,039,124
Time	29,669,342	30,092,501

Total	$77,063,108	$76,986,615

Rate
Noninterest-bearing demand	—%	—%
Interest-bearing demand	0.65	0.73
Savings deposits	1.49	0.88
Money market	1.21	1.22
Time deposits	4.09	2.82

Remaining maturity of time certificates of deposit in denominations of $100,000 or more.

The required information is incorporated by reference to page 27 of the 2006 Annual Report.

VI. Return on Equity and Assets

The required information is incorporated by reference to page 10 of the 2006 Annual Report.

VII. Short-Term Borrowings

The required information is incorporated by reference to page 28 of the 2006 Annual Report.

The following are the principal locations and operations of the Company and it’s subsidiaries:

Description	Own or Lease	Lease Expiration
Executive Offices of the Company and Bank and Branch office 16924 St. Clair Avenue East Liverpool, OH 43920	Own	N/A

Branch office Jefferson & Lincoln Way Lisbon, OH 44432	Own	N/A

Branch office 15703 St Rt. 170 Calcutta, OH 43920	Lease	2007

Branch office Wal-Mart Store Calcutta, OH 43920	Lease	2008

Branch office 1200 North Chestnut Street New Cumberland, WV 26047	Own	N/A

Branch office 627 Midland Avenue Midland, PA 15059	Own	N/A

Branch office Bradshaw Square East Liverpool, Ohio 43920	Lease	2010

MDH Investment Management 1216 Forsyth Place East Liverpool, Ohio 43920	Lease	2009

Management asserts that for insurance purposes all facilities and equipment are subject to periodic appraisal and all properties are adequately insured.

Item 3.	Legal Proceedings

There are no pending legal proceedings, other than ordinary routine litigation incidental to banking, to which the Company or the Bank is a party of or to which any of the Company’s or Bank’s property is subject.

Item 4.	Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of security holders during the fourth quarter of fiscal 2006.

PART II

Item 5.	Market for Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Certain information is incorporated by reference to page 46 of the 2006 Annual Report.

The company repurchased 3,227 shares of common stock at an average price of 17.48 in the fourth quarter of 2006

Item 6.	Management’s Discussion and Analysis or Plan of Operations

The required information is incorporated by reference to pages 41 through 45 of the 2006 Annual Report.

Item 7.	Financial Statements

The required information is incorporated by reference to pages 11 through 39 of the 2006 Annual Report.

Critical Accounting Policies

The Company’s accounting policies are integral to understanding the results reported. The accounting policies are described in detail in Note 1 of the consolidated financial statements. Our most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgements.

Allowance for Loan Loss

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known, and inherent risks in the loan portfolio.

Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the reserve for loan losses, refer to Note 1 of “Notes to Consolidated Financial Statements”.

Item 8.	Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 8A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Based on their evaluation as of a date within 90 days of the filing date of this annual report on Form 10KSB, the Company’s principal executive officer and principal financial officer have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-14c under the Securities and Excgange Act of 1934, the “Exchange Act”) are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the exchange act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

Changes in Internal Controls

There were no significant changes in the Company’s internal controls or other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

PART III

Item 9.	Directors and Executive Officers of the Issuer

The required information is incorporated by reference to pages 4 through 5 of the 2006 Proxy Statement.

Item 10.	Executive Compensation

The required information is incorporated by reference to page 6 through 9 of the 2006 Proxy Statement.

Item 11.	Security Ownership of Certain Beneficial Owners and Management

The required information is incorporated by reference to pages 10 through 11 of the 2006 Proxy Statement.

Item 12.	Certain Relationships and Related Transactions

The required information is incorporated by reference to page 11 of the 2006 Proxy Statement.

Item 13.	Exhibits and Reports on Form 8-K

The following documents are filed as part of this report, except as may be indicated:

(1) Financial Statements:

The following Consolidated Financial Statements of Tri-State 1st Banc, Inc. together with the Report of Independent Auditors dated March 11, 2007, are included in the 2006 Annual Report of the registrant which is referenced in Part II, Item 7—Financial Statements and are incorporated herein:

(2) Exhibits and reports of Form 8-K:

(a)	Exhibits filed herewith or incorporated by reference are set forth in the following table prepared in accordance with item 601 of Regulation S-B.

	(3.1)	Articles of Incorporation of the registrant are incorporated herein by reference to the registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 8, 1996.

	(3.2)	By-laws of the registrant are incorporated by reference to the registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 8, 1996.

	(10.1)	The 1997 Stock Option Plan is incorporated by reference to the registrant’s amendment No. 1 Registration Statement Form SB-2 filed with the Securities and Exchange Commission on December 1, 1999.

	(13)	Portions of the Annual Report to Security Holders for the year ended December 31, 2005, filed herewith as exhibit 13.

	(14)	Code of Ethics Policy

	(21)	Subsidiary of the registrant incorporated herein by reference to the registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 8, 1996.

	(31.0)	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

	(31.1)	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

	(32.0)	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(b)	Reports on Form 8-K

On November 20, 2006 the Company issued a press release entitled “1st Banc Declares Dividend and Reports Quarterly Earnings” under Form 8-K Item 5.

Item 14.	Principal Accountant Fees and Services

The required information is incorporated by reference to page 11 of the 2006 Proxy Statement.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 26, 2007	By:	/s/ CHARLES B. LANG
Charles B. Lang
President

Date: March 26, 2007	By:	/s/ STEPHEN BEADNELL
Stephen Beadnell
Chief Financial Officer

In accordance with the Exchange Act, this report has been signed below by the persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ CHARLES B. LANG Charles B. Lang	President (Principal Executive Officer)	March 26, 2007

/s/ KEITH R. CLUTTER Keith R. Clutter	Secretary	March 26, 2007

/s/ STEPHEN BEADNELL Stephen Beadnell	Chief Financial Officer (Principal Financial/Accounting Officer)	March 26, 2007

/s/ EDWARD L. BAUMGARDNER Edward L. Baumgardner	Director	March 26, 2007

/s/ J. ROBERT BERG J. Robert Berg	Director	March 26, 2007

/s/ WILLIAM E. BLAIR William E. Blair	Director	March 26, 2007

/s/ STEPHEN W. COOPER Stephen W. Cooper	Director	March 26, 2007

/s/ TIMOTHY G. DICKEY Timothy G. Dickey	Director	March 26, 2007

/s/ MARVIN H. FELDMAN Marvin H. Feldman	Director	March 26, 2007

/s/ JOHN P. SCOTFORD John P. Scotford	Director	March 26, 2007

/s/ JOHN C. THOMPSON John C. Thompson	Director	March 26, 2007

Exhibit 13

TRI-STATE 1ST BANC, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

Page Number
Report of Independent Registered Public Accounting Firm	1
Financial Statements
Consolidated Balance Sheet	2
Consolidated Statement of Income	3
Consolidated Statement of Changes in Stockholders’ Equity	4
Consolidated Statement of Cash Flows	5
Notes to Consolidated Financial Statements	6 -29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Tri-State 1st Banc, Inc.

We have audited the consolidated balance sheet of Tri-State 1st Banc, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-State 1st Banc, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years then ended in conformity with U.S. generally accepted accounting principles.

/s/    S.R. Snodgrass, A.C.

Wexford, Pennsylvania

March 9, 2007

TRI-STATE 1ST BANC, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
	2006	2005
ASSETS
Cash and due from banks	$5,409,884	$6,059,509
Interest-bearing deposits with other banks	91,674	40,588
Federal funds sold	—	1,550,000

Cash and cash equivalents	5,501,558	7,650,097
Investment securities available for sale	24,022,784	25,455,135
Investment securities held to maturity (fair value of $8,151,429 and $8,937,160)	8,235,279	9,030,439
Loans	52,050,527	42,856,155
Less allowance for loan losses	579,974	531,873

Net loans	51,470,553	42,324,282
Premises and equipment	3,528,919	3,798,252
Bank-owned life insurance	2,426,012	2,340,555
Goodwill	886,784	886,784
Accrued interest and other assets	1,734,671	2,172,671

TOTAL ASSETS	$97,806,560	$93,658,215

LIABILITIES
Deposits:
Non-interest-bearing demand	$14,508,107	$16,029,665
Interest-bearing demand	10,463,023	11,161,177
Money market	6,074,532	5,642,694
Savings	17,542,209	12,126,622
Time	25,475,391	30,652,370

Total deposits	74,063,262	75,612,528
Short-term borrowings	11,276,794	5,982,201
Other borrowings	3,093,000	2,600,000
Accrued interest and other liabilities	316,829	651,669

TOTAL LIABILITIES	88,749,885	84,846,398

STOCKHOLDERS’ EQUITY
Common stock, no par value; 3,000,000 shares authorized, 915,764 shares issued	8,195,467	8,195,467
Retained earnings	1,977,995	1,988,595
Treasury stock, at cost (45,957 and 52,530 shares)	(837,179)	(963,218)
Accumulated other comprehensive loss	(279,608)	(409,027)

TOTAL STOCKHOLDERS’ EQUITY	9,056,675	8,811,817

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$97,806,560	$93,658,215

See accompanying notes to the consolidated financial statements.

2

TRI-STATE 1ST BANC, INC.

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2006	2005
INTEREST INCOME
Loans, including fees	$3,782,968	$3,283,528
Interest-bearing deposits with other banks	2,238	2,585
Federal funds sold	69,975	98,032
Investment securities:
Taxable	1,310,497	1,313,045
Exempt from federal income tax	119,058	214,005

Total interest income	5,284,736	4,911,195

INTEREST EXPENSE
Deposits	1,580,573	1,140,960
Short-term borrowings	283,677	84,455
Other borrowings	64,632	119,998

Total interest expense	1,928,882	1,345,413

NET INTEREST INCOME	3,355,854	3,565,782
Provision for loan losses	182,750	229,686

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,173,104	3,336,096

OTHER OPERATING INCOME
Service fees on deposit accounts	1,006,437	1,083,582
Investment securities gains, net	—	16,696
Earnings on bank-owned life insurance	85,458	81,963
Other	969,730	862,656

Total other operating income	2,061,625	2,044,897

OTHER OPERATING EXPENSE
Salaries and employee benefits	2,461,705	2,391,098
Occupancy	471,753	447,058
Furniture and equipment	366,564	366,959
Other	1,531,789	1,455,934

Total other operating expense	4,831,811	4,661,049

Income before income taxes	402,918	719,944
Income taxes	69,042	131,312

NET INCOME	$333,876	$588,632

EARNINGS PER SHARE
Basic	$0.39	$0.68
Diluted	0.39	0.68

See accompanying notes to the consolidated financial statements.

3

TRI-STATE 1ST BANC, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Number of Shares	Common Stock	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2004	34,137	$8,195,467	$1,748,559	$(630,685)	$24,747	$9,338,088
Comprehensive income:
Net income			588,632			588,632
Net unrealized loss on securities, net of reclassification adjustment, net of tax benefit of $223,459					(433,774)	(433,774)

Total comprehensive income						154,858
Purchase of treasury stock	27,402			(499,200)		(499,200)
Reissuance of treasury stock	9,009			166,667		166,667
Dividends declared ($0.40 per share)			(348,596)			(348,596)

Balance, December 31, 2005	52,530	8,195,467	1,988,595	(963,218)	(409,027)	8,811,817
Comprehensive income:
Net income			333,876			333,876
Net unrealized gain on securities, net of taxes of $66,670					129,419	129,419

Total comprehensive income						463,295
Purchase of treasury stock	11,445			(207,294)		(207,294)
Reissuance of treasury stock	18,018			333,333		333,333
Dividends declared ($0.40 per share)			(344,476)			(344,476)

Balance, December 31, 2006	45,957	$8,195,467	$1,977,995	$(837,179)	$(279,608)	$9,056,675

	2006	2005
Components of other comprehensive income (loss):
Change in net unrealized gain (loss) on investment securities available for sale	$129,419	$(422,755)
Realized gains included in net income, net of taxes of $5,677 in 2005	—	(11,019)

Total	$129,419	$(433,774)

See accompanying notes to the consolidated financial statements.

4

TRI-STATE 1ST BANC, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2006	2005
OPERATING ACTIVITIES
Net income	$333,876	$588,632
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	182,750	229,686
Depreciation and amortization, net	397,614	429,463
Investment securities gains, net	—	(16,696)
Deferred income taxes	(68,497)	(68,497)
Earnings on bank-owned life insurance	(85,458)	(81,963)
Decrease (increase) in accrued interest receivable	(62,007)	(44,148)
Increase (decrease) in accrued interest payable	48,982	(490)
Other, net	(89,622)	(51,269)

Net cash provided by operating activities	657,638	984,718

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from sales	—	4,682,674
Proceeds from principal repayments and maturities	2,659,975	4,887,033
Purchases of securities	(1,074,927)	(4,002,489)
Investment securities held to maturity:
Proceeds from principal repayments and maturities	781,545	2,636,502
Purchases of securities	—	(10,689,865)
Net (increase) decrease in loans	(9,358,706)	958,805
Proceeds from sale of credit card portfolio	482,404	—
Purchase of premises and equipment	(102,227)	(239,247)
Proceeds from sale of real estate	119,202	—
Acquisition of MDH subsidiary	—	(166,667)

Net cash used for investing activities	(6,492,734)	(1,933,254)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	(1,549,266)	3,306,923
Net increase in short-term borrowings	5,294,593	848,336
Proceeds from other borrowings	3,093,000	—
Repayment of other borrowings	(2,600,000)	(700,000)
Purchase of treasury stock	(207,294)	(499,200)
Cash dividends paid	(344,476)	(348,596)

Net cash provided by financing activities	3,686,557	2,607,463

Increase (decrease) in cash and cash equivalents	(2,148,539)	1,658,927
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	7,650,097	5,991,170

CASH AND CASH EQUIVALENTS AT END OF YEAR	$5,501,558	$7,650,097

See accompanying notes to the consolidated financial statements.

5

TRI-STATE 1ST BANC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Tri-State 1st Banc, Inc. (the “Company”) is an Ohio corporation organized as the holding company of 1st National Community Bank (the “Bank”), Gateminder Corporation (“Gateminder”), and MDH Investment Management, Inc. (“MDH”). The Bank is a national banking association headquartered in East Liverpool, Ohio. The Bank’s principal sources of revenue emanate from its commercial, commercial mortgage, residential real estate, and consumer loan financing, its investment securities portfolio, as well as a variety of deposit services offered to its customers through seven branch offices which are located in the tristate area of East Liverpool, Ohio. Gateminder was established by the Company to provide non-banking services to businesses with automated teller machines (“ATMs”). Gateminder sells ATM machines and provides the means for processing transactions for businesses. MDH is an investment advisory firm established by the Company to provide investment management and financial planning services.

The Company’s principal assets are represented by its ownership of the Bank, Gateminder, and MDH. The Company, Gateminder, and MDH are supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

The consolidated financial statements of the Company include its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation. The investment in subsidiaries on the parent company financial statements is carried at the Company’s equity position in the underlying net assets of each entity. The financial statements have been prepared in conformity with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities

Investment securities are classified at the time of purchase, based on management’s abilities and intention, as securities held to maturity or available for sale. Debt securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. All other debt securities have been classified as available for sale to serve principally for liquidity purposes. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank of Cincinnati (“FHLB”) and the Federal Reserve Bank represents ownership in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as other assets.

6

Loans

Loans are reported at their principal amount, net of the allowance for loan losses. Interest on all loans is recognized as income when earned on the accrual method. The Company’s general policy is to stop accruing interest on loans when it is determined that reasonable doubt exists as to the collectibility of additional interest. Payments received on nonaccrual loans are recorded as income or applied against principal according to management’s judgment as to the collectibility of principal.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual life of the related loans.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management’s periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, provided the loan is not of a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the creditworthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from 3 to 20 years for furniture, fixtures, and equipment and 3 to 40 years for buildings and leasehold improvements. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

7

Bank-Owned Life Insurance

Bank-owned life insurance (BOLI) is carried by the Bank at the current cash surrender values of the underlying policies. The policies are single premium policies that do not carry loads or surrender charges. Income earned on the policies is based on the crediting rate on the individual insurance contracts.

Intangible Asset

The intangible asset consists of a premium for the value of the seller’s customer listing. This customer list premium, which was developed based upon a specific study, is amortized using the straight-line method over seven years. Annual assessments of carrying value and remaining amortization periods are made to determine possible carrying value impairment and appropriate adjustments as deemed necessary. This asset is a component of other assets on the Consolidated Balance Sheet.

Goodwill

The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (“FAS”) No. 142, Goodwill and Other Intangible Assets. This statement, among other things, requires a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company performs an annual impairment analysis of goodwill. Based on the fair value of the reporting unit, estimated using the expected present value of future cash flows, no impairment of goodwill was recognized in 2006 or 2005.

Real Estate Owned

Real estate owned acquired in the settlement of foreclosed loans is carried as a component of other assets at the lower of cost or fair value minus estimated cost to sell. Valuation allowances for estimated losses are provided when the carrying value of the real estate acquired exceeds the fair value. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

Treasury Stock

The acquisition of treasury stock is recorded under the cost method. At the date of subsequent issue, the treasury stock is redeemed by the cost of such stock on the average cost basis.

Advertising Costs

Advertising costs are expensed as the costs are incurred. Advertising expenses amounted to $53,592 and $55,913 for 2006 and 2005, respectively.

Earnings Per Share

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share are calculated utilizing net income as reported in the numerator and average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

8

Employee Benefits

Employee benefits include contributions to a defined contribution Section 401(k) plan covering eligible employees. Limited matching contributions are made for participating employees subject to plan criteria. In addition, an elective contribution is made annually at the discretion of the Board of Directors. The Company also maintains an Employee Stock Ownership Plan (“ESOP”) covering substantially all employees and officers. The amount of the contribution to the ESOP is at the discretion of the Board of Directors.

Stock Options

In December 2004, the FASB issued FAS No. 123R, Share-Based Payment, which revised FAS 123, Accounting for Stock-Based Compensation, and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related interpretations. FAS 123R requires the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options, to be recognized as employee compensation expense over the requisite service period. The Company adopted FAS 123R on January 1, 2006 and applied the modified prospective transition method. Under this transition method, the Company (1) did not restate any prior periods and (2) are recognizing compensation expense for all share-based payment awards that were outstanding, but not yet vested, as of January 1, 2006, based upon the same estimated grant-date fair values and service periods used to prepare the FAS 123 pro-forma disclosures.

Prior to adopting FAS 123R, the Company accounted for share-based payment awards using the intrinsic value method of APB 25 and related interpretations. Under APB 25, the Company did not record compensation expense for employee share options, unless the awards were modified, because the share options were granted with exercise prices equal to or greater than the fair value of our stock on the date of grant. The following table illustrates the effect on reported net income and earnings per share applicable to common shareholders for the years ended December 31, 2005 and 2004, had we accounted for our share-based compensation plans using the fair value method of FAS 123:

2005
Net income applicable to common stock	$588,632
Less pro forma expense related to option	—

Pro forma net income	$588,632

Basic net income per common share:
As reported	$0.68
Pro forma	0.68
Diluted net income per common share:
As reported	$0.68
Pro forma	0.68

During the year ended December 31, 2004, the Company accelerated their vesting and all shares outstanding became fully vested. Therefore, as of December 31, 2006 and 2005, respectively, the Company recorded no compensation expense related to our share-based compensations awards.

FAS 123R requires that the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for stock-based awards (excess tax benefits) be classified as financing cash flows. Prior to the adoption of FAS 123R, such excess tax benefits were presented as operating cash flows. However, no excess tax benefits have been classified as a financing cash inflow for the year ended December 31, 2006, in the Consolidated Statements of Cash Flows. There were also no excess tax benefits for the years ended December 31, 2005 and 2004, included in operating cash flows.

For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option-pricing model. The model requires the use of subjective assumptions that can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if

9

compensation expense had been recognized for the stock option plans. The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. The fair value of each stock option granted was estimated using the following weighted-average assumptions:

Grant Year	Expected Dividend Yield	Risk-Free Interest Rate	Expected Volatility	Expected Life (in years)
2003	1.50	3.94	18.77	7.01
2004	2.13	3.77	18.36	6.17

The weighted average fair value of each stock option granted for 2004 was $3.68.

Income Taxes

The Company, the Bank, Gateminder and MDH file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, these assets and liabilities are adjusted through the provision for income taxes.

Comprehensive Income

The Company is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. The Company’s other comprehensive income comprises the net unrealized gains and losses attributable to its investment securities available for sale. The Company has elected to report the effects of comprehensive income as a part of the Consolidated Statement of Changes in Stockholders’ Equity.

Cash Flow Information

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions “Cash and due from banks”, “Federal funds sold”, and “Interest-bearing deposits with other banks” that have original maturities of less than 90 days. Cash payments for interest expense in 2006 and 2005 were $1,879,900 and $1,345,903, respectively. Cash payments for income taxes in 2006 and 2005 were $185,513 and $253,440, respectively.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 155, Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Recent Accounting Pronouncements

In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; requires that a

10

separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This Interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations.

In September 2006, the FASB issued FAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). FAS No. 158 requires that a company recognize the overfunded or underfunded status of its defined benefit post retirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position and that it recognize changes in the funded status in the year in which the changes occur through other comprehensive income. FAS No. 158 also requires the measurement of defined benefit plan assets and obligations as of the fiscal year-end, in addition to footnote disclosures. On December 31, 2006, the Company adopted FAS No. 158, except for the measurement provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 (“EITF 06-4”), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations or financial condition.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5(“EITF 06-5”), Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under

11

the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations or financial condition.

2. EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

	2006	2005
Weighted-average common shares	915,764	915,764
Average treasury stock shares	(58,010)	(44,521)

Weighted-average common shares outstanding used to calculate basic earnings per share	857,754	871,243
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	—	—

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	857,754	871,243

Options to purchase 49,787 shares of common stock at prices from $18.40 to $20.36 were outstanding during 2006 and options to purchase 60,137 shares of common stock at prices from $18.40 to $20.36 were outstanding during 2005, respectively, but were not included in the computation of diluted earnings per share because to do so would have been antidilutive.

3. INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available for sale are as follows:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government agency securities	$12,729,611	$3,848	$(248,819)	$12,484,640
Obligations of states and political subdivisions	3,139,973	33,722	(806)	3,172,889
Mortgage-backed securities	7,576,848	2	(184,459)	7,392,391

Total debt securities	23,446,432	37,572	(434,084)	23,049,920
Mutual funds	1,000,000	—	(27,136)	972,864

Total	$24,446,432	$37,572	$(461,220)	$24,022,784

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government agency securities	$13,726,058	$—	$(396,704)	$13,329,354
Obligations of states and political subdivisions	2,245,107	55,838	—	2,300,945
Mortgage-backed securities	9,103,708	20	(252,761)	8,850,967

Total debt securities	25,074,873	55,858	(649,465)	24,481,266
Mutual funds	1,000,000	—	(26,131)	973,869

Total	$26,074,873	$55,858	$(675,596)	$25,455,135

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The amortized cost and fair value of investment securities held to maturity are as follows:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$98,662	$—	$(1,708)	$96,954
U.S. government agency securities	5,497,791	—	(39,486)	5,458,305
Obligations of states and political subdivisions	518,172	3,114	(122)	521,164
Mortgage-backed securities	2,120,654	—	(45,648)	2,075,006

Total	$8,235,279	$3,114	$(86,964)	$8,151,429

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$98,267	$—	$(1,549)	$96,718
U.S. government agency securities	5,507,105	—	(59,654)	5,447,451
Obligations of states and political subdivisions	841,118	10,658	—	851,776
Mortgage-backed securities	2,583,949	—	(42,734)	2,541,215

Total	$9,030,439	$10,658	$(103,937)	$8,937,160

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005.

	2006
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. treasury securities	$—	$—	$96,953	$(1,708)	$96,953	$(1,708)
U.S. government agency securities	987,336	(12,039)	16,451,698	(276,266)	17,439,034	$(288,305)
Obligations of states and political subdivisions	371,149	(928)	—	—	371,149	(928)
Mortgage-backed securities	—	—	9,457,582	(230,107)	9,457,582	(230,107)

Total debt securities	1,358,485	(12,967)	26,006,233	(508,081)	27,364,718	(521,048)
Mutual funds	—	—	972,864	(27,136)	972,864	(27,136)

Total	$1,358,485	$(12,967)	$26,979,097	$(535,217)	$28,337,582	$(548,184)

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	2005
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. treasury securities	$96,719	$(1,549)	$—	$—	$96,719	$(1,549)
U.S. government agency securities	9,997,738	(151,058)	8,779,068	(305,300)	18,776,806	(456,358)
Mortgage-backed securities	7,340,363	(158,065)	4,023,692	(137,430)	11,364,055	(295,495)

Total debt securities	17,434,820	(310,672)	12,802,760	(442,730)	30,237,580	(753,402)
Mutual funds	—	—	973,869	(26,131)	973,869	(26,131)

Total	$17,434,820	$(310,672)	$13,776,629	$(468,861)	$31,211,449	$(779,533)

The policy of the Company is to evaluate for other-than-temporary impairment when the fair value has been significantly below cost for three consecutive quarters. For fixed maturity investments with unrealized losses due to interest rates where the Company has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other than temporary. There are 56 positions that are temporarily impaired at December 31, 2006. The Company reviews its position quarterly and has asserted that at December 31, 2006, the declines outlined in the above table represent temporary declines and the Company does have the intent and ability either to hold those securities to maturity or to allow a market recovery.

The Company has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2006, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$991,785	$983,027	$2,994,999	$2,971,539
Due after one year through five years	13,504,544	13,276,829	3,119,068	3,071,815
Due after five years through ten years	1,112,282	1,084,722	2,121,212	2,108,075
Due after ten years	7,837,821	7,705,342	—	—

Total	$23,446,432	$23,049,920	$8,235,279	$8,151,429

Proceeds from the sales of securities available for sale and the gross realized gains and losses for the years ended December 31 are as follows:

	2006	2005
Proceeds from sales	$—	$4,682,674
Gross realized gains	—	90,894
Gross realized losses	—	74,198

Investment securities with an amortized cost of $23,376,778 and $18,073,887 and an fair value of $22,952,283 and $17,659,693, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and other purposes as required by law at December 31, 2006 and 2005.

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4. LOANS

Major classifications of loans are summarized as follows:

	2006	2005
Commercial and agricultural	$15,800,004	$11,454,356
Real estate mortgages:
Residential	21,300,822	20,448,708
Construction	486,910	244,978
Commercial	3,914,002	5,354,511
Consumer	10,548,789	5,353,602

	52,050,527	42,856,155
Less allowance for loan losses	579,974	531,873

Net loans	$51,470,553	$42,324,282

The Company grants consumer, commercial, and mortgage loans to customers throughout its trade area that encompasses the immediate tristate area of East Liverpool, Ohio. Although the Company has a diversified loan portfolio at December 31, 2006 and 2005, a substantial portion of its debtors’ ability to honor their loan agreements is dependent upon the economic stability of the tristate area.

Loans on which the accrual of interest has been discontinued or reduced, inclusive of impaired loans, amounted to $1,492,720 and $410,798 as of December 31, 2006 and 2005, respectively. Interest income on loans would have been increased by $70,764 and $23,428 during 2006 and 2005, respectively, if these loans had performed in accordance with their original terms.

Information with respect to impaired loans and the related allowance for loan losses for the years ended December 31, 2006 and 2005, are as follows:

	2006	2005
Impaired loans:
With a related allowance for loan losses	$981,315	$640,390
Without a related allowance for loan losses	1,158,517	—

Total	$2,139,832	$640,390

Allowance for loan losses	$153,876	$2,689
Average recorded investment in impaired loans	1,574,347	809,758
Interest income recognized	142,786	72,130

As of December 31, 2006, aggregate loans of $120,000 or more extended to officers, directors, and related affiliates or associates were $1,451,473. A summary of activity during the year is as follows:

2005	Additions	Amount Collected	2006
$1,282,636	$642,433	$473,596	$1,451,473

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5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2006	2005
Balance, January 1	$531,873	$501,301
Add:
Provision charged to operations	182,750	229,686
Recoveries	78,978	69,584
Less loans charged off	213,627	268,698

Balance, December 31	$579,974	$531,873

6. PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows at December 31:

	2006	2005
Land and improvements	$445,372	$440,918
Buildings and improvements	3,021,958	3,001,371
Leasehold improvements	610,474	608,619
Furniture, fixtures, and equipment	2,492,202	2,404,295
Construction in progress	—	28,949

	6,570,006	6,484,152
Less accumulated depreciation	3,041,087	2,685,900

Total	$3,528,919	$3,798,252

Depreciation and amortization charged to operations was $371,556 in 2006 and $385,260 in 2005.

7. INTANGIBLE ASSETS

As part of the acquisition of MDH, $140,219 of intangible assets was recorded. During 2006 and 2005 , respectively, $20,031 of amortization expense was recorded. The estimated amortization of the intangible assets is $20,031 for each of the years ending 2007, 2008, 2009, 2010, and 2011.

8. GOODWILL

As of December 31, 2006 and 2005, goodwill had a net carrying amount of $886,784 resulting from the MDH acquisition on December 22, 2004. There was no impairment of goodwill during 2006 and 2005.

9. DEPOSITS

Time deposits at December 31, 2006, mature $20,236,746, $4,966,766, $164,607, and $107,272 during 2007, 2008, 2009, and 2010, respectively.

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $7,934,368 and $13,968,060 at December 31, 2006 and 2005, respectively.

Maturities on time deposits of $100,000 or more are as follows at December 31, 2006:

Within three months	$4,969,203
Beyond three but within six months	2,287,939
Beyond six but within twelve months	677,226

Total	$7,934,368

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10. SHORT-TERM BORROWINGS

Short-term borrowings can consist of federal funds purchased, securities sold under agreement to repurchase, and FHLB adjustable rate borrowings with terms of 30 days or less.

The outstanding balances and related information for short-term borrowings are summarized as follows:

	2006		2005
	Amount	Rate	Amount	Rate
Balance at year-end	$11,276,794	3.68%	$5,982,201	1.25%
Average balance outstanding during the year	11,222,727	2.53	6,545,637	1.29
Maximum amount outstanding at any month-end	14,175,583		9,038,260

The average balance outstanding during the year represents daily averages. Average interest rates represent interest expense divided by the related average balance.

11. OTHER BORROWINGS

The Bank’s other borrowings’ activities are summarized as follows:

In September 2006, the Company formed a special purpose entity (“Entity”) to issue $3,093,000 of floating rate, obligated mandatorily redeemable securities as part of a pooled offering. The rate is determined quarterly and floats based on the three-month LIBOR. At December 31, 2006, the rate was 7.09 percent. The Entity may redeem them, in whole or in part, at face value after September 15, 2011. The Company borrowed the proceeds of the issuance from the Entity in September 2006 in the form of a $3,093,000 note payable, which is included in the liabilities section of the Company’s balance sheet. Debt issue costs of $93,000 have been capitalized and are being amortized through the first call date.

The Bank maintains a credit arrangement which includes a revolving line of credit with the FHLB. Under this credit arrangement, the Bank has a remaining borrowing capacity of approximately $40.4 million at December 31, 2006, which is subject to annual renewal and typically incurs no service charges. Under terms of a blanket agreement, collateral for the FHLB borrowings must be secured by certain qualifying assets of the Bank that consist principally of first mortgage loans.

12. OTHER EXPENSES

The following is an analysis of other expenses:

	2006	2005
Stationery, printing, and supplies	$114,488	$115,756
State franchise tax	98,274	95,800
Postage	71,132	64,818
ATM and debit card processing and supplies	106,775	91,232
Advertising and public relations	76,090	70,903
Other	1,065,030	1,017,425

Total	$1,531,789	$1,455,934

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13.	INCOME TAXES

The provision for income taxes consists of:

	2006	2005
Current	$85,032	$199,809
Deferred	(15,990)	(68,497)

Total	$69,042	$131,312

The components of the net deferred tax assets (liabilities) are as follows at December 31:

	2006	2005
Deferred tax assets:
Allowance for loan losses	$151,653	$157,143
Net unrealized loss on securities	144,040	210,711
Other	29,410	24,034

Gross deferred tax assets	325,103	391,888

Deferred tax liabilities:
Premises and equipment	66,980	104,220
Deferred loan fees	35,427	39,828
FHLB stock dividend	47,054	41,376
Other	41,758	21,899

Gross deferred tax liabilities	191,219	207,323

Net deferred tax assets (liabilities)	$133,884	$184,565

No valuation allowance was established at December 31, 2006 and 2005, in view of the Company’s ability to carryback to taxes paid in previous years and certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

The reconciliation of the federal statutory rate and the Company’s effective income tax rate is as follows:

	2006		2005
	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$136,992	34.0%	$244,781	34.0%
Effect of tax-free income	(83,703)	(20.8)	(85,244)	(11.9)
Other	15,753	3.9	(28,225)	(3.9)

Actual tax expense and effective rate	$69,042	17.1%	$131,312	18.2%

14. EMPLOYEE BENEFITS

Savings Plan

The Bank maintains a trusteed Section 401(k) plan for all eligible employees. The Bank makes matching contributions for eligible employees of 25 percent of the employee contributions annually, to a maximum of 12 percent of base salary. The Bank also makes discretionary contributions as determined annually by the Board of Directors. The Bank’s total contribution to this plan was $26,610 in 2006 and $31,472 in 2005.

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ESOP

The Company also maintains an ESOP covering substantially all employees and officers. The Trustee has discretionary authority to purchase shares of common stock of the Company in the open market. The amount of the contribution to the ESOP is at the discretion of the Board of Directors with benefits vesting over a seven-year period. Contributions of $12,000 were recorded during 2005. There were no contributions recorded during 2006. The Trustee held 9,220 shares of the Company’s common stock at December 31, 2006 and 2005, respectively.

Stock Option Plan

The Company maintains stock option plans for the directors, officers, and key employees. The stock options typically have expiration terms of five or ten years, are subject to certain extensions and early terminations, and are fully vested on the grant date. The per share exercise price of a stock option granted shall, at a minimum, equal the fair market value of a share of common stock on the date the option is granted.

The following table presents share data related to the outstanding options:

	2006	Weighted-Average Exercise Price	2005	Weighted-Average Exercise Price
Outstanding, at beginning of year	60,137	$19.23	66,725	$19.21
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(10,350)	19.07	(6,588)	19.06

Outstanding, at end of year	49,787	19.27	60,137	19.23

Exercisable, at end of year	49,787	19.27	60,137	19.23

The following table summarizes the characteristics of stock options outstanding at December 31, 2006:

Grant Date	Exercise Price	Outstanding and Exercisable Shares	Contractual Average Life	Average Exercise Price
August 25, 1999	$19.20	13,268	2.73	$19.20
August 24, 2000	20.36	13,269	3.65	20.36
January 23, 2003	18.40	6,000	6.07	18.40
December 12, 2003	18.80	7,250	6.95	18.80
November 19, 2004	18.75	10,000	7.89	18.75

		49,787

15. COMMITMENTS

In the normal course of business, the Company makes various commitments not reflected in the accompanying consolidated financial statements. The Company offers such products to enable its customers to meet their financing objectives. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss is represented by the contractual amounts as disclosed below. Losses, if any, are charged to the reserve for off-balance sheet risk.

The off-balance sheet commitments comprise the following at December 31:

	2006	2005
Commitments to extend credit	$6,702,830	$8,361,891
Standby letters of credit	1,259,496	1,134,471

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These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss, in the event of nonperformance by the other parties to the financial instruments, is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary. Commitments generally have fixed expiration dates within one year of their origination.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Performance letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments or customer business assets.

The Company presently leases three branch bank buildings and one office building under separate operating leases that expire in various years through 2016. Rent expense for 2006 and 2005 was $117,407 and $111,308.

Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 2006, for each of the next five years and in the aggregate, thereafter, are $103,871, $41,233, $20,400, $6,000 and $500 for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company’s financial instruments are as follows:

	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$5,501,558	$5,501,558	$7,650,097	$7,650,097
Investment securities	32,258,063	32,174,213	34,485,574	34,389,295
Net loans	51,470,553	51,599,191	42,324,282	42,783,656
Bank-owned life insurance	2,426,012	2,426,012	2,340,555	2,340,555
Regulatory stock	425,950	425,950	383,250	383,250
Accrued interest receivable	572,108	572,108	510,101	510,101
Financial liabilities:
Deposits	$74,063,262	$74,147,177	$75,612,528	$75,067,956
Short-term borrowings	11,276,794	11,276,794	5,982,201	5,982,201
Other borrowings	3,093,000	3,106,143	2,600,000	2,600,000
Accrued interest payable	92,249	92,249	43,267	43,267

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

20

If no readily available market exists, the fair value estimates for financial instruments are based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. Since many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

Since certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company performed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Regulatory Stock, Accrued Interest Receivable, Short-Term Borrowings, and Accrued Interest Payable

The fair value is equal to the current carrying value.

Bank-Owned Life Insurance

The fair value is equal to the cash surrender value of the life insurance policies.

Investment Securities

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans, Deposits, and Other Borrowings

The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non- interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts which are due within 30 days are valued at the amount payable as of year-end. Fair values for time are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

Commitments to Extend Credit and Commercial Letters of Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 15.

17. REGULATORY MATTERS

Cash and Due From Banks

The district Federal Reserve Bank requires the Bank to maintain certain reserve balances. As of December 31, 2006 and 2005, the Bank had required reserves of $537,000 and $405,000, respectively, consisting of vault cash and a depository amount held with the Federal Reserve Bank.

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Loans

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to 10 percent of the Bank’s capital.

Dividends

The Bank is subject to a dividend restriction that generally limits the amount of dividends that can be paid by a national bank. Prior approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits, as defined for the year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. However, the Company is currently required to obtain approval form the Comptroller of the Currency prior to declaring dividends.

Capital Requirements

Federal regulations require the Company to maintain minimum amounts of capital. Specifically, the Company and the Bank are required to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average total assets. Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

In addition to capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2006 and 2005, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least 10 percent, 6 percent, and 5 percent, respectively.

The capital position of the Bank does materially differ from the Company’s; therefore, the following table sets forth the Company’s capital position and minimum requirements as of December 31 of the Holding Company

	2006		2005
	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)
Actual	$11,978,538	21.10%	$8,762,485	17.44%
For Capital Adequacy Purposes	4,540,633	8.00	4,020,560	8.00
To Be Well Capitalized	5,675,791	10.00	5,025,700	10.00
Tier I Capital (to Risk-Weighted Assets)
Actual	$11,384,371	20.06%	$8,196,627	16.31%
For Capital Adequacy Purposes	2,270,316	4.00	2,010,280	4.00
To Be Well Capitalized	3,405,475	6.00	3,015,420	6.00
Tier I Capital (to Average Assets)
Actual	$11,384,371	11.98%	$8,196,627	8.88%
For Capital Adequacy Purposes	3,802,549	4.00	3,693,561	4.00
To Be Well Capitalized	4,753,186	5.00	4,616,951	5.00

22

The capital position of the Bank is set forth in the following table as of December 31:

	2006		2005
	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets)
Actual	$9,145,357	16.12%	$8,956,706	17.82%
For Capital Adequacy Purposes	4,538,882	8.00	4,020,560	8.00
To Be Well Capitalized	5,673,602	10.00	5,025,700	10.00
Tier I Capital (to Risk-Weighted Assets)
Actual	$8,551,190	15.07%	$8,390,848	16.70%
For Capital Adequacy Purposes	2,269,441	4.00	2,010,280	4.00
To Be Well Capitalized	3,404,161	6.00	3,015,420	6.00
Tier I Capital (to Average Assets)
Actual	$8,551,190	8.90%	$8,390,848	8.99%
For Capital Adequacy Purposes	3,842,754	4.00	3,693,561	4.00
To Be Well Capitalized	4,803,442	5.00	4,616,951	5.00

18. SEGMENT REPORTING

The Company operates two major businesses engaged in providing banking and investment advisory services. Banking services include community banking through seven branch offices which are located in the tristate area of East Liverpool, Ohio. Investment advisory services include investment management and financial planning to over 100 clients in 14 states.

Total business segment financial results differ from total consolidated results. The impact of these differences is reflected in the “Intercompany Eliminations” and “Other” categories. “Intercompany Eliminations” reflects activities conducted among our businesses that are eliminated in the consolidated results. “Other” includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as Gateminder.

Business Segment Products and Services

Community Banking Products and Services

The Bank operates as a full-service community Bank, offering a variety of financial services to meet the needs of its customers. Services include: accepting demand and time deposits from the general public and, together with borrowings and other funds, using the proceeds to originate secured and unsecured commercial and consumer loans and provide construction and mortgage loans, as well as home equity and personal lines of credit. In addition, funds are also used to purchase investment securities. The Bank’s deposits are insured to the legal maximum amount by the Federal Deposit Insurance Corporation.

MDH Investment Management, Inc.

MDH is headquartered in East Liverpool, Ohio, and provides investment management advisory services to both individuals and trusts in 14 states.

23

Other

The “Other” segment includes the parent company and other non-bank subsidiaries and is necessary for purposes of reconciling to the consolidated amounts.

The following tables provide financial information for these segments of the Company.

	Community Banking	MDH	Other	Intercompany Eliminations	Consolidated
Interest income	$5,284,736	$—	$1,608	$(1,608)	$5,284,736
Interest expense	1,863,275	—	67,215	(1,608)	1,928,882
Provision for loan losses	182,750	—	—	—	182,750
Other operating income	1,417,383	512,735	137,507	(6,000)	2,061,625
Other operating expense	4,254,380	360,186	223,245	(6,000)	4,831,811
Income taxes	53,707	56,745	(41,410)	—	69,042
Net income	348,006	95,804	315,678	(425,612)	333,876
Total assets	96,705,346	1,185,418	12,271,487	(12,355,691)	97,806,560

19. PARENT COMPANY

Following are condensed financial statements for the parent company:

CONDENSED BALANCE SHEET

	December 31,
	2006	2005
ASSETS
Cash	$2,639,984	$15,607
Investment in subsidiaries	9,385,014	9,076,984
Loans	20,000	20,000
Other assets	114,892	32,559

TOTAL ASSETS	$12,159,890	$9,145,150

OTHER LIABILITIES	$10,215	$333,333
OTHER BORROWINGS	3,093,000	—
STOCKHOLDERS’ EQUITY	9,056,675	8,811,817

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,159,890	$9,145,150

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
	2006	2005
INCOME	$252,019	$534,619
EXPENSES	124,165	53,927

Earnings before income taxes	127,854	480,692
Income tax expense (benefit)	(27,410)	17,000

Earnings before equity in undistributed earnings of subsidiaries	155,264	497,692
Equity in undistributed earnings of subsidiaries	178,612	90,940

NET INCOME	$333,876	$588,632

24

CONDENSED STATEMENT OF CASH FLOWS

	Year ended December 31,
	2006	2005
OPERATING ACTIVITIES
Net income	$333,876	$588,632
Adjustment to reconcile net income to net cash provided by (used for) operating activities:
Equity in undistributed earnings of subsidiaries	(178,612)	(90,940)
Other, net	(72,116)	(12,692)

Net cash provided by (used for) operating activities	83,148	485,000

INVESTING ACTIVITIES
Acquisition of MDH subsidiary	—	(166,667)
Decrease in loans	—	465,000

Net cash provided by investing activities	—	298,333

FINANCING ACTIVITIES
Cash dividends paid	(344,476)	(348,596)
Purchase of treasury stock	(207,295)	(499,200)
Proceeds from other borrowings	3,093,000	—

Net cash provided by (used for) financing activities	2,541,229	(847,796)

Net increase (decrease) in cash	2,624,377	(64,463)
CASH AT BEGINNING OF YEAR	15,607	80,070

CASH AT END OF YEAR	$2,639,984	$15,607

20. QUARTERLY DATA(Unaudited)

The following is a summary of the unaudited quarterly results of operations:

	Three Months Ended
	March 2006	June 2006	September 2006	December 2006
Total interest income	$1,268,735	$1,321,157	$1,350,568	$1,344,276
Total interest expense	378,124	435,169	531,296	584,293

Net interest income	890,611	885,988	819,272	759,983
Provision for loan losses	47,500	43,500	46,500	45,250

Net interest income after provision for loan losses	843,111	842,488	772,772	714,733
Total noninterest income	463,212	538,014	521,467	538,932
Total noninterest expense	1,196,187	1,233,606	1,193,014	1,209,004

Income before income taxes	110,136	146,896	101,225	44,661
Income taxes	14,300	32,700	11,700	10,342

Net income	$95,836	$114,196	$89,525	$34,319

Per share data:
Net income
Basic	$0.11	$0.13	$0.10	$0.04
Diluted	0.11	0.13	0.10	0.04
Weighted-average shares outstanding
Basic	859,492	857,889	856,300	856,303
Diluted	859,505	858,018	856,300	856,303

25

	Three Months Ended
	March 2005	June 2005	September 2005	December 2005
Total interest income	$1,168,292	$1,250,499	$1,264,714	$1,227,414
Total interest expense	295,577	341,527	353,492	354,816

Net interest income	872,715	908,972	911,222	872,598
Provision for loan losses	30,000	57,000	72,500	50,500

Net interest income after provision for loan losses	842,715	851,972	838,722	822,098
Total noninterest income	484,248	474,832	535,483	550,328
Total noninterest expense	1,129,169	1,149,691	1,139,314	1,242,281

Income before income taxes	177,794	177,113	234,891	130,145
Income taxes	22,700	32,700	58,100	17,812

Net income	$155,094	$144,413	$176,791	$112,333

Per share data:
Net income
Basic	$0.18	$0.17	$0.20	$0.13
Diluted	0.18	0.17	0.20	0.13
Weighted-average shares outstanding
Basic	880,045	876,457	870,437	858,283
Diluted	880,045	876,457	870,437	858,283

26

Exhibit 14

1st National Community Bank

CODE OF ETHICS

Adopted by the Board of Directors, November 18, 2005

INTRODUCTION

1st National Community Bank [Bank (See Appendix A)] is judged by the collective and individual performance of its staff members (See Appendix A). Thus, each staff member must recognize that his/her first duty to the Bank, its customers and its stockholders is to act in all matters in a manner that merits public trust and confidence. It is expected that each staff member will place the interest of the Bank, its customers and its stockholders above his/her own private interests. Further, each staff member has a duty to reveal the facts in any situation where his/her private interests conflict or potentially conflict with those of the Bank’s customers or the Bank. The public expects all staff members to act, as well as appear to act, in an ethical manner at all times if they are to continue to place their trust and confidence in the Bank.

STATEMENT OF PURPOSE

The banking profession in general, and 1st National Community Bank in particular, has traditionally maintained high standards of conduct. This Code of Ethics is to insure that our past achievements will be continued and that each staff member will understand the basic principles that govern our personal and corporate conduct and be guided accordingly.

As a person representing the Bank, certain responsibilities are placed upon each staff member, officer and employee. This code presents some guidelines and practices that should be helpful to each of these individuals in knowing his/her responsibilities.

While responsibility for the day-to-day administration of the Code of Ethics has been delegated to the Chief Executive Officer (CEO), the Board of Directors that approved and adopted this Code of Ethics has ultimate responsibility for compliance with its provisions.

It is the responsibility of each staff member to be familiar with the Code of Ethics and to abide by the letter and the spirit of its provisions at all times. Supervising officers and managers are expected to make every effort to ensure that their staff members are knowledgeable of the provisions of the Code and that they continue to comply with the provisions.

Should a decision rendered by management or the CEO be found unacceptable to the affected employee, appeal may be made through the Chair of the Board of Directors to the entire Board of Directors for a final review of such decision Staff members are to read the contents of the Code of Ethics carefully and completely and to sign an acknowledgement of receipt of a copy of the Code and an agreement to abide by its provisions. Acknowledgements signed by directors shall be maintained by the Secretary of the Board of Directors. Acknowledgements signed by officers and employees shall be maintained in the employees’ personnel files.

HONESTY, CANDOR, AND OBSERVANCE OF LAWS

A.	Violations of the Code of Ethics

Violation of any provision of the Code of Ethics or of any of the Bank’s rules of conduct in effect from time to time constitute grounds for dismissal. (Note: *Violations of the provisions of the Code of Ethics or specific work rules do not constitute the exclusive grounds for dismissal. The employment relationship is subject to termination at will by either the Bank or the employee.) Staff members are expected to act fairly

Code of Ethics – November 2005	1

and honestly in all transactions between the Bank and others and to maintain the high ethical standards of the Bank in accordance with this Code of Ethics. If a situation arises wherein a director is unsure whether there may be a violation of the Code of Ethics, the Board Chair should be contacted for guidance. Employees should contact the CEO when situations arise wherein the staff member is unsure whether there may be a violation of the Code.

B.	Discovery of Violations of the Code of Ethics or Illegal Activities

Discovery of events that appear to be in violation of the Code of Ethics must be promptly reported to the CEO or Board Chair. If such instances are identified with the CEO or Board Chair, the matter may be reported to a supervisory agency. In addition, a Suspicious Activity Report form (See Appendix B) should be completed and forwarded to the proper authorities. Failure to report such events as outlined above constitutes a violation of the Code of Ethics.

C.	Reporting Compliance with the Code of Ethics

Periodically, every staff member of the Bank shall be required to sign a written acknowledgement (Appendix D) affirming that the staff member has received and reviewed the Code of Ethics. In addition, the exceptions to the Code of Ethics should be reported using the “Code of Ethics Exception Report” form (See Appendix C). Copies of the completed form should be submitted to the Chairman of the Audit Committee.

D.	Compliance with Applicable Laws and Regulations

The Bank strives to comply with all laws and regulations that are applicable to its business. Although laws and regulations may sometimes be ambiguous and difficult to interpret, as a good citizen, the Bank emphasizes good faith efforts to follow the spirit and intent of the law. If there is any question about any law or regulation, staff members should seek advice from the compliance officer. Due to heightened regulatory concern of potential money laundering activities monitored through our Bank Secrecy Act (BSA) and Customer Information Program (CIP) programs (CIP is a provision of the USA Patriot Act), it is imperative all bank employees, regardless of position or title, report any suspicious activity observed during the normal course of business to our BSA Officer. Failure to do so can result in disciplinary action including the possibility of written reprimand and/or termination. Compliance in these areas is a condition of continued employment. It will be monitored as part of the performance evaluation process and is addressed in all job descriptions.

E.	Compliance with Bank Policies

Bank policies are designed to provide direction and guidance in the daily completion of duties. Although these policies may seem cumbersome or unrealistic at times, they are based on the principles of Bank safety and soundness. Everyone must learn and use these policies. If there are any questions about any policy, advice should be sought from the CEO.

F.	Candor Among Board and Staff Members and in Dealing with Auditors and Counsel

Senior management of the Bank must be informed at all times of matters which might adversely affect the reputation of the Bank, regardless of the source of such information, including governmental and regulatory agencies. Concealment may be considered a signal that the Bank’s policies and rules can be ignored and such conduct cannot be tolerated. Accordingly, there shall be full disclosure to senior management. Moreover, complete candor is essential in dealing with the Bank’s independent and internal auditors, regulators and attorneys.

CONFLICT OF INTEREST

A.	Conflicts of Interest, General

The primary principle underlying the Bank’s concern about conflicts of interest is that staff members must never permit their personal interests to conflict, or appear to conflict, with the interest of the Bank or its customers. Even the appearance of a conflict between personal gain and the interest of the Bank or its customers erodes the trust and confidence on which the Bank’s reputation rests.

Code of Ethics – November 2005	2

A staff member should not represent the Bank in any transaction where he/she has any material connection or significant financial interest. Examples of material connections would include relatives or close personal friends, whether the transaction involves them as individuals or as principals in a firm doing business with the Bank. Examples of a significant financial interest would include the staff member’s involvement as a proprietor, partner or joint venture in a firm doing business with the Bank. It would also include a situation where the employee has a large enough investment in a corporation—especially a small corporation—to permit him/her to influence the corporation’s policies and decisions.

The staff member should avoid transactions involving any of the above circumstances, for otherwise a conflict of interest would exist. “Transactions” include not only authorizing and making loans, but also such things as approval of overdrafts, authorizing or accepting checks on uncollected funds; waiving of late charges, overdraft charges or other normal fees; and waiving of financial statements or collateral documents.

B.	Hospitality to Public Officials

Acts of hospitality toward public officials should never be on such a scale or of such a nature as might tend to compromise or give the impression of compromising the integrity or the reputation of either the public official or the Bank. When appropriate hospitality is extended, it should be with the expectation that it will become a matter of public knowledge.

C.	Dealing with Suppliers

Staff members must award orders, contracts, and commitments to suppliers of goods and services without favoritism. Bank business of this nature must be conducted strictly on the basis of merit.

D.	Fair Competition

Under no circumstances should staff members enter into arrangements with competitors affecting pricing or marketing policies.

E.	Loans to Directors, Executive Officers and Their Relatives

Federal regulations impose certain restrictions on loans by the Bank to directors, principal shareholders and executive officers of the Bank. The limitations extend also to those companies or entities in which a director or executive officer has an ownership or controlling interest, called a “related interest.” In addition, to certain monetary limitations, loans to executive officers, directors and principal shareholders must be made in substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons who are not employed by the Bank and which do not involve more than normal risk of repayment or present other unfavorable features. Due to their special nature, loans to executive officers, principal shareholders, directors, and their related interests must be approved by the Board of Directors with the director(s) or officer(s) with the related interest abstaining from the vote. This abstaining also includes leaving the room during the discussion and vote on the loan approval.

F.	Loans to Other Officers and Employees

Bank employees, other than those noted in Section E, are eligible to borrow from the Bank in accordance with the Rules of Employee Credit that are available from any credit officer. With the exception of preferential loans by executive officers from correspondent banks, neither Bank policies nor Federal Reserve regulations restrict employee borrowing relationships with other institutions. However, each employee is expected to maintain his/her financial affairs in a satisfactory manner and to manage debts in relation to income and net worth.

G.	Self-Dealing or Trading on One’s Position

Staff members are prohibited from self-dealing or otherwise trading on their positions with the Bank or accepting from one doing or seeking to do business with the Bank a business opportunity not available to other persons or that is made available because of such official’s position with the Bank. The Bank requires disclosure of all potential conflicts of interest, including those in which staff members have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates, or competitors of the Bank.

Code of Ethics – November 2005	3

H.	Service with Outside Organizations for Profit

A staff member must never become a director or official of a business organized for profit without first obtaining written statement from the Board of Directors stating there are no objections to such service and approval, after review to determine whether any conflicts of interest exist or appear to exist, of the Board of Directors. Any fees earned by an employee for service on an outside commercial board, in which the Bank has no equity interest, may be retained by the individual. As to any employment outside the Bank, employees should not allow the outside employment to interfere with their job performance or require such long hours as to affect their physical or mental effectiveness. An employee is expected to devote full time to the Bank’s interest during regular hours of employment. All outside employment must be reported to, and approved by, the Chief Executive Officer.

I.	Involvement in Civic, Trade, Educational, Charitable, and Fraternal Affairs

The Bank encourages staff members to participate in civic and charitable activities. For business reasons, it is sometimes desirable to have staff members become active members of not-for-profit corporations. Employees choosing to participate in civic, charitable, political and professional association activities are responsible for seeing that such participation does not result in any actual or apparent conflict of interest, encroach upon working time or otherwise interfere with regular duties. If an employee has any questions in this regard, he/she should discuss the matter with the Chief Executive Officer.

J.	Personal Fiduciary Appointments

Staff members must not accept personal fiduciary appointments without first securing written approval of the Board of Directors unless such appointments result from close family relationships.

K.	Personal Fees and Commissions

No staff member may accept personal fees or commissions in connection with any transaction on behalf of the Bank, customer or vendor.

L.	Working Relationships

No staff member shall give or receive any special considerations to the conditions of employment of another staff member due to family or personal relationships. Just as external decisions are based on sound, ethical business practices, all personal decisions must be based on sound management practices and not influenced by personal concerns.

CONFIDENTIALITY

A.	Confidentiality, General

Confidentiality is a fundamental principle of the financial services business. The principle is equally applicable to non-public information concerning the Bank and to similar information received by the Bank from a customer or supplier for an express business purpose. The principle applies with equal force to informal as well as formal communications.

B.	Confidential Information Concerning the Bank

Staff members must not divulge any non-public information regarding the Bank to any outsider or staff member except for a legitimate business purpose and with the express understanding that the information is confidential and is to be used solely for the limited purpose for which it was given and received.

C.	Confidentiality of Customer Records and Credit Files

Financial and personal information about customers is entitled to the same respect and care as funds or valuable physical property. To protect privacy rights of customers, the Bank will:

1.	Collect and maintain only that information which is specifically necessary to serve customer accounts properly and render fair credit judgment,

Code of Ethics – November 2005	4

2.	Maintain in a secure manner all files and recordkeeping systems which contain information on customers, and

3.	Divulge no personal or credit information to third parties except with proper customer authorization, or pursuant to proper legal process or regulation, or for purposes of extension of credit by other lenders.

4.	In the event of subpoena or other legal process requiring the Bank to disclose customer information, the following procedures will be implemented:

a.	Notify customers as promptly as possible of the request.

b.	Give the customer full opportunity to use available legal recourse to challenge the subpoena.

c.	Refuse to permit inspection of files not directly requested by legal document. Only information specifically required will be released. Access to files not specified will not be permitted.

5.	Fully instruct all employees with access to such files and information about these privacy provisions.

Internally, such information should be utilized only for the express business purpose for which it was given and restricted within the Bank to those who need to know. Confidential information concerning customers and clients must never be exchanged between staff members performing fiduciary or investment management services and those engaged in rendering commercial banking services such as credit. The primary purpose is to prevent employees from making investment decisions based upon confidential information received from the commercial side of the Bank.

D.	Requests by Regulatory or Governmental Agencies

Requests by regulatory or governmental agencies for information other than that required by bank examinations (examiners) and required reports should be referred to the Chief Executive Officer.

MAINTENANCE OF OUR REPUTATION & AVOIDANCE OF ACTIVITIES WHICH

MIGHT REFLECT ADVERSELY ON THE BANK

A.	Bribes and Preferential Treatment

The Bank Bribery Amendment Act prohibits any staff member from soliciting for themselves or a third party (other than the Bank itself) anything of value from anyone in return for any business service or confidential information of the Bank and accepting anything of value (other than bona fide salary, wages, fees or other compensation paid in the usual course of business) from anyone in connection with the business of the Bank, whether before or after a transaction is discussed or consummated. All gifts received or extended, other than the exceptions listed should be disclosed in writing immediately to the Chief Executive Officer and the Bank’s counsel. The exceptions are:

1.	If the benefit is available to the general public under the same conditions on which it is available to the Bank employee;

2.	Acceptances of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with the parents, children or spouse of the Bank) when the circumstances make it clear that it is those relationships, rather than the business of the Bank, which are the motivating factors;

3.	Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Bank as a reasonable business expense if not paid for by another party. The acceptable maximums for each are:

Meals and refreshments	$25.00
Travel	$100.00
Entertainment	$25.00

Code of Ethics - November 2005	5

4.	Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of bank officials, such as home mortgage loans, except where prohibited by law;

5.	Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items;

6.	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

7.	Acceptance of gifts, not to exceed $25.00 in value, related to commonly-recognized events or occasions, such as a promotion, new job, wedding, retirement, or a religious/civil holiday; and

8.	Acceptance of civic, charitable, educational, or religious organizational awards, not to exceed $25.00, in value for recognition of services and accomplishment.

As situations dictate, appropriate actions, in accordance with pertinent administrative procedures, regarding the activities discussed above will be taken. Written reports relative to these activities and actions will be kept in a permanent file in the Bank and maintained by the Compliance Officer.

Directors and staff members should be aware that the Bank Bribery Act provides for imposition of penalties if the value of the item offered or received exceeds $100. The offense is a felony punishable by up to five years of imprisonment and a fine of $5,000 or three times the bribe or gratuity. If the value does not exceed $100, the offense is a misdemeanor punishable by imprisonment of up to one year and a maximum fine of $1,000.

B.	Personal Investment

Staff members are free to invest in stocks, bonds and other securities at their discretion, but must always comply with applicable laws and regulations. Speculation or excessive borrowing and gambling are not consistent with a staff member’s employment with the Bank. Staff members must never make changes in their personal investment portfolios on the basis of confidential information relating to the Bank or its customers. (See Conflicts of Interest)

DEALING WITH THE ASSETS OF THE BANK

A.	Proper Accounting

The Bank has established internal accounting controls and recordkeeping in order to meet both the legal and the business requirements of the Bank. Staff members are expected to maintain and adhere to these controls and policies.

The accounting records of the Bank must be complete, accurate and in reasonable detail. Such records include books of original entry and other financial information used for internal management decision-making and external reporting. The underlying transactions must be properly authorized and recorded on a timely basis in order to permit preparation of financial statements in accordance with generally-accepted accounting principles and maintain accountability of assets. No fund or asset that is not fully and properly recorded on the Bank’s books is permitted. In addition, it is unlawful to falsify any book, record or account that reflects transactions of the Bank or dispositions of the Bank assets. Staff members should be certain that all transactions with other persons are properly documented and recorded to avoid any possible allegation that the Bank was assisting such persons in improperly recording or detailing the nature of the transactions involved. In addition, staff members will adhere to the Currency Transaction Reporting Policy as required by federal law. All staff members of the Bank who are authorized to incur business expenses are responsible for the accurate and timely reporting of such expenses. All expenses must be in accordance with existing policies.

Code of Ethics - November 2005	6

B.	Proprietary Information, Products, Services and other Property

All staff members are expected to protect the Bank’s ownership of property, including information, products and services. The misuse or removal from Bank facilities of the Bank’s furnishings, equipment and supplies is prohibited, unless specifically authorized. This applies equally to other property created, obtained or copied by the Bank for its exclusive use—such as client lists, files, reference materials and reports, computer software, data processing systems, and data bases. Neither originals nor copies may be removed from the Bank’s premises or used for purposes other than Bank business without the Board of Director’s authorization.

Code of Ethics - November 2005	7

APPENDIX A

DEFINITIONS

Bank	1st National Community Bank and any other entity that it may control, directly or indirectly, now or in the future including its subsidiaries and other subsidiaries.

Staff Member	Any officer, employee, director, trustee, attorney, agent, deputy, consultant, partner of or participant, or related interest in an organization.

Supplier	Any person or organization, professional or otherwise, and its representatives that supplies goods or services to the Bank.

Related Interest	Companies or entities in which a director or executive officer has an ownership or controlling interest.

APPENDIX C

CODE OF ETHICS EXCEPTION REPORT

I have observed (or suspect) a violation of 1st National Community Bank’s Code of Ethics. The following describes my observations (suspicions) and why I believe these actions to be a violation of the Code of Ethics. Provide all possible details including:

•	What was observed?

•	When and where did it occur?

•	Who was involved, either as a participant or an observer?

•	Why, to the best of your knowledge, did it occur?

•	How could it have happened?

•	What could have been done to prevent it from happening?

Name - optional (Print)	Date

Signature - optional

Copies of the completed report should be submitted to Marvin H. Feldman, Chairman of the Audit Committee of the Board of Directors. His address is: 16569 St. Clair Avenue, P O Box 30, East Liverpool, OH 43920; and his phone number is 330-385-6600.

1

APPENDIX D

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

I have received, read, and had explained, 1st National Community Bank’s Code of Ethics that was adopted by the Board of Directors on November 18, 2005. I have had the opportunity to raise questions regarding anything I do not understand. I agree to abide by the provisions outlined therein and understand that failure to comply with any or all of the provisions discussed in the Code of Ethics may result in disciplinary action, up to and including discharge and/or legal action.

Signature	Date

EX-31.0

Section 302 Certification

Section 302 Certification

I, Charles B. Lang, President (Principal Executive Officer) of Tri-State 1st Banc, Inc., certify that:

1.	I have reviewed this annual report on Form 10-KSB of Tri-State 1st Banc, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[intentionally omitted]

(c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date:	/s/ CHARLES B. LANG
March 26, 2007	Charles B. Lang
President (Principal Executive Officer)

EX-31.1

Section 302 Certification

Section 302 Certification

I, Stephen Beadnell, Chief Financial Officer of Tri-State 1st Banc, Inc., certify that:

1.	I have reviewed this annual report on Form 10-KSB of Tri-State 1st Banc, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[intentionally omitted]

(c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date:	/s/ STEPHEN BEADNELL
March 26, 2007	Stephen Beadnell
Chief Financial Officer

EX-32.0

Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the annual report of Tri-State 1st Banc, Inc. on Form 10-KSB for the period ended December 31, 2005 as filed with the Securities and Exchange Commission on the date hereof I, Charles B. Lang, President and Chief Executive Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The report fully complies with the requirements of sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the company.

Tri-State 1st Banc, Inc.
(Registrant)

Date:	/s/ CHARLES B. LANG
March 26, 2007	Charles B. Lang
President (Principal Executive officer)

In connection with the annual report of Tri-State 1st Banc, Inc. on Form 10-KSB for the period ended December 31, 2005 as filed with the Securities and Exchange Commission on the date hereof I, Kevin Anglemyer Chief Financial Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The report fully complies with the requirements of sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the company.

Tri-State 1st Banc, Inc.
(Registrant)

Date:	/s/ STEPHEN BEADNELL
March 26, 2007	Stephen Beadnell
Chief Financial Officer

EX-31.0

Section 302 Certification

Section 302 Certification

I, Charles B. Lang, President (Principal Executive Officer) of Tri-State 1st Banc, Inc., certify that:

1.	I have reviewed this annual report on Form 10-KSB of Tri-State 1st Banc, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) [intentionally omitted]

(c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date:	/s/ Charles B. Lang
March 26, 2007	Charles B. Lang
President
(Principal Executive Officer)

EX-31.1

Section 302 Certification

Section 302 Certification

I, Stephen Beadnell, Chief Financial Officer of Tri-State 1st Banc, Inc., certify that:

1.	I have reviewed this annual report on Form 10-KSB of Tri-State 1st Banc, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) [intentionally omitted]

(c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date:	/s/ Stephen Beadnell
March 26, 2007	Stephen Beadnell
Chief Financial Officer

EX-32.0

Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the annual report of Tri-State 1st Banc, Inc. on Form 10-KSB for the period ended December 31, 2005 as filed with the Securities and Exchange Commission on the date hereof I, Charles B. Lang, President and Chief Executive Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The report fully complies with the requirements of sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the company.

Tri-State 1st Banc, Inc.
(Registrant)

Date:	/s/ Charles B. Lang
March 26, 2007	Charles B. Lang
President
(Principal Executive officer)

In connection with the annual report of Tri-State 1st Banc, Inc. on Form 10-KSB for the period ended December 31, 2005 as filed with the Securities and Exchange Commission on the date hereof I, Kevin Anglemyer Chief Financial Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The report fully complies with the requirements of sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the company.

Tri-State 1st Banc, Inc.
(Registrant)

Date:	/s/ Stephen Beadnell
March 26, 2007	Stephen Beadnell
Chief Financial Officer

APPENDIX G

Tri-State 1st Banc, Inc. Quarterly Report on form 10-Q for the Quarter Ended September 30, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-QSB

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2007

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 000-32489

TRI-STATE 1ST BANC, INC.

(Exact name of small business issuer as specified in its charter)

OHIO	34-1824708
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(Address of principal executive offices)

(330) 385-9200

(Issuer’s telephone number)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days.    Yes  ☒    No  ☐

Indicate by checkmark whether the registrant is a shell company (as defined in rule 12b-2 of the Exchange Act)    Yes  ☐    No  ☒

As of November 10, 2007 there were 855,585 shares outstanding of the issuer’s class of common stock.

Transitional small business disclosure format:    Yes  ☐     No  ☒

TRI-STATE 1ST BANC, INC.

2

TRI-STATE 1ST BANC, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and due from banks	$5,201	$5,410
Interest-bearing deposits with other banks	33	92

Cash and cash equivalents	5,234	5,502
Investment securities available for sale	25,631	24,023
Investment securities held to maturity (fair value of $5,473 and $ 8,151)	5,504	8,235
Loans	59,524	52,050
Less allowance for loan losses	626	580

Net Loans	58,898	51,470

Premises and equipment	3,980	3,529
Bank-owned life insurance	2,494	2,426
Goodwill	887	887
Accrued interest and other assets	1,689	1,735

TOTAL ASSETS	$104,317	$97,807

LIABILITIES
Deposits:
Noninterest-bearing demand	$11,613	$14,508
Interest-bearing demand	10,292	10,463
Money market	6,340	6,075
Savings	20,652	17,542
Time	29,449	25,475

Total deposits	78,346	74,063
Short-term borrowings	13,310	11,277
Other borrowings	3,093	3,093
Accrued interest and other liabilities	577	317

TOTAL LIABILITIES	95,326	88,750

STOCKHOLDERS’ EQUITY
Common stock, no par value; 3,000,000 shares authorized; 915,764 issued	8,195	8,195
Retained earnings	2,053	1,978
Treasury stock, at cost (60,179 and 45,957 shares)	(1,070)	(837)
Accumulated other comprehensive loss	(187)	(279)

TOTAL STOCKHOLDERS’ EQUITY	8,991	9,057

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$104,317	$97,807

See accompanying notes to the unaudited consolidated financial statements.

3

TRI-STATE 1ST BANC, INC.

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended September 30,
	2007	2006
	(In thousands except per share data)
INTEREST INCOME
Interest and fees on loans	$1,141	$977
Interest-bearing deposits with other banks	1	1
Federal funds sold	3	17
Investment securities:
Taxable	316	327
Exempt from federal income tax	40	28

Total interest income	1,501	1,350

INTEREST EXPENSE
Deposits	553	444
Short-term borrowings	91	80
Other borrowings	57	7

Total interest expense	701	531

NET INTEREST INCOME	800	819

Provision for loan losses	50	46

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	750	773

NONINTEREST INCOME
Service fees on deposit accounts	313	269
Earnings on bank-owned life insurance	23	22
Investment management fees	145	118
Other	161	112

Total noninterest income	642	521

NONINTEREST EXPENSE
Salaries and employee benefits	628	633
Occupancy	108	114
Furniture and equipment	95	89
Other	406	357

Total noninterest expense	1,237	1,193

INCOME BEFORE INCOME TAXES	155	101
Income taxes	33	12

NET INCOME	$122	$89

EARNINGS PER SHARE
Basic	$0.14	$0.10
Diluted	0.14	0.10

Dividends Per Share	$0.10	$0.10

See accompanying notes to the unaudited consolidated financial statements

4

TRI-STATE 1ST BANC, INC.

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
	(In thousands except per share data)
INTEREST INCOME
Interest and fees on loans	$3,215	$2,813
Interest-bearing deposits with other banks	2	2
Federal funds sold	15	50
Investment securities:
Taxable	969	989
Exempt from federal income tax	114	87

Total interest income	4,315	3,941

INTEREST EXPENSE
Deposits	1,579	1,135
Short-term borrowings	194	204
Other borrowings	172	7

Total interest expense	1,945	1,346

NET INTEREST INCOME	2,370	2,595

Provision for loan losses	143	138

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,227	2,457

NONINTEREST INCOME
Service fees on deposit accounts	809	754
Earnings on bank-owned life insurance	68	63
Investment management fees	455	367
Other	431	341

Total noninterest income	1,763	1,525

NONINTEREST EXPENSE
Salaries and employee benefits	1,931	1,866
Occupancy	324	352
Furniture and equipment	258	274
Other	1,063	1,131

Total noninterest expense	3,576	3,623

INCOME BEFORE INCOME TAXES	414	359
Income taxes	78	59

NET INCOME	$336	$300

EARNINGS PER SHARE
Basic	$0.39	$0.35
Diluted	0.39	0.35

Dividends Per Share	$0.30	$0.30

See accompanying notes to the unaudited consolidated financial statements.

5

TRI-STATE 1ST BANC, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands)
Net Income	$122	$89	$336	$300

Other comprehensive income:
Unrealized gains on available for sale securities	208	403	140	101
Income tax expense	(71)	(137)	(48)	(35)

Other comprehensive income	137	266	92	66

Total comprehensive income	$259	$355	$428	$366

See accompanying notes to the unaudited consolidated financial statements.

6

TRI-STATE 1ST BANC, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Stock	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	(In thousands)
Balance, December 31, 2006	$8,195	$1,978	$(837)	$(279)	$9,057

Comprehensive Income:
Net income		336			336
Net unrealized gain on securities, net of tax of $ 47				92	92

Total comprehensive income					428
Purchase of treasury stock (14,222 shares)		(233)			(233)
Dividends declared at $0.30 per share		(261)			(261)

Balance, September 30, 2007	$8,195	$2,053	$(1,070)	$(187)	$8,991

See accompanying notes to the unaudited consolidated financial statements.

7

TRI-STATE 1ST BANC, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
	(In thousands)
OPERATING ACTIVITIES
Net income	$336	$300
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	143	138
Depreciation, amortization, and accretion, net	135	303
Loss (gain) on sale of real estate owned	(24)	7
Earnings on bank-owned life insurance	(68)	(63)
Decrease (increase) in accrued interest receivable	(62)	42
Increase in accrued interest payable	29	59
Other, net	261	149

Net cash provided by operating activities	750	935

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from maturities and repayments	2,418	1,678
Purchases	(3,907)	—
Investment securities held to maturity:
Proceeds from maturities and repayments	2,729	491
Net increase in loans	(1,674)	(3,074)
Purchases of Loans	(5,937)	(4,527)
Proceeds for the sale of credit card portfolio	—	482
Purchases of premises and equipment	(538)	69
Proceeds from sale of real estate owned	69	(150)

Net cash used for investing activities	(6,840)	(5,031)

FINANCING ACTIVITIES
Net increase in deposits	4,282	2,009
Increase in short-term borrowings	2,034	1,404
Proceeds from other borrowings	—	3,000
Treasury shares purchased	(233)	(151)
Cash dividends paid	(261)	(259)

Net cash provided by financing activities	5,822	6,003

Increase (decrease) in cash and cash equivalents	(268)	1,907
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,502	7,650

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,234	$9,557

See accompanying notes to the unaudited consolidated financial statements.

8

TRI-STATE 1ST BANC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of Tri-State 1st Banc, Inc., (the “Company”), includes its wholly-owned subsidiaries, 1st National Community Bank, (the “Bank”), Gateminder Corporation, (“Gateminder”) and MDH Investment Management, Inc. (“MDH”). All significant intercompany balances and transactions have been eliminated.

Nature of Operations

Tri-State 1st Banc, Inc. is the parent Company of 1st National Community Bank, Gateminder Corporation and MDH Investment Management, Inc. The Company was formed as an Ohio corporation and owns and controls all of the capital stock of the Bank, a national banking association and Gateminder Corporation, an Ohio corporation. The Company is a bank holding company engaging in bank related activities. The Company’s primary regulator is the Board of Governors of the Federal Reserve System.

The Bank was chartered as a national Banking association and is headquartered near East Liverpool, Ohio. The primary regulator of the Bank is the Comptroller of the Currency. Business is conducted through six full-service offices and one limited-service office located throughout the tri-state area of Columbiana County, Ohio; Hancock County, West Virginia and Beaver County, Pennsylvania. The Bank operates as a full service community Bank, offering a variety of financial services to meet the needs of its customers. Services include: accepting demand and time deposits from the general public and together with borrowings and other funds, using the proceeds to originate secured and unsecured commercial and consumer loans and provide construction and mortgage loans, as well as home equity and personal lines of credit. In addition, funds are also used to purchase investment securities. The Bank’s deposits are insured to the legal maximum amount by the Federal Deposit Insurance Corporation.

Gateminder Corporation was incorporated under the laws of the state of Ohio as a wholly owned non-bank subsidiary of the Company. Headquartered in East Liverpool, Ohio, Gateminder was established by the Company to provide non-bank activities for Automated Teller Machines (“ATM”). The non-bank subsidiary sells ATM machines to businesses, merchants and financial institutions that operate ATMs at their place of business and provides the means for processing the ATM transactions that are generated at the merchants’ or financial institutions’ ATM Machine.

MDH Investment Management, Inc. was incorporated in 2004 under the laws of the state of Ohio as a wholly owned non-bank subsidiary of the Company. MDH is headquartered in East Liverpool, Ohio and provides investment management advisory services to over 100 clients in fourteen states.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with instructions to Form 10-QSB and, therefore, do not necessarily include all information which would be included in audited financial statements. The information furnished reflects all normal recurring adjustments which are, in the opinion of management, necessary for the fair statement of the results of the period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

Recent Accounting Pronouncements

In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards

9

require or permit assets or liabilities to be measured at fair value. The Standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which provides all entities with an option to report selected financial assets and liabilities at fair value. The objective of the FAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. FAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided the entity also elects to apply the provisions of FAS No. 157, Fair Value Measurements. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. In addition, FIN No. 48 requires expanded disclosure with respect to the uncertainty in income taxes and is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 (“EITF 06-4”), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the Issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact the adoption of the EITF will have on the Company’s results of operations or financial condition.

In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5(“EITF 06-5”), Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations or financial condition.

In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10 (“EITF 06-10”), Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements. EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact the adoption of the EITF will have on the Company’s results of operations or financial condition.

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In June 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-11 (“EITF 06-11”), Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to share-based payment arrangements with dividend protection features that entitle employees to receive (a) dividends on equity-classified nonvested shares, (b) dividend equivalents on equity-classified nonvested share units, or (c) payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under FAS No. 123R, Share-Based Payment, and result in an income tax deduction for the employer. A consensus was reached that a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity-classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase in additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Supplemental Disclosure of Cash Flow Information

	Nine Months Ended September 30,
	2007	2006
	(In Thousands)
Cash paid during the period for:
Interest	$1,916	1,287
Income taxes	—	115

Stock Options

The Company accounts for stock based compensation in accordance with Financial Accounting Standard (FAS) No. 123R. FAS 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statement (with limited exceptions). The amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost is recognized over the period that an employee provides service in exchange for the award. The Company did not have any non-vested stock options outstanding during the periods ended September 30, 2007 and September 30, 2006. There were no options issued during the three and nine months ended September 30, 2007 and September 30, 2006.

Forward Looking Statements

The Private Securities Litigation Act of 1995 contains safe harbor provisions regarding forward looking statements. When used in this discussion, the words “believes,” “anticipates,” “contemplates,” “expects,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, the ability to control costs and expenses, and general economic conditions. The Company undertakes no obligations to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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NOTE 2	EARNINGS PER SHARE

There were no convertible securities which would effect the numerator in calculating basic and diluted earnings per share: therefore, net income as presented on the consolidated statement of income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Weighted-average common shares	915,764	915,764	915,764	915,764
Average treasury stock shares	(60,179)	(59,464)	(53,674)	(57,656)

Weighted-average common shares used to calculate basic earnings per share	855,585	856,300	861,090	858,198
Common stock equivalents (stock options) used to calculate diluted earnings per share	—	55	—	65

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	855,585	856,355	860,090	858,263

Options to purchase 49,787 shares of common stock at prices from $18.40 to $20.36 were outstanding during the three and nine month periods of 2007, options to purchase 49,722 shares of common stock at prices from $18.75 to $20.36 were outstanding during the nine month period of 2006 and options to purchase 49,722 at prices from $18.75 to $20.36 were outstanding during the three month period of 2006 were outstanding, but were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Summary of Financial Condition

The consolidated assets of Tri-State 1st Banc, Inc. were $104,317,000 at September 30, 2007, an increase of $6,510,000 or 6.7% over total assets at December 31, 2006. Total deposits increased by $4,283,000 while short-term borrowings increased by $2,033,000. For the year to date total loans increased $7,474,000 or 14.4% while investments decreased $1,123,000 or 3.5%. Cash and due from banks also decreased by $209,000 or 3.9%.

Federal Funds Sold

At September 30, 2007 and December 31, 2006, the Company had no federal funds sold. Federal funds sold on an average basis for the period were $ 213,000 compared to $1,406,000 for the same prior year period. The Company generally attempts to average between $1 million and $3 million in federal funds sold. However, this range may shift as deposits increase or as cash liquidity needs change.

Investment Securities

The investment securities available for sale portfolio was $25,631,000 at September 30, 2007 compared to $24,023,000 at December 31, 2006, an increase of $1,608,000 for the period. Purchases totaled $3,907,000 for the period while calls, maturities and regular pay-downs totaled $2,418,000. The market value of the portfolio increased during the period by $119,000 mainly as a result of a decrease in interest rates during this same time.

Investment securities held to maturity at September 30, 2007 were $5,504,000, a decrease of $2,731,000 from December 31, 2006. The decrease for the period was a result of paydowns, maturities and amortization.

Loans

Loans receivable at September 30, 2007 were $59,524,000 up $7,474,000 or 14.4% from year-end. Overall loan demand has steadied with most of the increase due to consumer loan purchases of $5,937,000 and an increase in commercial loans which went from $15,800,000 at the end of the year to $19,949,000 on September 30, 2007. This was an increase of $4,149,000 or 26.3% due to the success of our officer calling program in establishing relationships with local businesses.

The following table illustrates the loan composition at September 30, 2007 and December 31, 2006.

	September 30, 2007	December 31, 2006
	(In thousands)
Commercial	$19,949	$15,800
Real estate mortgages:
Construction	416	487
Residential	20,595	21,301
Commercial	3,189	3,914
Consumer	15,375	10,548

	59,524	52,050
Less allowance for loan losses	626	580

Net loans	$58,898	$51,470

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Allowance for Loan Losses

The Company’s allowance for loan losses was $626,000 at September 30, 2007 compared to $580,000 at December 31, 2006. This represents a $46,000 increase from December 31, 2006. During the 2007 period, the loan loss provision charged to operations totaled $143,000 while net charge-offs totaled $97,000. This compares to a $138,000 loan loss provision and net charge-offs of $99,000 in the same prior year period.

The following table illustrates the activity in the allowance for loan losses:

	Nine Months Ended September 30,
	2007	2006
	(In thousands)
Balance, beginning of period	$580	$532
Charge-offs:
Real estate loans	45	40
Installment loans	132	113
Commercial loans	—	2

Total charge-offs	177	155

Recoveries:
Real estate loans	—	—
Installment loans	80	56
Commercial loans	—	—

Total recoveries	80	56

Net charge-offs	97	99

Provision charged to operations	143	138

Balance, end of period	$626	$571

The Company believes that the allowance for loan losses at September 30, 2007 of $626,000 is adequate to cover probable losses inherent in the portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at September 30, 2007.

Non-Performing Assets

Total non-performing assets at September 30, 2007 were $2,617,000 compared to $2,677,000 at December 31, 2006, amounting to a $60,000 decrease for the period.

Impaired loans at September 30, 2007 totaled $2,105,000 down from December 31, 2006 by $35,000 or 1.6%. For both periods presented, included in the balances is a large loan totaling $634,000. The loan is collateralized by two separate commercial real-estate properties as well as the business assets of the borrower. The loan has been restructured from its original terms to help facilitate the borrower’s cash flow and at the present time both loans are being closely monitored. Another large credit of $852,000 is also included in the impaired loan amount, the loan is 75% guaranteed by the SBA and is secured by a commercial property.

Total non-accrual loans at September 30, 2007 were $306,000 compared to $392,000 at December 31, 2006. Total loans past due 90 days or more and still accruing increased from $115,000 at December 31, 2006 to $206,000 at September 30, 2007. Most of this increase occurred in loans with a first-lien position on residential properties.

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The following presents the non-performing assets at September 30, 2007, and December 31, 2006.

	September 30, 2007	December 31, 2006
	(In thousands)
Non-accrual loans (exclusive of impaired loans)	$306	$392
Loans past due 90 days or more and still accruing	206	115
Impaired loans	2,105	2,140

Total non-performing loans	2,617	2,648
Other real estate owned	—	29

Total non-performing assets	$2,617	$2,677

Non-performing loans as a percentage of total loans	4.40%	5.09%
Non-performing assets as a percentage of total assets	2.51%	2.74%
Allowance for loan losses as a percentage of non-performing assets	23.9%	21.7%

Deposits

Deposits are generally the Company’s primary source for funding its earning assets. The Company offers a wide variety of products designed to attract new customers and retain existing customers while attempting to maintain a cost effective funding source. Total deposits increased for the period by $4,283,000 or 5.8% from year-end 2006. Much of the increase occurred in time deposit accounts which increased by $3,974,000 or 15.6% and savings increased by $3,110,000 or 17.7%, respectively. A large portion of the savings increase is attributable to the Banks’ Treasury Index savings account that moves in conjunction with the 90 day t-bill. The time deposits increase was helped by a promotion in June to celebrate the bank’s 20th anniversary. Time deposit accounts increased by $3,974,000 or 15.6% for the period. Money Market accounts also increased 4.4% or $265,000 and demand deposits accounts decreased by $2,895,000 or 20.0%.

Borrowings

From time to time the Company uses various funding sources other than deposits to provide the funds necessary for the loan and investment securities portfolios. These other funding sources may include federal funds purchased, securities sold under repurchase agreements and advances with the Federal Home Loan Bank of Cincinnati “FHLB”. These sources of funds are also a key funding source when deposit growth is not sufficient to support the earning assets growth.

At September 30, 2007, short-term borrowings consisted of securities sold under repurchase agreements (“Repo’s”) and Federal Home Loan Bank advances. The Repo’s are agreements with customers of the Bank that are collateralized by various bank-owned investment securities. For the period, these borrowings increased by $2,033,000 mainly as a result of short term borrowings from the Federal Home Loan Bank.

Other borrowings consist of a trust preferred issuance that the Company made in September of 2006 in the amount of $3,093,000. The rate is currently 7.03% and the rate floats with LIBOR.

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RESULTS OF OPERATIONS

COMPARISON OF THE RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2007 AND 2006

Summary of Earnings

Net income for the first nine months of 2007 was $336,000, a increase of $36,000 or 12.0% over the same prior year period. Diluted earnings per share for the period were $0.39 compared to $0.35 in the prior year period, representing an increase of $0.04 or 11.4%. During the first nine months, total interest income increased as well as in noninterest income along with a decrease in noninterest expense which was offset by an increase in interest expense.

Interest Income

Interest income on loans increased by $402,000 or 14.3% for the nine months ended September 30, 2007 compared to the same prior year period. Average loans for the period increased by $8,536,000 or 17.8% with the yield earned on these loans decreasing by 25 basis points for the first nine months of 2007.

Interest income on federal funds sold decreased by $35,000 or 70.0% during the first quarter of 2007 when compared to the same prior year period. The average balance of federal funds for the quarter decreased by $982,000 or 69.7% while the yield earned increased by 6 basis points.

Interest income earned on investment securities increased by $7,000 or 0.7% during the first nine months of 2007 when compared to the same prior year period. This increase was a result of a $1,755,000 or 5.0% decrease in the average balance outstanding offset by a 18 basis point increase in the yield earned.

Interest Expense

Interest expense on deposits increased $444,000 or 39.1% during the nine months ended September 30, 2007 when compared to the same prior year period. This increase was a result of an 56 basis point increase on the rate paid on these funds and a $5,541,000 or 9.32% increase in the average balance outstanding.

Interest expense on borrowings increased $155,000 or 73.5% during the first nine months of 2007. This increase was due to an increase in the average balance outstanding, which increased by $3,425,000 or 30.02% as well as an increase of 151 basis points in the cost of these funds. The majority of this increase was due to the Trust Preferred Issuance.

Net Interest Income

Net interest income is the amount that interest income generated by earning assets, including securities and loans, exceeds interest expense associated with interest-bearing liabilities, including deposits and borrowed funds. Net interest income for the first nine months of 2007 totaled $2,370,000, a decrease of $225,000, from the same prior year period. The decrease in net interest income was attributable to an increase in interest expense greater than the increase in interest income. A primary cause of this is the yield curve which has increased short-term deposits rates and just recently began to drop and left longer term loan rates at similar rates to last year.

Provision and Allowance for Loan Losses

The provision for loan losses charged to operations in the first nine months of 2007 was $143,000. This compares to $138,000 charged in the 2006 period. The amount of the provision is determined by the Company’s loan committee and is approved by the Board of Directors. In determining the amount of the provision the committee considers such factors as; credit risks inherent in the loan portfolio, asset quality and economic conditions.

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Noninterest Income

Total noninterest income increased $238,000 or 15.6% in the first nine months of 2007 compared to the same prior year period. Service fees on deposit accounts increased by $55,000 or 7.3% and was a result of increases in the NSF fees on customers deposit accounts. Investment management advisory fees earned by MDH, the Company’s subsidiary were up for the nine months showing an increase of $88,000 or 24.0%. The remaining increase is primarily attributable to the sale of an REO property accounting for most of the increase of 26.3% in other noninterest income.

Noninterest Expense

Total salary and employee benefits increased $65,000 or 3.5% in the first nine months of 2007. Salaries and wages increased as a result of the additional staffing at MDH related to expansion of the business as well as increases associated with normal merit increases for existing employees and increases in employee related benefits, particularly health insurance costs which continue to rise.

Total noninterest expenses have decreased during the first nine months of 2007. Occupancy expense was down $28,000 or 8.0% compared to the same period in 2006, furniture and equipment shows a decrease of 5.8% or $16,000 as well. This is primarily a result of managements plan to control expenses. Beginning in mid 2006 management began and implemented a plan of expense control. This is also reflected in other operating expense which decreased $69,000 or 6.1% this decrease is mainly composed of reductions in REO expense equipment rental, repairs and service as well as a general commitment to reducing all expenditures.

Income Tax Expense

The provision for income tax decreased in the 2007 period by $19,000 or 32.2% as a result of a more taxable income due to the increase in earnings.

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COMPARISON OF THE RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2007 AND 2006

Summary of Earnings

Net income for the second quarter of 2007 was $122,000, an increase of $33,000 or 37.1% over the same prior year period. Diluted earnings per share for the period was $0.14 compared to $0.10 in the prior year period, representing an increase of $0.04 or 40.0%. During the quarter, total interest income increased as well as in noninterest income along with a decrease in noninterest expense which was offset by an increase in interest expense.

Interest Income

Interest income on loans increased by $164,000 or 16.8% for the three months ended September 30, 2007 compared to the same prior year period. Average loans for the period increased by $8,823,000 or 17.4% with the yield earned on these loans decreasing by 7 basis points for the quarter.

Interest income on federal funds sold decreased by $14,000 or 82.3% during the third quarter of 2007 when compared to the same prior year period. The average balance of federal funds for the quarter decreased by $1,193,000 or 84.9% while the yield earned decreased by 21 basis points.

Interest income earned on investment securities increased by $1,000 or 0.3% during the third quarter of 2007 when compared to the same prior year period. This increase was a result of a $1,976,000 or 5.7% decrease in the average balance outstanding offset by a 16 basis point increase in the yield earned.

Interest Expense

Interest expense on deposits increased $109,000 or 24.5% during the three months ended September 30, 2007 when compared to the same prior year period. This increase was a result of a 29 basis point increase on the rate paid on these funds and a $5,229,000 or 8.6% increase in the average balance outstanding.

Interest expense on borrowings increased $61,000 or 70.1% during the third quarter of 2007. This increase was due to an increase in the average balance outstanding, which increased by $5,853,000 or 54.35% as well as an increase of 108 basis points in the cost of these funds. The majority of this increase was due to the Trust Preferred Issuance replacing lower cost borrowings and the addition of several larger commercial repo accounts.

Net Interest Income

Net interest income is the amount that interest income generated by earning assets, including securities and loans, exceeds interest expense associated with interest-bearing liabilities, including deposits and borrowed funds. Net interest income for the third quarter of 2007 totaled $800,000, a decrease of $19,000 or 2.3%, from the same prior year period. The decrease in net interest income was attributable to an increase in interest expense greater than the increase in interest income. A primary cause of this is the yield curve which has had higher short-term rates compared to longer term rates on a historical basis for most of the period.

Provision and Allowance for Loan Losses

The provision for loan losses charged to operations in the third quarter of 2007 was $50,000. This compares to $46,000 charged in the 2006 period. The amount of the provision is determined by the Company’s loan committee and is approved by the Board of Directors. In determining the amount of the provision the committee considers such factors as; credit risks inherent in the loan portfolio, asset quality and economic conditions.

Noninterest Income

Total noninterest income increased $121,000 or 23.2% in the third quarter of 2007 compared to the same prior year period. Service fees on deposit accounts increased by $44,000 or 16.3% and was a result more usage of

18

the fee generating services compared to the prior period. Investment management advisory fees earned by MDH, the Company’s subsidiary were up for the quarter showing an increase of $27,000 or 22.9%. The remaining increase is primarily attributable the sale of ATMs by Gateminder for the increase of $48,000 or 42.5% in other noninterest income.

Noninterest Expense

Total salary and employee benefits decreased $5,000 or 0.8% in the third quarter of 2007. Salaries and wages decreased as a result of more efficient scheduling at the bank level offset by the normal merit increases for existing employees and, increases in employee related benefits, particularly health insurance costs which continue to rise.

Total occupancy expenses have decreased during the quarter as well. Occupancy expense were down $6,000 or 5.3% compared to 2006, furniture and equipment shows an increase of 6.74% or $6,000 which is the result of normal price increases. Other noninterest expenses increased $50,000 or 14.0% for the quarter this increase is mainly composed of the cost of the ATMs that Gateminder has sold.

Income Tax Expense

The provision for income tax increased in the 2007 period by $21,000 or 175.0% as a result of a increase in taxable income.

Liquidity

The liquidity of a Banking institution reflects its ability to provide funds to meet loan requests, to accommodate the possible outflows of deposits and to take advantage of interest rate market opportunities. It requires continuous analysis by management in order to match the maturities of short-term loans and investments with the various types of deposits and borrowings. Bank liquidity is normally considered in terms of the nature and the mix of the Bank’s sources and uses of funds.

The Bank’s primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities and interest payments and maturities on investment securities. While scheduled principal repayments on loans and mortgage-backed securities and interest payments on investment securities are a relatively predictable source of funds, deposit outflows and mortgage-backed prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

Management is not aware of any known trends, events or uncertainties that would have a material effect on the liquidity, capital resources or operations of the Company. Management is not aware of any current recommendations by the regulatory authorities, which, if implemented, would have a material effect on the liquidity, capital resources or operations of the Company.

Capital Requirements

Federal regulations require the Company to maintain minimum amounts of capital. Specifically, the Company and the Bank are required to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average total assets. Management believes, as of September 30, 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” respectively, it would become subject to a series of increasingly restrictive regulatory actions.

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As of September 30, 2007 and December 31, 2006, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent respectively.

The following table sets forth the Holding Company’s capital and minimum requirements:

	September 30, 2007		December 31, 2006
	Amount	Ratio	Amount	Ratio
	(In Thousands)
Total Capital
(to Risk-weighted Assets)
Actual	$11,908	18.26%	$11,979	21.10%
For Capital Adequacy Purposes	5,218	8.00	4,541	8.00
To Be Well Capitalized	6,522	10.00	5,676	10.00

Tier 1 Capital
(To Risk-weighted Assets)
Actual	$11,267	17.27%	$11,384	20.06%
For Capital Adequacy Purposes	2,609	4.00	2,270	4.00
To Be Well Capitalized	3,913	6.00	3,405	6.00

Tier 1 Capital
(to Average Assets)
Actual	$11,267	10.87%	$11,384	11.98%
For Capital Adequacy Purposes	4,146	4.00	3,803	4.00
To Be Well Capitalized	5,182	5.00	4,753	5.00

The capital of the Bank is set forth in the following table as of September 30, 2007

	September 30, 2007		December 31, 2006
	Amount	Ratio	Amount	Ratio
	(In Thousands)
Total Capital
(to Risk-weighted Assets)
Actual	$9,321	14.44%	$9,145	16.12%
For Capital Adequacy Purposes	5,165	8.00	4,539	8.00
To Be Well Capitalized	6,456	10.00	5,674	10.00

Tier 1 Capital
(To Risk-weighted Assets)
Actual	$8,680	13.44%	$8,551	15.07%
For Capital Adequacy Purposes	2,583	4.00	2,269	4.00
To Be Well Capitalized	3,874	6.00	3,404	6.00

Tier 1 Capital
(to Average Assets)
Actual	$8,680	8.06%	$8,551	8.90%
For Capital Adequacy Purposes	4,309	4.00	3,843	4.00
To Be Well Capitalized	5,387	5.00	4,803	5.00

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SEGMENT REPORTING

The Company operates two major businesses engaged in providing banking and investment advisory services. Banking services include community banking through seven branch offices which are located in the tristate area of East Liverpool, Ohio. Investment advisory services include investment management and financial planning to over 100 clients in fourteen states.

Total business segment financial results differ from total consolidated results. The impact of these differences is reflected in the “Intercompany Eliminations” and “Other” categories. “Intercompany Eliminations” reflects activities conducted among our businesses that are eliminated in the consolidated results. “Other” includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as Gateminder.

Business Segment Products and Services

Community Banking Products and Services

The Bank operates as a full service community Bank, offering a variety of financial services to meet the needs of its customers. Services include: accepting demand and time deposits from the general public and together with borrowings and other funds, using the proceeds to originate secured and unsecured commercial and consumer loans and provide construction and mortgage loans, as well as home equity and personal lines of credit. In addition, funds are also used to purchase investment securities. The Bank’s deposits are insured to the legal maximum amount by the Federal Deposit Insurance Corporation.

MDH Investment Management, Inc.

MDH Investment Management, Inc. was incorporated in 2004 under the laws of the state of Ohio as a wholly owned non-bank subsidiary of the Company. MDH is headquartered in East Liverpool, Ohio and provides investment management advisory services to both individuals and trusts in 14 states.

Other

The other segment includes the parent company and other non-bank subsidiary, which are necessary for purposes of reconciling to the consolidated amounts.

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The following tables provide financial information for these segments of the Corporation. For the 9 months ended September 30, 2007 or at September 30, 2007

	Community Banking	MDH	Other	Intercompany Eliminations	Consolidated
Interest Income	$4,315	$—	$522	$(522)	$4,315
Interest Expense	1,923	—	175	(153)	1,945
Provision for loan Losses	143	—	—	—	143
Other operating income	1,198	455	114	(4)	1,763
Other operating expense	2,733	364	155	—	3,252
Occupancy expense	305	19	5	(5)	324
Income Taxes	93	26	(41)		78
Net Income	317	46	343	(370)	336
Total Assets	103,114	1,117	12,244	(12,158)	104,317

For the 3 months ended September 30, 2007 or at September 30, 2007

	Community Banking	MDH	Other	Intercompany Eliminations	Consolidated
Interest Income	$1,501	$—	$189	$(189)	$1,501
Interest Expense	692	—	59	(50)	701
Provision for loan Losses	50	—	—	—	50
Other operating income	444	145	55	(2)	642
Other operating expense	935	123	71	—	1,129
Occupancy expense	98	10	2	(2)	108
Income Taxes	39	4	(10)	—	33
Net Income	128	8	123	(137)	122
Total Assets	103,114	1,117	12,244	(12,158)	104,317

For the nine months ended September 30, 2006 or at September 30, 2006

	Community Banking	MDH	Other	Intercompany Eliminations	Consolidated
Interest Income	$3,941	$—	$1	$(1)	$3,941
Interest Expense	1,337	—	10	(1)	1,346
Provision for loan Losses	138	—	—	—	138
Other operating income	1,054	367	109	(5)	1,525
Other operating expense	2,894	225	153	—	3,272
Occupancy expense	339	13	5	(5)	352
Income Taxes	35	44	(20)	—	59
Net Income	252	85	294	(331)	300
Total Assets	99,177	1,194	12,157	(12,375)	100,153

For the three months ended September 30, 2006 or at September 30, 2006

	Community Banking	MDH	Other	Intercompany Eliminations	Consolidated
Interest Income	$1,350	$—	$—	$—	$1,350
Interest Expense	524	—	8	(1)	531
Provision for loan Losses	46	—	—	—	46
Other operating income	383	118	22	(2)	521
Other operating expense	969	79	31	—	1,079
Occupancy expense	109	5	2	(2)	114
Income Taxes	8	11	(7)		12
Net Income	79	22	86	(98)	89
Assets	99,177	1,194	12,157	(12.375)	100,153

22

Item 3.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Based on their evaluation as of a date within 90 days of the filing date of this quarterly report on Form 10-QSB, the Company’s principal executive officer and principal financial officer have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-14c under the Securities and Exchange Act of 1934, the “Exchange Act”) are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the exchange act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commissions rules and forms.

Changes in Internal Controls

There were no significant changes in the Company’s internal controls or other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Part II—OTHER INFORMATION

Item 1.	Legal Proceedings

All pending legal proceedings are considered ordinary routine litigation incidental to Banking, to which the Company or the Bank, may be a party to or of which any of the Company’s properties are subject

Item 2.	Changes in Securities, use of proceeds and Small Business Issuer Purchases of Equity Securities

(a-e) None

Item 3.	Defaults upon senior securities

None

Item 4.	Submission of matters to a vote of security holders

None

Item 5.	Other information

None

Item 6.	Exhibits and Reports on Form 8-K

(a) Exhibits

(31.0)	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

(31.1)	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

(32.0)	Certification pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(99.0)	Independent Accountant’s Report

(b) Reports on Form 8-K

None

23

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Tri-State 1st Banc, Inc.
(Registrant)

Date: November 13, 2007	By:	/s/ CHARLES B. LANG
Charles B. Lang President and Chief Executive Officer

Date: November 13, 2007	By:	/s/ STEPHEN BEADNELL
Stephen Beadnell Chief Financial Officer

24

Exhibit 31.0

Section 302 Certification

I, Charles B. Lang, President and Chief Executive Officer of Tri-State 1st Banc, Inc., certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of Tri-State 1st Banc, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[intentionally omitted]

(c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 13, 2007	/s/ CHARLES B. LANG
Charles B. Lang President and Chief Executive Officer

Exhibit 31.1

Section 302 Certification

I, Stephen Beadnell, Chief Financial Officer of Tri-State 1st Banc, Inc., certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of Tri-State 1st Banc, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[intentionally omitted]

(c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 13, 2007	/s/ STEPHEN BEADNELL
Stephen Beadnell Chief Financial Officer

Exhibit 32.0

Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the quarterly report of Tri-State 1st Banc, Inc. on Form 10-QSB for the period ended September 30, 2007 as filed with the Securities and Exchange Commission on the date hereof I, Charles B. Lang, President and Chief Executive Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act 2002, that:

(1)	The report fully complies with the requirements of sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Tri-State 1st Banc, Inc.
(Registrant)

Date: November 13, 2007	By:	/s/ CHARLES B. LANG
Charles B. Lang President and Chief Executive Officer

In connection with the quarterly report of Tri-State 1st Banc, Inc. on Form 10-QSB for the period ended September 30, 2007 as filed with the Securities and Exchange Commission on the date hereof I, Stephen Beadnell, Chief Financial Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act 2002, that:

(3)	The report fully complies with the requirements of sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(4)	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 13, 2007	By:	/s/ STEPHEN BEADNELL
Stephen Beadnell Chief Financial Officer

Exhibit 99.0

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Tri-State 1st Banc, Inc.

We have reviewed the accompanying consolidated balance sheet of Tri-State 1st Banc, Inc. and its consolidated subsidiaries as of September 30, 2007, the related consolidated statements of income and comprehensive income for the three-month and nine-month periods ended September 30, 2007 and 2006, the consolidated statement of changes in stockholders’ equity for the nine-month period ended September 30, 2007, and the consolidated statement of cash flows for the nine-month periods ended September 30, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended (not presented herein), and in our report dated March 9, 2007, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ S.R. Snodgrass, A.C.

Wexford, PA

November 13, 2007

APPENDIX H

Excerpts From Tri-State Annual Report to Security Holders with respect to the year ended December 31, 2006

Selected Financial Data

(excerpted from page 10)

The following tables set forth certain information concerning the consolidated position and certain performance ratios of the Company at the dates indicated:

	At or for the Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands, Except Per Share Information)
Balance Sheet Data
Assets	$97,807	$93,658	$90,969	$89,372	$77,358
Investment securities	32,258	34,486	32,721	31,843	23,287
Loans	52,051	42,856	44,484	45,241	45,396
Allowance for loan losses	580	532	501	514	514
Deposits	74,063	75,613	72,306	71,379	62,135
Borrowings	14,370	8,582	8,434	8,533	5,206
Stockholders’ equity	9,057	8,812	9,338	9,263	9,611

Summary of Operations
Interest income	$5,285	$4,911	$4,556	$4,634	$4,714
Interest expense	1,929	1,345	965	1,137	1,372

Net interest income	3,356	3,566	3,591	3,497	3,342
Provision for loan losses	183	230	133	76	108

Net interest income after provision for loan losses	3,173	3,336	3,458	3,421	3,234
Other operating income	2,062	2,045	1,388	1,140	974
Other operating expense	4,832	4,661	3,871	3,732	3,387

Income before income taxes	403	720	975	829	821
Income taxes	69	131	209	128	165

Net income	$334	$589	$766	$701	$656

Per Share Data(1)
Basic earnings	$0.39	$0.68	$0.86	$0.78	$0.73
Diluted earnings	0.39	0.68	0.86	0.78	0.73
Cash dividends declared	0.40	0.40	0.38	0.28	0.23
Book value	10.41	10.11	10.59	10.36	10.52
Basic average shares outstanding	857,754	871,243	888,656	901,715	901,176
Diluted average shares outstanding	857,754	871,243	888,756	902,095	903,927

Market Information
High	$19.30	$18.91	$19.25	$20.25	$19.20
Low	16.67	17.41	18.25	16.50	16.84
At December 31	17.00	18.25	18.90	18.50	18.40

Selected Financial Ratios
Return on average assets	0.34%	0.62%	0.85%	0.80%	0.84
Return on average equity	3.81	6.50	8.26	7.46	7.19
Average equity to average assets	9.03	9.46	10.23	10.76	11.70
Equity to assets at end of period	9.26	9.41	10.27	10.36	12.42
Non-performing assets to total assets	2.74	1.70	1.23	1.57	0.30
Non-performing loans to total loans	5.14	3.72	2.52	3.01	0.51

(1)	Adjusted for a five-for-four stock split effective January 24, 2003 and a 10% stock dividend effective January 11, 2002.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(excerpted from pages 41 to 45 of Tri-State’s Annual Report to Security Holders with respect to the year ended December 31, 2006)

The following is Management’s discussion and analysis of the financial condition and results of operations of Tri-State 1st Banc, Inc. for the years ended December 31, 2006 and 2005. The discussion should be read in conjunction with the consolidated financial statements and notes thereto and the summary financial information included elsewhere in this annual report.

Business

Tri-State 1st Banc, Inc. (the “Company”) is an Ohio Corporation organized as the parent Company of 1st National Community Bank, a national banking association (the “Bank”), Gateminder Corporation (“Gateminder”) and MDH Investment Management, Inc. (“MDH”), both Ohio corporations. The Company controls all of the capital stock of the Bank, Gateminder and MDH. The Company is a bank holding company regulated by the Board of Governors of the Federal Reserve System.

The Bank, chartered as a national banking association and headquartered in East Liverpool, Ohio, conducts business through seven banking offices. Branch offices are located throughout the tri-state area of Columbiana County, Ohio; Hancock County, West Virginia; and Beaver County, Pennsylvania. The Bank’s deposits are insured to the legal maximum amount provided by the Federal Deposit Insurance Corporation.

Gateminder Corporation was incorporated under the laws of the state of Ohio as a wholly owned non-bank subsidiary of the Company. Headquartered in East Liverpool, Ohio, Gateminder provides services for Automated Teller Machines (“ATM”). The non-bank subsidiary sells ATM machines to businesses, financial institutions and merchants that operate ATMs at their place of business and provides the means for processing the ATM transactions that are generated at the merchants ATM.

MDH Investment Management, Inc. was incorporated in 2005 under the laws of the state of Ohio as a wholly owned non-bank subsidiary of the Company. MDH is headquartered in East Liverpool, Ohio and provides investment management advisory services to over 100 clients in fourteen states.

Forward-Looking Statements

Certain statements made by the Company and contained in this report that are not supported by historical facts but are forward looking statements, are subject to certain risks and uncertainties. These forward-looking statements are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.

Management Strategy

The Company’s philosophy is to provide a wide array of community-oriented financial service products designed to meet the needs of its customers. Banking services are delivered through conveniently located branch banking offices which offer customer friendly hours and a variety of loan and deposit products. In addition to full service banking, the Company offers other financial-related services through its non-bank subsidiaries by providing ATM support and operations for businesses and wealth management services through an investment advisory firm.

The lending strategy of the Bank has historically focused on the origination of real estate commercial mortgages, one-to-four family mortgage loans, working capital commercial loans in the form of credit lines and term notes, personal loans, automobile loans and home equity loans.

The Bank attempts to manage the interest rates it pays on deposits, while maintaining a stable to growing deposit base by providing convenient and quality service at competitive rates to its customers. Historically, the Bank has relied upon its customer deposit base as its primary source of funds but has from time to time borrowed funds through credit arrangements with the Federal Home Loan Bank of Cincinnati (“FHLB”), the use of repurchase agreements with its business customers and federal funds purchased.

Management of Interest Rate and Market Risk

The objective of the Company’s interest rate risk management function is to evaluate interest rate sensitivity and determine the level of risk appropriate and consistent with approved guidelines. The Company maintains an Asset/Liability Management Committee (“ALCO”), which is responsible for reviewing its asset/liability policies, securities portfolio, interest rate risk position and liquidity. The ALCO meets at least quarterly to review trends in interest rates, changes in the market value of the investment securities portfolio, the financial position of the Company, actual performance results to budgeted performance, the Company’s interest rate position as measured by changes in its net interest income, net income and economic value of equity under certain interest rate scenarios, and the projected impact of such interest rate scenarios on earnings and capital.

Market risk is the risk of losses resulting from adverse changes in market pricing and rates. The Company’s market risk is primarily its interest rate risk associated with its investing, lending, deposit, and borrowing activities. Interest rate risk arises when interest rates on assets change in a different time period or in a different proportion from that of liabilities. Management actively monitors its interest rate sensitivity position with the primary objective to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

Summary of Financial Condition

Total consolidated assets of the Company at December 31, 2006 were $97,807,000, an increase of 4.4% or $4,149,000 from year-end 2005. This increase was above the 3.0% or $2,698,000 increase experienced in the 2005 period. Total deposits in 2006 decreased compared to an increase in 20005. Deposits decreased by 2.0% or by $1,550,000 compared an increase of $3,307,000 in 2005 this was offset by an increase in the commercial sweeps accounts. Management feels that the commercial sweeps is a cheaper source of funds compared to certificates of deposit where most of the deposits decreased. At points during the year the Company made use of excess borrowing capacities with the FHLB to supplement deposits

Federal Funds Sold and Investment Securities

At year-end 2006 the company had no federal funds sold compared to 2005 when the Company had $1,550,000 in federal funds sold. On an average daily basis, federal funds sold were $1.5 million in 2006 and $3.2 million in 2005. The Company generally attempts to average between $2 and $4 million in federal funds sold, however, this range may shift as cash flows fluctuate or liquidity needs change.

Investment Securities

Investment securities available for sale were $24,023,000 at December 31, 2006. This compares to $25,455,000 at December 31, 2005, a decrease of $1,432,000 or 5.63%. Investment securities held to maturity decreased by $795,000 or 8.80% in 2006 when compared to the prior year. This change in the portfolio composition occurred because management concentrated in building the loan portfolio. To that extent purchase activity was minimal and there was not a need to sell the investments held. Total purchases for 2006 were $1,075,000 and were funded by deposits. Investment securities that were either called or matured totaled $3,442,000 compared to previous year calls and maturities of $7,523,000 and purchases of $14,692,000. For 2005, there were no sales of securities compared to a total of $4,683,000 in securities was sold at a pre-tax gain of $17,000 for 2005.

The year-end 2006 market value of the available for sale investment portfolio increased $215,000 when compared to year-end 2005. This increase was primarily due to interest rates declining during the year. In general, as interest rates rise, and increase above the rate on a fixed-rate investment security, the market value of that security declines. As a result, the Company has taken measures to help position the investment portfolio for a rising rate environment. One such measure has been to “keep-short” the maturity or life of the portfolio in an attempt to minimize possible market value declines.

Loans

Total loans for the year increased $9,195,000 or 21.5% to $52,050,527. Average loans outstanding were $48,378,000, up $5,297,000 or 12.3% for the year. The primary cause for this increase was the purchase of consumer loans of $5.5 million during the year. These loans are considered by management to be very high credit quality loans and help to offset lower local demand for loans. Overall loan demand has continued to be at a much slower pace than anticipated.

The company did implement business development plan to increase local market share on both the loan and deposit side. That program did show results in 2006 with commercial loans showing an increase of $4.3 million for the year of 2006. Despite the slow local economy residential real estate also showed a slight increase of $852,000 during the year.

Bank Owned Life Insurance

In early 2004, the Bank purchased $2,100,000 of Bank-owned life insurance (“BOLI”) from two separate insurance carriers. The insurance is carried by the Bank at the current cash surrender values of the underlying policies. The earnings received from the cash value life insurance plans, which are tax exempt, are used to offset employee benefit costs. For 2006 the cash value of these policies increased by $85,000 or 3.6%.

Deposits

Deposits are generally the Bank’s primary source for funding its earning assets. The Bank offers a wide variety of products designed to attract new customers and retain existing customers while at the same time attempting to maintain a cost-effective funding source. Deposits in total were down $1,550,000 or 2.05% when compared to total deposits at December 31, 2005. Interest-bearing demand accounts were down $698,000 or 6.3%. Money market accounts were down by $432,000 or 7.7% and savings accounts increased by $5,415,000 or 44.6%. During 2006 the company introduced a market index account tied the 13 week treasury bill this accounted for the increase in savings deposit accounts. Management feels that this account will generate funds a cheaper cost compared to funding with certificates of deposits. Total time deposits were down $5,177,000 for the year as a result of being less aggressive on higher rate jumbo certificates of deposits. Noninterest-bearing demand accounts increased by $1,522,000. In 2006, the Company introduced “One-to-One Banking” a program designed to improve customer service and generate more deposits from our current customer base.

Borrowings

The Company may from time to time use various funding sources other than deposits to provide the funds necessary for the loan and investment securities portfolios. Alternative funding sources may include securities sold under repurchase agreements and advances with the FHLB. Securities that are sold under repurchase agreements are funding agreements with customers of the Bank that are collateralized by various Bank owned investment securities.

At December 31, 2006 total borrowings from the FHLB equaled $3,750,000 compared to $2,600,000 at year-end 2005. The 2006 consisted of short term borrowings. The borrowings are a result of a strategy to temporarily fund growth until deposit growth can pay the off or securities mature to provide the funds to payoff the loans.

Securities sold under repurchase agreements totaled $6,077,000 for year-end 2005 compared to $5,982,000 in 2005 an increase of $95,000 of 1.6 for the year.

Summary of Earnings

The Company’s 2006 net income was $334,000, a decrease of $255,000, or 43.3%, from 2005’s net income of $589,000. On a per share basis, net income decreased by 42.7% to $0.39 per basic and diluted share compared to 2005’s net income per share of $0.68 for basic and diluted shares, respectively. The decrease in net income for the year was primarily a result of a decrease in net interest income and an increase in other operating expenses somewhat offset by an increase in other operating income.

Interest Income

Interest income on loans decreased $499,000 or 15.2% during 2006 when compared to 2005. This decrease was a result of a 33 basis point increase on the yield earned for total loans offset and an increase of $5,297,000 or 12.3% in the average loan balance outstanding.

Interest income on federal funds sold decreased $ 28,000 or 55.9% during 2006 when compared to 2005 due to a decrease of 55.9% or $1,834,000 in the average balance outstanding and a 184 basis point increase in the yield earned.

Interest income earned on investment securities decreased in 2006 by $98,000 or 6.4% from 2005. This increase was a result of an 28 basis point increase in the yield earned and by a decrease of $6,509,000 or 15.5% in the average balance.

Interest Expense

Interest expense on deposits for 2006 increased $440,000 or 38.6% when compared to 2005. This increase was a result of a 81 basis point increase on the rate paid on deposits for the year offset by a $2,515,000 or 4.1% decrease in the average interest-bearing deposits outstanding.

Interest expense on borrowings increased $145,000 or 46.9% in 2006 when compared to 2005 and was due to an increase of 121 basis points on the rate paid on these funds and a $1,017,000 or 10.0% increase in the average balance of borrowed funds outstanding.

Provision and Allowance for Loan Losses

For 2006, the provision for loan losses was $183,000, compared to $230,000 charged in 2005. This represents a $47,000 or 72.7% increase for the year. The amount of the provision for loan losses charged to operations is determined by the Company’s loan committee and approved by the Board of Directors. In determining the amount of the provision, the committee considers such factors as credit risks inherent in the loan portfolio, asset quality, economic conditions, portfolio trends and the amount of charge-offs. The decrease in charge offs of $55,000 is a result of a more focused effort in managing the portfolio. Recoveries also increased $9,000 and the company continues to aggressively pursue charged off loans in an effort to mitigate losses. The company continues to monitor the portfolio and the reserve account based on historical factors as well as general economic conditions. Each quarter these factors are evaluated and the provision is adjusted accordingly.

The Company believes that the allowance for loan losses at December 31, 2006 of $580,000 is adequate to cover probable losses in the portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2006.

Other Operating Income

Total noninterest income increased $17,000 or 0.8% for 2006. Service fees on deposit accounts increased by 78,000 or 7.1% as a result of fees collected from “Bounce Protection” an overdraft privilege service provided to customers of the Bank decreasing.

Other noninterest income also increased from new revenues from investment advisory fees generated by MDH. The amounts of the fees for 2006 were $513,000 compared to $487,000 in 2007. MDH is currently meeting expectations and investment fees are consistent with the projections. Gateminder Corporation began to generate more income from service call on ATMs and their revenue increased from 99,000 in 2005 to 134,000 in 2006 which represents an increase of 35.3%

There were no investment securities gains for 2006 compared to $17,000 in 2005 from the sale of $ 582,000 in investment securities in 2005.

Other Operating Expense

Total salary and employee benefits increased $71,000 or 3.0% in 2006. The primary reason for this was ordinary cost of living increases as well as merit increases. Occupancy costs increased $25,000 or 5.6% in 2006 from 2005 due to increases in utility and repair costs. Other expenses increased $76,000 or 5.2%, in 2006 mainly as a result of increase cost incurred by Gateminder in expansion of the service area of the company.

Income Tax Expense

The provision for income tax was $69,000 in 2006 compared to $131,000 in 2005. This represents a decrease of $62,000 or 43.3% and is due mostly to a decrease in taxable income. The effective tax rate for the company for 2005 is 20.66% that compares to 18.2% for the year 2005.

Capital Resources

Total consolidated stockholders’ equity increased $245,000 or 2.8% when compared to December 31, 2006. For the year, net treasury shares reissued totaled $126,000, which is a increase to capital, and accumulated comprehensive income increased by $129,000, along with net income of $334,000, less cash dividends declared of $344,000.

Liquidity

The liquidity of a Banking institution reflects its ability to provide funds to meet loan requests, to accommodate the possible outflows of deposits and to take advantage of interest rate market opportunities. It requires continuous analysis by management in order to match the maturities of short-term loans and investments with the various types of deposits and borrowings. Liquidity is normally considered in terms of the nature and the mix of the Bank’s sources and uses of funds.

The Bank’s primary sources of funds are deposits, borrowings, proceeds from principal and interest payments on loans and interest payments and maturities on investment securities. While scheduled principal repayments on loans and interest payments on investment securities are a relatively predictable source of funds, deposit and short-term borrowing outflows are greatly influenced by interest rates, economic conditions, competition and other factors.

Management is not aware of any known trends, events or uncertainties that would have a material effect on the liquidity, capital resources or operations of the Company. Management is not aware of any current regulatory recommendations, which, if implemented, would have a material effect on the liquidity, capital resources or operations of the Company.

Impact of Inflation and Changing Prices

The financial statements and related data have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation.

The effects of inflation on the local economy and the Company’s operating results have been relatively modest for the past several years. However, unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods or services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank’s assets and liabilities are critical to the maintenance of the acceptable performance levels.

PRELIMINARY COPIES

PROXY FOR SPECIAL MEETING OF

TRI-STATE 1ST BANC, INC.

EAST LIVERPOOL, OHIO

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned shareholder of Tri-State 1st Banc, Inc., East Liverpool, Ohio, do hereby nominate, constitute, and appoint Charles B. Lang or Keith Clutter, or any one of them (with full power of substitution for me and in my name, place and stead) to vote all the Common Stock of said Company, standing in my name on its books as of                          , 2007 (the “Record Date”), at the Special Meeting of its shareholders to be held at                     , East Liverpool, Ohio 43920, on                          , 2007 at 10:00 a.m. (local time), or any adjournment thereof with all the powers the undersigned would possess if personally present as follows:

1.	To consider and act upon a proposal to approve the Merger of Tri-State Merger Sub, Inc., a wholly owned subsidiary of Tri-State 1st Banc, Inc., with and into Tri-State 1st Banc, Inc., as contemplated by the Agreement and Plan of Merger executed by and between said parties and attached as Appendix A to the enclosed proxy statement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 1.

2.	To amend the Articles of Incorporation to authorize the issuance of 100,000 shares of Series A Preferred Stock to be used in connection with the Merger, as contemplated by the proposed Certificate of Amendment attached as Appendix D to the enclosed proxy statement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

NEITHER PROPOSAL SHALL BE APPROVED WITHOUT APPROVAL OF BOTH PROPOSALS.

THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” THE ABOVE PROPOSALS UNLESS OTHERWISE MARKED. IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT. ALL SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED.

This proxy may be revoked prior to its exercise by either written notice or personally at the meeting or by a subsequently dated proxy. This proxy revokes all prior proxies given by the undersigned.

(STOCKHOLDER SIGNATURE)	(DATE)

(STOCKHOLDER SIGNATURE)	(DATE)

Please Print Name(s)

Please Print Number of Shares as of the Record Date

(WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. ALL JOINT OWNERS MUST SIGN.)

PLEASE SIGN AND RETURN IMMEDIATELY IN THE ENCLOSED POSTPAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.